Filed pursuant to Rule 424(b)(5)
File No. 333-188423

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
8.000% Senior Notes due 2020	$200,000,000	$210,500,000	$28,713

(1)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 8, 2013)

$200,000,000

8.000% Senior Notes due 2020

We are offering $200,000,000 aggregate principal amount of 8.000% senior notes due 2020 of Northern Oil and Gas, Inc., which we refer to in this prospectus supplement as the “new notes.” On September 26, 2012, we issued $300,000,000 of our 8.000% senior notes due 2020 registered under the Securities Act of 1933, as amended, in exchange for previously issued private notes. In this prospectus supplement we refer to our 8.000% senior notes due 2020 that were issued in September 2012 as the “existing notes” and, together with the new notes, the “notes”. The new notes will be part of the same series of debt securities under our indenture as the existing notes and will have the same CUSIP number as, and be fungible with, the existing notes. Upon the issuance of the new notes, we will have an aggregate $500,000,000 in notes outstanding.

We pay interest on the notes on June 1 and December 1 of each year, with the next interest payment due on June 1, 2013. The notes will mature on June 1, 2020. We have the option to redeem all or a portion of the notes at any time on or after June 1, 2016 at the redemption prices set forth in this prospectus supplement. In addition, before June 1, 2015, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at a redemption price equal to 108.000% of the aggregate principal amount of the notes redeemed provided that at least 65% of the original principal amount of the notes remain outstanding after the redemption. We may, on any one or more occasions, redeem some or all of the notes at any time prior to June 1, 2016, at a price equal to 100% of the aggregate principal amount of the notes redeemed, plus a “make-whole” premium. See “Description of Notes—Optional Redemption.”

We currently have no subsidiaries and so initially the new notes will not be guaranteed. However, certain future subsidiaries of ours may be required to guarantee the notes on a senior unsecured basis. See “Description of Notes—Brief Description of the Notes and Future Subsidiary Guarantees.”

The notes are our senior unsecured obligations and rank equal in right of payment with all of our existing and future senior indebtedness, and senior in right of payment to any future subordinated indebtedness. The guarantees, if any, will rank equal in right of payment with all of the existing and future senior indebtedness of our subsidiary guarantors and senior in right of payment to any future subordinated indebtedness of our subsidiary guarantors. The notes and any guarantees will be effectively subordinated to any existing or future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-17.

	Per New Note	Total
Public offering price (1)	105.250%	$210,500,000
Underwriting discounts and commissions (2)	2.450%	$4,900,000
Proceeds, before expenses, to us (1)	102.800%	$205,600,000

(1)	Plus accrued interest from December 1, 2012 to the date of settlement. This accrued interest must be paid by the purchasers of the new notes offered hereby.

(2)	See “Underwriting (Conflicts of Interest)” for additional information regarding underwriter compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the net proceeds from this offering.

Delivery of the new notes will be made on or about May 13, 2013 in book-entry form through The Depository Trust Company for the account of its participants.

Joint Book-Running Managers

RBC CAPITAL MARKETS	BMO CAPITAL MARKETS	SUNTRUST ROBINSON HUMPHREY

Senior Co-Managers

CAPITAL ONE SOUTHCOAST	KEYBANC CAPITAL MARKETS	SCOTIABANK	US BANCORP

Co-Managers

BB&T CAPITAL MARKETS	BOSC, INC.	CANACCORD GENUITY	C.K. COOPER & COMPANY

GLOBAL HUNTER SECURITIES	ING	MACQUARIE CAPITAL	SANTANDER

The date of this prospectus supplement is May 8, 2013

Prospectus Supplement

You should rely only on the information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us and filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy the new notes in any jurisdiction where the offer or sale or solicitation is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates or such other date as may be specified herein or therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of new notes in two parts. The first part is this prospectus supplement, which provides you with specific information regarding the terms of this offering and certain other information. The second part is the accompanying prospectus, which provides general information. Both this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, include important information about us, the new notes being offered, and other information you should know before investing in our securities.

You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement before investing in our new notes. This prospectus supplement adds to, updates, and changes information contained in the accompanying prospectus and the information incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in these documents, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and natural gas prices; our ability to raise or access capital; general economic or industry conditions, nationally and/or in the communities in which our company conducts business; changes in the interest rate environment; legislation or regulatory requirements; conditions of the securities markets; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products and prices.

We have based any forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements in the “Risk Factors” sections of this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2012 and other sections of this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein that describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus for a more complete understanding of our business and the terms of the notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page S-    of this prospectus supplement, as well as the information appearing in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012. The estimates of our proved oil and natural gas reserves at December 31, 2012 included in this prospectus supplement are derived from the reports of Ryder Scott Company, L.P. (“Ryder Scott”), our independent petroleum engineering firm. Certain operational terms used in this prospectus supplement are defined in “Annex A: Glossary of Oil and Natural Gas Terms.”

Unless the context requires otherwise, references to “Northern Oil,” “we,” “us,” “our” and similar terms refer to Northern Oil and Gas, Inc.

Northern Oil and Gas, Inc.

Our Company

We are an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties, primarily in the Bakken and Three Forks formations within the Williston Basin in North Dakota and Montana. We believe the location, size and concentration of our acreage position in one of North America’s leading unconventional oil-resource plays will provide drilling and development opportunities that result in significant long-term value. Our primary focus is oil exploration and production through non-operated working interests in wells drilled and completed in spacing units that include our acreage. As a non-operator, we are able to diversify our investment exposure by participating in a large number of gross wells, as well as entering into more project areas by partnering with numerous experienced operating partners. In addition, because we can elect to participate on a well-by-well basis, we believe we have increased flexibility in the timing and amount of our capital expenditures because we are not burdened with various contractual development agreements or a large operating support staff. Further, we are able to avoid exploratory costs incurred by many oil and gas producers.

As of December 31, 2012, our proved reserves were 67.6 MMBoe (all of which were in the Williston Basin) as estimated by Ryder Scott, which represents 44% growth in our proved reserves compared to year end 2011. The following table provides a summary of certain information regarding our assets:

	As of March 31, 2013				As of December 31, 2012
		Productive Wells		Average Daily Production(1)	Proved Reserves		% Proved Developed
	Net Acres	Gross	Net			% Oil		PV-10(2)
				(Boe per day)	(MBoe)			(in thousands)
North Dakota	141,792	1,286	105.5	10,535	66,133	90%	44%	$1,261,408
Montana	40,031	69	10.3	579	1,461	91%	77%	25,998

Total	181,823	1,355	115.8	11,115	67,594	90%	45%	$1,287,406

(1)	Represents the average daily production over the three months ended March 31, 2013.

(2)	Calculated with respect to our proved reserves using SEC pricing of $84.92 per barrel of oil and $4.78 per Mcf of natural gas, which includes an uplift factor of 1.7 to reflect liquids and condensates (natural gas liquids are included with natural gas). The comparable NYMEX benchmark for the period was $94.71 per barrel of oil and $2.76 per Mcf of gas, translating to an average differential to benchmark prices for us of $9.79 per barrel of oil and a premium of $2.02 per Mcf of gas. PV-10 is a non-GAAP financial measure. See “— Non-GAAP Financial Measures — PV-10” for a reconciliation of PV-10 to standardized measure of discounted net cash flows.

Our average daily production in the first quarter of 2013 was approximately 11,115 Boe per day, of which approximately 90% was oil. Our first quarter 2013 average daily production increased 30% as compared to an average of 8,517 Boe per day in the first quarter of 2012. Furthermore, our total production in 2012 increased to an average of 10,274 Boe per day from an average of 5,275 Boe per day in 2011, a 95% increase. Our production growth was primarily driven by an 83% increase in net producing wells, from 57.9 as of December 31, 2011 to 106.2 as of December 31, 2012.

During 2012, we participated in the drilling and completion of 563 gross (48.3 net) wells in the Williston Basin. As of March 31, 2013, we owned working interests in 1,355 gross (115.8 net) producing wells, consisting of 1,350 gross (115.0 net) wells in the Bakken and Three Forks formations and five gross (0.8 net) wells in other formations in the Williston Basin. The following charts summarize our historical drilling activity and production growth since 2008:

Cumulative Producing Net Well Count	Average Net Daily Production

As a result of our significant historical production growth, our revenue from oil and gas sales, including the effects of realized gains (losses) from derivative contracts, increased to $296.2 million for the year ended December 31, 2012 and to $82.8 million for the three months ended March 31, 2013, representing a 103% and 38% increase, respectively, as compared to the corresponding periods in 2011 and 2012. In addition, we generated Adjusted EBITDA of approximately $225.3 million and $244.0 million for the year ended December 31, 2012 and the twelve months ended March 31, 2013, respectively. Adjusted EBITDA for the three months ended March 31, 2013 was $63.5 million, representing a 42% increase as compared to the three months ended March 31, 2012. We had net income of $72.3 million for the year ended December 31, 2012, $72.4 million for the twelve months ended March 31, 2013, and $9.0 million for the three months ended March 31, 2013. Our definition of the non-GAAP financial measure of Adjusted

EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) are provided under “— Non-GAAP Financial Measures — Adjusted EBITDA.”

As of March 31, 2013, we leased approximately 676,532 gross (181,823 net) acres, of which 100% were located in the North Dakota and Montana portions of the Williston Basin. During 2012, we acquired approximately 17,590 net acres at an average cost of approximately $1,788 per net acre and earned an additional 6,450 acres through farm-in arrangements. During the quarter ended March 31, 2013, we acquired approximately 6,022 net acres at an average cost of approximately $1,087 per net acre. Our acreage position as of March 31, 2013 is presented in the following table:

	Net Acres			% Developed
Location	Developed	Undeveloped	Total
North Dakota:
Mountrail County	25,064	8,442	33,506	74.8%
Dunn County	13,514	17,244	30,757	43.9%
McKenzie County	13,660	9,020	22,681	60.2%
Divide County	13,268	4,394	17,663	75.1%
Williams County	12,971	3,929	16,900	76.8%
Other	9,860	10,426	20,285	48.6%

North Dakota	88,337	53,455	141,792	62.3%
Montana	8,921	31,110	40,031	22.3%

Total	97,258	84,565	181,823	53.5%

Historically, we have acquired properties by purchasing individual or small groups of leases directly from mineral owners or from landmen or lease brokers, as well as by purchasing lease packages in identified project areas controlled by specific operators. We have increasingly focused our efforts on acquiring properties subject to specific drilling projects or included in permitted or drilling spacing units. We believe that our history of acquiring oil and gas interests in the Williston Basin, our early participation in the unconventional development of the Bakken and Three Forks formations and the relationships we have established with the various operators within the basin, provide us a competitive advantage in our efforts to secure additional oil and gas properties within the Williston Basin.

We seek to create value through strategic acreage acquisitions and partnering with operators who have experience in developing and producing oil in our core areas. We have targeted specific prospects and have consistently participated in drilling programs in the Williston Basin. We have more than 25 experienced operating partners that provide both technical capabilities and additional sources for acreage acquisitions. Additionally, through our participation in 1,355 gross (115.8 net) producing wells, we have assembled an extensive database of information related to well performance for different areas of the Williston Basin, which helps us evaluate acquisition opportunities and the drilling programs of our operating partners.

The following table lists our operators and the percentage of our total net wells that they operate as of March 31, 2013.

Operating Partners	% of Net Wells Operated
Slawson	22.5%
Continental Resources	12.5%
Hess	8.7%
EOG Resources	7.8%
Whiting	5.5%
Samson Resources	4.4%
XTO	4.0%
Statoil (Brigham)	4.0%
Baytex	3.7%
Oasis	2.8%
Sinclair	2.8%
Burlington	2.8%
Marathon Oil	2.6%
Other(1)	16.1%

Total	100.0%

(1)	No other operating partner operates more than 2% of our total net wells.

Our Business Strategies

The key elements of our business strategies include the following:

•

Continue Participation in the Development of Our Existing Properties in the Williston Basin as a Non-Operator. Development of our existing position in the Williston Basin resource play is our primary objective. We plan to continue to concentrate our capital expenditures in the Williston Basin, where we believe our current acreage position provides an attractive return on the capital employed on our multi-year drilling inventory of oil-focused properties.

•

Diversify Our Risk Through Non-Operated Participation in a Larger Number of Bakken and Three Forks Wells. As a non-operator, we seek to diversify our investment and operational risk through participation in a large number of oil wells and with multiple operators. As of March 31, 2013, we have participated in 1,355 gross (115.8 net) producing wells in the Williston Basin with an average working interest of 8.5% in each gross well, with more than 25 experienced operating partners. We expect to continue partnering with numerous experienced operators across our leasehold positions.

•

Make Strategic Acquisitions in the Williston Basin at Attractive Prices. We generally seek to acquire small lease positions at a significant discount to the contiguous acreage positions typically sought by larger producers. As part of this strategy, we consider areas that are actively being drilled and permitted and where we have an understanding of the operators and their drilling plans, capital requirements and well economics. Historically, we have acquired properties by purchasing individual or small groups of leases directly from mineral owners or from landmen or lease brokers, as well as purchasing lease packages in identified project areas controlled by specific operators. We believe this acquisition strategy will allow us to expand our operations at attractive prices. During the first quarter of 2013, we acquired 6,022 net acres at an average price of $1,087 per acre. During 2012, we acquired 17,590 net acres at an average cost of $1,788 per acre, and earned an additional 6,450 net acres through farm-in arrangements.

•

Maintain a Strong Balance Sheet and Actively Manage Commodity Price Risk. Our goal is to remain financially strong, yet flexible, through the prudent management of our balance sheet and active management of commodity price volatility. We employ an active commodity price risk management program to better enable us to execute our business plan over the entire commodity price cycle. Our current program includes a combination of swaps and costless collars on a significant percentage of our expected production over a rolling 36-month horizon. The following table summarizes the oil derivative contracts that we have entered into for each year as of March 31, 2013 (including, for 2013, contracts that settled in the first quarter of 2013):

Costless Collars
Contract Period	Volume (Bbl)	Average Floor	Average Ceiling
2013	2,208,269	$90.08	$104.07
2014	240,000	$90.00	$99.05

Swaps
Contract Period	Volume (Bbl)	Average Price
2013	1,155,000	$91.92
2014	3,630,000	$90.50
2015	360,000	$89.53

Our Competitive Strengths

We believe that we are well positioned to successfully execute the key elements of our business strategies based on the following competitive strengths:

•

Significant Acreage Position in the Most Actively Drilled Areas of the Williston Basin. As of March 31, 2013, we held more than 181,000 net acres in the Williston Basin, and our proved reserves at December 31, 2012 were approximately 67.6 MMBoe. Further, we believe our acreage position includes multiple years of drilling inventory not captured in our proved reserves. Our acreage and development are focused on the most actively drilled areas of the basin, including Mountrail, McKenzie, Dunn and Williams Counties of North Dakota.

•

Diversification Across a Large Number of Experienced Operators and Gross Wells. Our properties are operated by more than 25 experienced operators in the Williston Basin, including Slawson, Continental Resources, Hess, EOG Resources and Whiting. Additionally, we have an average working interest of 8.5% in the wells in which we participate. This diversification allows us to avoid relying on any one operator or a small group of operators, and to benefit from the collective knowledge and experience of our operating partners across the large number of gross wells in which we participate.

•

High Operating Margin per Boe and Focus on Minimizing Commodity Risk. Our Operating Margin per Boe for the year ended December 31, 2012 and the three months ended March 31, 2013 was $59.87 and $63.46, respectively. We are able to maintain a high Operating Margin per Boe predominantly as a result of our significantly oil-focused reserve base. Furthermore, we follow an active commodity hedging program to help mitigate commodity price volatility. We expect that expansion of production infrastructure in the Williston Basin, in conjunction with our lower-cost, non-operated model, will allow us to continue to realize high margins. Our definition of the non-GAAP financial measure of Operating Margin per Boe and a reconciliation of oil, gas and NGL sales to Operating Margin per Boe are provided under “— Non-GAAP Financial Measures —Operating Margin Per Boe.”

•

Experienced Management Team with a Track Record in the Williston Basin. Our management and technical teams are highly experienced with a concentrated focus on the Williston Basin. Our CEO, in particular, has a long history in, and deep knowledge of, the basin, which has enabled us to become early participants in the acquisition of acreage in the region. Further, we believe our relationships with other operators and industry participants in the basin, coupled with our size and track record, provide us with a continued competitive advantage in acquiring additional opportunities.

Corporate Information

Northern Oil and Gas, Inc. is a Minnesota corporation. Our corporate offices are located at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota, and our phone number is (952) 476-9800. Our website address is www.northernoil.com. Our periodic reports and other information filed with or furnished to the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement or accompanying prospectus.

The Offering

The following is a brief summary of some of the terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Northern Oil and Gas, Inc.

Notes Offered	$200,000,000 principal amount of 8.000% senior notes due 2020.

Issue Price	105.250% of principal plus accrued interest from December 1, 2012.

Maturity Date	June 1, 2020.

Interest Rate	8.000% per year (calculated using a 360-day year).

Interest Payment Dates	Each June 1 and December 1, with the next interest payment due on June 1, 2013.

Ranking	The notes are our senior unsecured obligations. Accordingly, they rank:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	effectively junior to any of our secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness; and

•	senior in right of payment to any of our future subordinated indebtedness.

As of March 31, 2013, after giving effect to this offering and the application of net proceeds therefrom as described under “Use of Proceeds,” we would have had $500.0 million in aggregate principal amount of total indebtedness, all of which would have been the existing notes and the new notes offered hereby.

Guarantees	We currently do not have any subsidiaries and, as a result, the notes will not be guaranteed initially. Any subsidiaries we form in the future may be required to unconditionally guarantee, jointly and severally, our payment obligation under the notes on a senior unsecured basis. Each guarantee, if any, will rank:

•	equal in right of payment to all existing and future senior indebtedness of the guarantor subsidiary;

•

effectively junior to secured indebtedness of the guarantor subsidiary, including indebtedness under our revolving credit facility, to the extent of the value of the collateral of the guarantor subsidiary securing such indebtedness; and

•	senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary.

Optional Redemption	We will have the option to redeem the notes, in whole or in part, at any time on or after June 1, 2016, at the redemption prices described in this prospectus supplement under the heading “Description of Notes — Optional Redemption,” together with any accrued and unpaid interest to the date of redemption. In addition, we may, on any one or more occasions, redeem some or all of the notes at any time prior to June 1, 2016, at a price equal to 100% of the aggregate principal amount of the notes redeemed, plus a “make-whole” premium.

At any time prior to June 1, 2015, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price of 108.000% of the principal amount of the notes redeemed, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days after the closing date of such equity offering.

Change of Control	If a change of control event occurs, each holder of notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries, if any, to:

•	declare or pay any dividend or make any other distributions on, purchase or redeem our equity interests or purchase or redeem subordinated debt;

•	make certain investments;

•	incur or guarantee additional indebtedness or issue certain types of equity securities;

•	create certain liens;

•	sell or transfer assets;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications that are described under “Description of Notes.”

If the notes receive an investment grade rating from each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”), many of these covenants will terminate.

Limited Trading Market for the Notes	The new notes offered hereby will form a single series with the existing notes, which have a limited trading market. Accordingly, we cannot assure you as to the liquidity of any market for the new notes. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. The notes are not listed on any securities exchange or included on any automated dealer quotation system, and we do not intend to apply for such listing or arrange for such inclusion.

Use of Proceeds	We expect to receive net proceeds of approximately $204.6 million from this offering, after deducting underwriters’ discounts and estimated offering expenses. We intend to use the net proceeds to repay borrowings outstanding under our revolving credit facility, to fund capital expenditures and for other general corporate purposes. See “Use of Proceeds.” Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest).”

Conflicts of Interest

Because affiliates of each of RBC Capital Markets, LLC, BMO Capital Markets Corp., SunTrust Robinson Humphrey, Inc., KeyBanc Capital Markets Inc., Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc., Capital One Southcoast, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BOSC, Inc., ING Financial Markets LLC and Santander Investment Securities Inc. are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the revolving credit facility, such underwriters are deemed to have a conflict of interest within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority (“FINRA”). Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. Canaccord Genuity Inc.

(“Canaccord”) has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, as amended (the “Securities Act”), specifically including those inherent in Section 11 of the Securities Act. Canaccord will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Canaccord against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)” for additional information.

Risk Factors	See “Risk Factors” beginning on page S-17 of this prospectus supplement, as well as in our Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of certain factors that you should carefully consider before investing in the new notes.

Summary Historical Financial and Operating Data

The following tables show our summary historical financial and operating data for the periods and as of the dates indicated. The summary statement of income and cash flow data below for the years ended December 31, 2010, 2011, and 2012 and the summary balance sheet data as of December 31, 2011 and 2012 have been derived from our audited financial statements that are included in this prospectus supplement. The balance sheet data as of December 31, 2010 have been derived from our audited financial statements that are not included in this prospectus supplement. The summary statement of income and cash flow data below for the three months ended March 31, 2012 and 2013, and the summary balance sheet data as of March 31, 2013, have been derived from our unaudited financial statements that are included in this prospectus supplement. The balance sheet data as of March 31, 2012 have been derived from our unaudited financial statements that are not included in this prospectus supplement. Our unaudited financial statements are prepared on the same basis as our audited financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Historical results are not necessarily indicative of results to be expected in the future, and operating results for the three months ended March 31, 2013 are not necessarily indicative of results that may be expected for the full year or future periods.

This information is a summary and should be read in conjunction with “Selected Historical Financial Data” and our financial statements and related notes included elsewhere in this prospectus supplement, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference herein.

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(in thousands)			(in thousands, unaudited)
Statement of Income Data:
Revenues:
Oil, Gas and NGLs Sales	$59,488	$159,440	$296,638	$65,139	$83,172
Realized (Loss) on Commodity Derivative Contracts	(470)	(13,408)	(391)	(5,336)	(371)
Unrealized Gain (Loss) on Commodity Derivative Contracts	(14,545)	3,072	15,147	(9,365)	(14,911)
Other Revenue	86	285	179	84	8

Total Revenue	44,559	149,389	311,573	50,522	67,898

Costs and Expenses:
Production Expenses	3,288	13,044	32,382	6,513	8,641
Production Taxes	5,478	14,301	28,486	6,079	7,812
General and Administrative Expenses	7,204	13,625	22,645	4,681	3,989
Depletion of Oil and Gas Properties	16,885	40,815	98,427	18,309	26,668
Depreciation and Amortization	177	298	410	97	94
Accretion of Discount on Asset Retirement Obligations	22	56	86	16	30

Total Expenses	33,054	82,139	182,436	35,695	47,234

Income from Operations	11,505	67,250	129,137	14,827	20,664

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(in thousands)			(in thousands, unaudited)
Other Income (Expense):
Other Income	—	—	24	—	—
Interest Expense	(583)	(586)	(13,875)	(196)	(6,108)
Interest Income	473	567	1	—	—
Gain (Loss) on Available for Sale Securities	(59)	215	—	—	—

Total Other Income (Expense)	(169)	196	(13,850)	(196)	(6,108)

Income Before Income Taxes	11,336	67,446	115,287	14,631	14,556
Income Tax Provision	4,419	26,835	43,002	5,825	5,604

Net Income	$6,917	$40,611	$72,285	$8,806	$8,952

Cash Flow Data:
Net Cash Flows Provided By Operating Activities	$73,307	$85,150	$198,527	$38,613	$56,357
Net Cash Flows Used For Investing Activities	(207,893)	(300,868)	(532,172)	(145,107)	(76,051)
Net Cash Provided By Financing Activities	280,464	69,887	340,754	104,049	14,788
Other Financial Data:
Adjusted EBITDA(1)	$47,114	$112,294	$225,320	$44,820	$63,490
Ratio of Earnings to Fixed Charges	18.2x	67.6x	6.5x	12.2x	2.8x
Capital Expenditures	200,517	414,410	538,307	150,091	100,550

	As of December 31,			As of March 31,
	2010	2011	2012	2012	2013
	(in thousands)			(in thousands, unaudited)
Balance Sheet Data:
Assets:
Cash and Cash Equivalents	$152,111	$6,280	$13,388	$3,835	$8,482
Total Current Assets	233,018	80,505	94,215	85,757	94,137
Property and Equipment, net	275,308	643,703	1,083,245	780,417	1,157,032
Total Assets	509,694	725,594	1,190,935	869,808	1,263,731
Liabilities:
Total Current Liabilities	59,667	119,661	100,457	130,923	134,944
Revolving Credit Facility	—	69,900	124,000	177,500	139,000
Total Liabilities	74,334	229,024	604,750	359,761	667,070
Total Shareholders’ Equity	435,359	496,570	586,185	510,047	596,662

(1)	Adjusted EBITDA is defined as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) unrealized gain (loss) on derivative instruments and (v) non-cash stock based compensation expense. See “— Non-GAAP Financial Measures — Adjusted EBITDA” for a reconciliation of Adjusted EBITDA to its most comparable measure calculated and presented in accordance with GAAP.

Summary Historical Reserve, Production and Operating Data

The following table summarizes our estimated proved reserves and the present value of our estimated proved reserves as of December 31, 2010, 2011 and 2012. Oil and natural gas reserve information is derived from our reserve reports prepared by Ryder Scott.

	As of December 31,
	2010	2011	2012
Reserve Data(1)
Oil reserves (MBbls)
Proved developed producing	4,857	13,308	23,679
Proved developed non-producing	984	1,031	3,667
Proved undeveloped	8,153	27,538	33,368

Total	13,994	41,877	60,714

Natural gas and NGL reserves (MMcf)
Proved developed producing	2,698	7,779	15,014
Proved developed non-producing	815	673	2,336
Proved undeveloped	6,937	21,217	23,928

Total	10,450	29,669	41,278
Total estimated proved reserves (MBoe)	15,735	46,822	67,594

PV-10 (in thousands)(2)	$295,512	$1,101,333	$1,287,406
Standardized measure of discounted future net cash flows (in thousands)	$210,613	$838,697	$1,041,355

(1)	The proved reserves table above values oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2012 using SEC pricing of $84.92 per barrel of oil and $4.78 per Mcf of natural gas, which includes using a BTU factor of 1.7 to reflect liquids and condensates (NGLs are included with natural gas); as of December 31, 2011 using SEC pricing of $90.17 per barrel of oil and $6.18 per Mcf of natural gas, using a BTU factor of 1.5 to reflect liquids and condensates (NGLs are included with natural gas); and as of December 31, 2010 assuming constant realized prices of $70.46 per barrel of oil and $5.04 per Mcf of natural gas. Under SEC guidelines, these prices represent the unweighted average prices per barrel of oil and per Mcf of natural gas at the first day of each month in the 12-month period prior to the end of the reporting period, which averages are then adjusted to reflect applicable transportation and quality differentials.

(2)	Pre-tax present value of future net cash flows, or PV-10, is a non-GAAP financial measure as defined by the SEC because it excludes future income taxes. See “— Non-GAAP Financial Measures — PV-10” for a reconciliation to the standardized measure of discounted future net cash flows.

The following table summarizes our production and operating data for the years ended December 31, 2010, 2011 and 2012 and the three months ended March 31, 2012 and 2013.

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
				(unaudited)
Production and Operating Data
Net Production:
Oil (Bbl)	849,845	1,791,979	3,465,311	717,518	902,738
Natural Gas and NGLs (Mcf)	234,411	800,207	1,768,872	345,427	585,412
Total (Boe)(1)	888,914	1,925,347	3,760,123	775,089	1,000,306
Average Daily Production:
Oil (Bbl)	2,328	4,910	9,468	7,885	10,030
Natural Gas and NGLs (Mcf)	642	2,192	4,833	3,796	6,505
Total (Boe)	2,435	5,275	10,274	8,517	11,115
Average Prices:
Oil (per Bbl)	$68.27	$86.01	$83.22	$87.35	$88.63
Effect of Loss on Settled Derivatives on Average Price (per Bbl)	(0.55)	(7.48)	(0.11)	(7.44)	(0.41)

Oil Net of Settled Derivatives (per Bbl)	67.72	78.53	83.11	79.91	88.22

Natural Gas and NGLs (per Mcf)	6.26	6.63	4.67	7.14	5.40
Realized Price Per Boe(2)	66.39	75.85	78.79	77.16	82.78
Average Costs (per Boe of production):
Production Expenses	$3.70	$6.77	$8.61	$8.40	$8.64
Production Taxes	6.16	7.43	7.58	7.84	7.81
General and Administrative (Including Non-Cash Stock Based Compensation)	8.10	7.08	6.02	6.04	3.99
General and Administrative (Non-Cash Stock Based Compensation)(3)	4.01	3.20	3.29	2.84	1.12
Depletion, Depreciation, Amortization and Accretion	19.22	21.38	26.31	23.77	26.78
Interest Expense	0.66	0.30	3.69	0.25	6.11

(1)	Natural gas and NGLs are converted to Boe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(2)	Realized prices include realized gains or losses on cash settlements for commodity derivatives.

(3)	These amounts are included in “General and Administrative (Including Non-Cash Stock Based Compensation).” Includes costs associated with stock compensation and restricted stock amortization.

Non-GAAP Financial Measures

We use the non-GAAP financial measures “Adjusted EBITDA”, “PV-10” and “Operating Margin per Boe” in this prospectus supplement. These measures are not calculated or presented in accordance with GAAP. We explain these measures below and reconcile them to the most directly comparable financial measure calculated and presented in accordance with GAAP. Our presentation of these non-GAAP financial measures may not be comparable to those of other companies.

Adjusted EBITDA

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock based compensation expense, and (v) unrealized gain (loss) on derivative instruments.

We believe the use of Adjusted EBITDA provides useful information to investors to gain an overall understanding of our current financial performance. Specifically, we believe Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that our management believes are not indicative of our core operating results. In addition, Adjusted EBITDA is used by management for budgeting and forecasting as well as subsequently measuring our performance, and we believe that we are providing investors with a financial measure that most closely aligns to our internal measurement processes. We consider Adjusted EBITDA to be useful in evaluating our core operating results as it more closely reflects our essential revenue generating activities and direct operating expenses (resulting in cash expenditures) needed to perform these revenue generating activities. Our management also believes, based on feedback provided by the investment community, that Adjusted EBITDA is helpful in allowing the investment community to construct its valuation models to better compare our results with our competitors and market sector.

The following table presents a reconciliation of our net income to Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,		Last Twelve Months Ended March 31, 2013
	2010	2011	2012	2012	2013
	(in thousands)			(in thousands, unaudited)		(in thousands, unaudited)
Net Income	$6,917	$40,611	$72,285	$8,806	$8,952	$72,431
Add:
Interest Expense	583	586	13,875	196	6,108	19,787
Income Tax Provision	4,419	26,835	43,002	5,825	5,604	42,782
Depreciation, Depletion, Amortization and Accretion	17,083	41,170	98,923	18,422	26,793	107,294
Non-Cash Stock Based Compensation Expense	3,566	6,164	12,382	2,205	1,122	11,299
Unrealized (Gain) Loss on Commodity Derivative Contracts	14,545	(3,072)	(15,147)	9,365	14,911	(9,601)

Adjusted EBITDA	$47,113	$112,294	$225,320	$44,819	$63,490	$243,992

PV-10

PV-10 is a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. We believe PV-10 is a useful measure for investors for evaluating the value of our oil and natural gas properties. We further believe investors may utilize PV-10 as a basis for comparison of the relative size and value of our reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and natural gas properties and acquisitions. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

The following table presents a reconciliation of our PV-10 to standardized measure of discounted future net cash flows:

	As of December 31,
	2010	2011	2012
	(in thousands)
Standardized measure of discounted future net cash flows	$210,613	$838,697	$1,041,355
Add: Present value of future income tax discounted at 10%	84,899	262,636	246,051

PV-10	$295,512	$1,101,333	$1,287,406

Operating Margin Per Boe

We define Operating Margin per Boe as oil, gas and NGL sales including the effects of realized gain (loss) on commodity derivative contracts, less (i) production expense, (ii) production taxes and (iii) cash general and administrative expenses. We believe Operating Margin per Boe is a useful measure for investors because it presents the cash operating margin provided by our revenue generating activities and is helpful to investors in assessing potential profitability.

The following table presents a reconciliation of oil, gas and NGL sales to Operating Margin per Boe:

	Year Ended December 31, 2012	Three Months Ended March 31, 2013
	(in thousands, except Boe data)
Oil, Gas and NGL Sales	$296,638	$83,172
Realized (Loss) on Commodity Derivative Contracts	(391)	(371)
Production Expenses	(32,382)	(8,641)
Production Taxes	(28,486)	(7,811)
General and Administrative Expenses (Including Non-Cash Stock Based Compensation)	(22,645)	(3,989)
General and Administrative Expenses (Non-Cash Stock Based Compensation)	12,382	1,122

Operating Margin	$225,116	$63,482
Boe	3,760,124	1,000,306
Operating Margin per Boe	$59.87	$63.46

RISK FACTORS

An investment in the notes involves risks. You should carefully consider all of the information contained in this prospectus supplement, along with the information in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. If any of the following risks actually were to occur, you could lose all or part of your investment in or fail to achieve your expected return on the notes.

Our leverage and debt service obligations may adversely affect our financial condition, results of operations, business prospects and our ability to make payments on the notes.

As of March 31, 2013, we had total borrowings of approximately $139 million outstanding under our revolving credit facility. As of March 31, 2013, after giving effect to this notes offering and our anticipated use of net proceeds, we would have had $500.0 million of total indebtedness, including the new notes, and additional borrowing capacity of $400.0 million under our revolving credit facility. Our level of indebtedness could affect our operations in several ways, including the following:

•

require us to dedicate a substantial portion of our cash flow from operations to service our existing debt, thereby reducing the cash available to finance our operations and other business activities and limiting our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

•	increase our vulnerability to economic downturns and adverse developments in our business;

•

limit our ability to access the capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness;

•	place restrictions on our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations;

•	place us at a competitive disadvantage relative to competitors with lower levels of indebtedness in relation to their overall size or less restrictive terms governing their indebtedness; and

•	make it more difficult for us to satisfy our obligations under the notes or other debt and increase the risk that we may default on our debt obligations.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We depend on our revolving credit facility for future capital needs, because we use operating cash flows for investing activities and borrow as needed. We cannot be certain that our cash flow will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all. Our ability to comply with the financial and other restrictive covenants in our indebtedness will be affected by the levels of cash flow from our operations and future events and circumstances beyond our control. Failure to comply with these covenants would result in an event of default under our indebtedness, and such an event of default could adversely affect our business, financial condition and results of operations.

Availability under our revolving credit facility is determined semi-annually, as well as upon the occurrence of certain events, by the lenders in their sole discretion, based primarily on reserve reports that reflect our banks’ projections of future commodity prices at such time. Significant declines in natural gas, NGL or oil prices may result in a decrease in our borrowing base. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under our revolving credit facility. Any increase in the borrowing base requires the consent of all the lenders. If as a result of a borrowing base redetermination outstanding borrowings are in excess of the borrowing base, we must repay such excess borrowings immediately or in equal installments over six months, or we must pledge other properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under our revolving credit facility.

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can service in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and natural gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, we cannot assure you that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our ability to make payments on the notes and our business, financial condition, results of operations and prospects.

The notes and any future guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’, if any, existing and future secured indebtedness.

The notes and any future guarantees will be general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of any subsidiary guarantor, including obligations under our revolving credit facility, to the extent of the value of the collateral securing the debt. At March 31, 2013, after giving effect to this notes offering and our anticipated use of net proceeds, our total indebtedness would have been $500.0 million, none of which would have been secured by liens on our assets, and we would have had $400.0 million in additional borrowing capacity under our revolving credit facility.

If we or any future subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or of such subsidiary guarantor will be entitled to be paid in full from our assets or the assets of such guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our other unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our revolving credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we are unable to effectively hedge our interest rate risk, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease. A 1% increase in interest rates on the debt outstanding under our revolving credit facility as of March 31, 2013 would cost us approximately $1.4 million in additional annual interest expense.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness in the future, subject to certain limitations, including under our revolving credit facility and under the indenture governing the notes. For example, after giving effect to the offering of the notes and the application of the net proceeds therefrom as described under “Use of Proceeds,” we expect to have approximately $400.0 million of borrowing capacity under our revolving credit facility. See “Description of Other Indebtedness — Revolving Credit Facility.” If new debt is added to our current debt levels, the related risks that we now face could increase. Our level of indebtedness could, for instance, prevent us from engaging in transactions that might otherwise be beneficial to us or from making desirable capital expenditures. This could put us at a competitive disadvantage relative to other less leveraged competitors that have more cash flow to devote to their operations. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount plus accrued and unpaid interest. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including sales of assets or of equity.

We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes. In addition, restrictions under our revolving credit facility may prohibit such repurchases and additional credit facilities we enter into in the future also may prohibit such repurchases. We cannot assure you that we can obtain waivers from the lenders under our revolving credit facility. Additionally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

A subsidiary guarantee, if any, could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on such subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. If a court were to void a guarantee, to the extent a guarantee arises in the future, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from a subsidiary guarantor, if any.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee, if any, will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect such subsidiary guarantees from being voided under fraudulent transfer law or may eliminate such guarantor’s obligations or reduce such guarantor’s obligations to an amount that effectively makes the guarantee worthless.

A Delaware court has held that a provision similar to the change of control put right that is in the indenture for the notes may not be enforceable if it is used to improperly limit the ability of equity owners to effect a change of control.

The Chancery Court of Delaware has held in a published opinion that a provision in an indenture requiring a majority of the directors of the company issuing the notes be “continuing directors” could breach the fiduciary duties of the directors and be unenforceable if improperly used to prevent shareholders from effecting a change of control of the company. Under the continuing director provision of the indenture for the notes offered hereby, a majority of our board of directors must be “continuing directors” defined as either (i) a director on the date of the indenture or (ii) a director whose nomination for election, or whose election, to the board of directors was approved by a majority of the continuing directors. Under the court’s decision, a decision by a board of directors not to approve dissident shareholder nominees as continuing directors and to allow a change of control to occur would be subject to enhanced fiduciary duties typically applied in corporate change of control disputes. If the directors did not properly discharge those fiduciary duties, the change of control put right could be unenforceable by the holders of the notes. As a result, the ability of the holders of notes to enforce the continuing director provision in situations in which the provision acted to impede a change of control would be subject to the enhanced judicial scrutiny of the actions by our directors not to approve the director nominees whose election caused the provision to be invoked.

Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default (other than a reporting default) has occurred and is continuing.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by both Standard & Poor’s and Moody’s provided at such time no default (other than a reporting default) has occurred and is continuing. The covenants restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. See “Description of Notes — Covenant Termination.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that governs the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

The public market for the notes is limited.

We have not and do not intend to list the notes on any national securities exchange or apply for their inclusion on any automated dealer quotation system. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to make markets in the notes and any market making may be discontinued at any time without notice. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $204.6 million from this offering, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds to repay borrowings outstanding under our revolving credit facility, to fund capital expenditures and for general corporate purposes.

As of April 30, 2013, we had total borrowings of approximately $175.0 million outstanding under our revolving credit facility with a weighted average interest rate of 2.2%. The borrowings were primarily incurred to fund or partially fund our acquisition and development of oil and natural gas properties, for working capital purposes and for general corporate purposes. At our election, indebtedness under our revolving credit facility bears interest either at LIBOR plus an applicable premium based on the percent of the borrowing base that we have outstanding, or the alternate base rate. The revolving credit facility matures on January 1, 2017. See “Description of Other Indebtedness — Revolving Credit Facility” for additional information about our revolving credit facility.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a substantial portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization at March 31, 2013:

•	on a historical basis; and

•	as adjusted, giving effect to the issuance of the notes offered hereby and the application of the net proceeds therefrom as described in “Use of Proceeds.”

The following table is unaudited and should be read together with “Use of Proceeds,” our financial statements and the related notes thereto included in this prospectus supplement.

	March 31, 2013
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$8.5	$74.1

Long-term debt:
Revolving credit facility(1)	$139.0	$—
Existing notes	300.0	300.0
New notes offered hereby(2)	—	200.0

Total long-term debt, net	439.0	500.0
Total stockholders’ equity	596.7	596.7

Total capitalization	$1,035.7	$1,096.7

(1)	As of April 30, 2013, we had cash of approximately $21.2 million and total borrowings of approximately $175.0 million outstanding under our revolving credit facility and no outstanding letters of credit.

(2)	Assumes the new notes are issued at par.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating the ratios of earnings to fixed charges, “earnings” consist of net income, plus fixed charges, plus net losses attributable to non-controlling interest. “Fixed charges” consist of interest expensed and capitalized, amortized expenses related to indebtedness and an estimate of interest expense within rental expense. The ratios were calculated by dividing the sum of “earnings” by the sum of “fixed charges.”

	Years Ended December 31,						Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012 (pro forma)(1)	2013	2013 (pro forma)(1)
Ratio of earnings to fixed charges	50.7x	4.1x	18.2x	67.6x	6.5x	4.3x	2.8x	2.1x

(1)	Sets forth our ratio of earnings to fixed charges on a pro forma basis to reflect the issuance of the new notes and the application of the net proceeds therefrom as described in “Use of Proceeds” as of the beginning of the period indicated.

SELECTED HISTORICAL FINANCIAL DATA

The statement of income and cash flow data below for the years ended December 31, 2010, 2011, and 2012 and the balance sheet data as of December 31, 2011 and 2012 have been derived from our audited financial statements that are included in this prospectus supplement. The summary statement of income and cash flow data below for the three months ended March 31, 2012 and 2013, and the balance sheet data as of March 31, 2013, have been derived from our unaudited financial statements that are included in this prospectus supplement. The statement of income data below for the year ended December 31, 2008 and 2009 and the balance sheet data as of December 31, 2008, 2009 and 2010 and March 31, 2012 have been derived from our audited financial statements that are not included in this prospectus supplement.

Our unaudited financial statements are prepared on the same basis as our audited financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Historical results are not necessarily indicative of results to be expected in the future, and operating results for the three months ended March 31, 2013 are not necessarily indicative of results that may be expected for the full year or future periods.

This information is a summary and should be read in conjunction with “Summary — Summary Historical Financial and Operating Data” and our financial statements and related notes included elsewhere in this prospectus supplement, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated herein by reference.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(in thousands)					(in thousands, unaudited)
Statements of Income Data:
Revenues
Oil, Gas and NGL Sales	$3,543	$15,172	$59,488	$159,440	$296,638	$65,139	$83,172
Realized Gain (Loss) on Commodity Derivative Contracts	779	(625)	(470)	(13,408)	(391)	(5,336)	(371)
Unrealized Gain (Loss) on Commodity Derivative Contracts	—	(363)	(14,545)	3,072	15,147	(9,365)	(14,911)
Other Revenue	—	38	86	285	179	84	8

Total Revenues	4,322	14,222	44,559	149,389	311,573	50,522	67,898
Costs and Expenses
Production Expenses	71	755	3,288	13,044	32,382	6,513	8,641
Production Taxes	203	1,300	5,478	14,301	28,486	6,079	7,812
General and Administrative Expenses	2,091	3,686	7,204	13,625	22,645	4,681	3,989
Depletion of Oil and Gas Properties	678	4,251	16,885	40,815	98,427	18,309	26,668
Depreciation and Amortization	67	92	177	298	410	97	94
Accretion of Discount on Asset Retirement Obligations	1	8	22	57	86	16	30

Total Expenses	3,111	10,092	33,054	82,139	182,436	35,695	47,234

Income (Loss) from Operations	1,210	4,130	11,505	67,250	129,137	14,827	20,664

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(in thousands)					(in thousands, unaudited)
Other Income (Expense)
Other Income	—	479	—	—	24	—	—
Interest Expense	(27)	(535)	(583)	(586)	(13,875)	(196)	(6,108)
Interest Income	287	192	473	567	1	—	—
Gain (Loss) on Available for Sale Securities	125	—	(59)	215	—	—	—

Total Other Income (Expense)	384	136	(169)	197	(13,850)	(196)	(6,108)

Income Before Income Taxes	1,594	4,266	11,336	67,447	115,287	14,631	14,556
Income Tax Provision (Benefit)	(830)	1,466	4,419	26,835	43,002	5,825	5,604

Net Income	$2,424	$2,800	$6,917	$40,611	$72,285	$8,806	$8,952

Statement of Cash Flow Data:
Net Cash Provided By Operating Activities	$2,506	$9,813	$73,307	$85,150	$198,527	$38,613	$56,357
Net Cash Used For Investing Activities	(40,358)	(71,849)	(207,893)	(300,868)	(532,172)	(145,107)	(76,051)
Net Cash Provided By Financing Activities	28,520	67,488	280,464	69,887	340,754	104,049	14,788
Balance Sheet Data:
Assets:
Cash and Cash Equivalents	$781	$6,233	$152,111	$6,280	$13,388	$3,835	$8,482
Total Current Assets	5,150	42,018	233,018	80,505	94,215	85,757	94,137
Property and Equipment, net	46,921	92,150	275,308	643,703	1,083,245	780,417	1,157,032
Total Assets	54,520	135,595	509,694	725,594	1,190,935	869,808	1,263,731
Liabilities:
Total Current Liabilities	4,874	8,910	59,667	119,661	100,457	130,923	134,944
Revolving Credit Facility	—	—	—	69,900	124,000	177,500	139,000
Total Liabilities	4,991	12,036	74,334	229,024	604,750	359,761	667,070
Total Shareholders’ Equity	49,529	123,559	435,359	496,570	586,185	510,047	596,662

MANAGEMENT

Executive Officers and Directors

Our current executive officers and directors, their ages and offices held are as follows:

Name	Age	Positions
Michael Reger	37	Chairman, Chief Executive Officer and Director
Thomas Stoelk	57	Chief Financial Officer
Brandon Elliott	41	Executive Vice President, Corporate Development and Strategy
Erik Romslo	35	Executive Vice President, General Counsel and Secretary
Lisa Bromiley	40	Director, Lead Independent Director
Robert Grabb	61	Director
Delos Cy Jamison	64	Director
Jack King	61	Director
Loren O’Toole	82	Director
Richard Weber	49	Director

Michael Reger is a founder of our predecessor, Northern Oil and Gas, Inc., and has served as Chairman of the Board and Chief Executive Officer of our company since March 2007. Mr. Reger has been involved in the acquisition of oil and gas mineral rights for his entire career. Mr. Reger began working the oil and gas leasing business for his family’s company, Reger Oil, in 1992 and worked as an oil and gas landman for Reger Oil from 1992 until co-founding Northern in 2006. Mr. Reger holds a B.A. in Finance and an M.B.A. in finance/management from the University of St. Thomas in St. Paul, Minnesota. The Reger family has a history of acreage acquisition in the Williston Basin dating to 1952.

Thomas Stoelk has served as our Chief Financial Officer since December 2011. Prior to joining our company, Mr. Stoelk served as the Vice President of Finance and Chief Financial Officer at Superior Well Services, Inc. from 2005 to 2011. Prior to Superior Well Services, Inc., Mr. Stoelk served as the Chief Financial Officer of Great Lakes Energy Partners, LLC from 1999 to 2005 and the Senior Vice President of Finance and Administration for Range Resources Corporation from 1994 to 1999. Prior to his employment with Range Resources Corporation, Mr. Stoelk was a senior manager at Ernst & Young LLP and worked as a certified public accountant in their auditing practice. Mr. Stoelk holds a B.S. in Industrial Administration from Iowa State University.

Brandon Elliott has served as our Executive Vice President, Corporate Development and Strategy since January 2013. Prior to joining our company, Mr. Elliott served as Vice President of Investor Relations of CONSOL Energy Inc., a Fortune 500 coal and natural gas company, from 2010 until 2012. Prior to CONSOL, Mr. Elliott worked from 2000 until 2010 at Friess Associates LLC, managers of The Brandywine Funds, most recently as a portfolio manager. Mr. Elliott holds a bachelor’s degree from Dartmouth College, is a Chartered Financial Analyst (CFA) and is a member of the National Investor Relations Institute.

Erik Romslo has served as our General Counsel and Secretary since October 2011 and as an Executive Vice President since January 2013. Prior to joining our company, Mr. Romslo practiced law in the Minneapolis office of our outside counsel, Faegre & Benson LLP, from 2005 until 2011, where he was a member of the Corporate group. Prior to joining Faegre, Mr. Romslo practiced law in the New York City office of Fried, Frank, Harris, Shriver & Jacobson LLP. Mr. Romslo holds a bachelor’s degree from St. Olaf College and a law degree from the New York University School of Law.

Lisa Bromiley has served as a director since September 2007 and was appointed lead independent director of our company in November 2010. Ms. Bromiley has served as Vice President of Business

Development for Epsilon Energy Ltd., a public independent oil and gas exploration company focused on the Marcellus Shale in Pennsylvania and Bakken Shale of Saskatchewan, since April 2012. From 2009 to 2012, Ms. Bromiley provided executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm. Ms. Bromiley served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009. She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008. Prior to joining Flotek, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for three Fortune 500 companies. Ms. Bromiley has served in various accounting, finance, SEC reporting and risk management positions. Ms. Bromiley is a Certified Public Accountant. Ms. Bromiley is a member of the American Institute of Certified Public Accountants, Financial Executives International and National Association of Corporate Directors. Ms. Bromiley holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Robert Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with 33 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs. Mr. Grabb serves as Exploration Manager for Samson Resources Company, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, where he has been employed since March 2007. Mr. Grabb previously served as a geologist for Newfield Exploration from April 2003 to March 2007. Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University. Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Delos Cy Jamison has served as a director since August 2011 and is the Chairman and Chief Executive Officer of the Jamison Group LLC, which advises private landowners regarding large land exchanges with the U.S. Federal Government. Prior to founding the Jamison Group in 2009, Mr. Jamison served from 1994 to 2009 as a Partner in the firm of Jamison and Sullivan, Inc., a diversified consulting firm that specialized in advising start-up companies regarding business development matters, lobbying on behalf of local governments and educational institutions, and assisting companies with development of business opportunities in foreign countries. Mr. Jamison was appointed by President George H. W. Bush, and served from 1989 to 1993 as the National Director of the Bureau of Land Management, Department of the Interior. Mr. Jamison also served from 1981 to 1993 as the Legislative Advisor of the Interior and Insular Affairs Committee (renamed the Natural Resources Committee), U.S. House of Representatives. Mr. Jamison holds a B.S. degree from Montana State University.

Jack King has served as a director since May 2007 and has been employed since 1983 as a landman with Hancock Enterprises, an active independent oil and gas exploration and development company based in Billings, Montana. Mr. King’s 30 years in industry management has primarily been focused on the Northern Rockies. Throughout his career, Mr. King has managed several independent oil and gas companies. Currently Mr. King serves on the Montana Board of Oil and Gas Conservation Commission, which is the oil and gas regulatory board, appointed by the Governor. Mr. King also serves as an active member on the Board of the Montana Petroleum Association, a nonprofit lobbying and education organization for the Montana oil and gas industry. Mr. King holds a degree in Economics from the University of Montana.

Loren O’Toole has served as a director since May 2007. Mr. O’Toole founded the law firm of O’Toole and O’Toole, based in Plentywood, Montana, over 25 years ago and practices law in the oil and gas industry. Mr. O’Toole holds a B.A. from Gonzaga University and received his Juris Doctor from Georgetown University Law School. The O’Toole law firm specializes in oil and gas matters throughout the Rocky Mountain Region. Mr. O’Toole has over 50 years of experience in the oil and gas industry.

Richard Weber has served as a director since August 2011 and serves as Chairman and Chief Executive Officer of PennEnergy Resources, LLC, a private equity backed independent oil and gas operator focused on the Marcellus Shale in Pennsylvania and West Virginia. Prior to co-founding PennEnergy in June 2011, he was President of Atlas Energy, Inc. from September 2009 to February 2011, President and Chief Operating Officer of Atlas Energy Resources, LLC from April 2006 to February 2011, and a director of Atlas Energy Resources, LLC (which was an NYSE-listed company) from December 2006 to September 2009. Atlas, which was sold to Chevron Corporation in 2011, operated more than 10,000 oil and gas wells in four different basins, including the Appalachian Basin. In addition, Atlas owned and controlled the general partner of Atlas Pipeline Partners, L.P., a midstream MLP having pipeline and natural gas processing assets in the Appalachian Basin and Mid-Continent region. Prior to joining Atlas, Mr. Weber spent 14 years at McDonald & Company Securities, Inc., subsequently acquired by KeyBanc Capital Markets, where he founded that firm’s Energy Group. Mr. Weber holds a B.S. in Finance from Miami University (Ohio) and an M.B.A. from Tulane University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

We had no transactions since January 1, 2012, and none are currently proposed, of the type requiring disclosure under Item 404(a) of Regulation S-K.

Related Person Transaction Review Policy

Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve or disapprove of any proposed related person transaction. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or shareholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

We are the borrower under a revolving credit facility. The revolving credit facility is syndicated with 13 lenders, with Royal Bank of Canada serving as Administrative Agent. The total credit available to us under the revolving credit facility is the lesser of $750 million and the borrowing base then in effect, which is currently $400 million. The revolving credit facility provides for semi-annual borrowing base redeterminations each April and October and for event-driven unscheduled redeterminations. Under the terms of the revolving credit facility, the borrowing base is typically reduced by 25% of the stated amount of any permitted additional indebtedness (as defined in the credit agreement) that we incur. However, in connection with this offering, the lenders have agreed that our borrowing base will not decrease due to the issuance of the new notes. Any borrowing base increase requires the consent of all lenders. As of March 31, 2013, the outstanding balance under the credit facility was $139 million, leaving $261 million of borrowing capacity available under the facility. The revolving credit facility matures on January 1, 2017.

We have the option to designate the reference rate of interest for each specific borrowing under the revolving credit facility as amounts are advanced. Borrowings under the revolving credit facility can either be at the alternate base rate (as defined in the credit agreement) plus a spread ranging from 0.75% to 1.75%, or at the adjusted LIBOR rate (as defined in the credit agreement) plus a spread ranging from 1.75% to 2.75%. The applicable spread is dependent upon borrowings relative to the borrowing base. A commitment fee is paid on the undrawn balance based on an annual rate of 0.375% to 0.50%. As of March 31, 2013, the commitment fee was 0.375% and the interest rate margin was 2% on LIBOR loans and 1% on base rate loans. The credit agreement contains negative covenants that limit our ability, among other things, to pay cash dividends, incur additional indebtedness, sell assets, enter into certain derivatives contracts, change the nature of our business or operations, merge, consolidate, or make certain types of investments. In addition, we are required to maintain a ratio of debt to EBITDAX (as defined in the credit agreement) of no greater than 4.0 to 1.0, a current ratio (as defined in the credit agreement) of no less than 1.0 to 1.0 and a ratio of EBITDAX to interest expense of no less than 3.0 to 1.0. As of March 31, 2013, we were in compliance with all of the covenants in the credit agreement.

The applicable interest rate increases under the revolving credit facility and the lenders may accelerate payments under the facility, or call all obligations due under certain circumstances, upon an event of default. The revolving credit facility references various events constituting an event of default, including, but not limited to, failure to pay interest or principal on any loan under the facility, any material violation of any representation or warranty under the facility, failure to observe or perform certain covenants under the facility, a change in control, our default under any other material indebtedness, bankruptcy and similar proceedings and failure to pay disbursements from letters of credit issued under the facility.

All of our obligations under the revolving credit facility and any swap agreements entered into with lenders are secured by a first priority security interest in any and all of our assets.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Northern Oil and Gas, Inc.

The Company will issue the notes under an indenture dated May 18, 2012 between itself and Wilmington Trust, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

On September 26, 2012, the Company issued $300,000,000 of its 8.000% senior notes due 2020 in a registered offering under the Securities Act in exchange for previously issued private notes. The $200,000,000 of notes offered hereby will have identical terms, other than the issue date, and will constitute part of the same series as the existing notes. Upon the issuance of the new notes, the aggregate principal amount of the Company’s 8.000% senior notes due 2020 outstanding will be $500,000,000. Unless the context indicates otherwise, references in this description to the “notes” include both the existing notes and the new notes offered hereby.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and Future Subsidiary Guarantees

The Notes. As with the existing notes, the new notes:

•	will be general unsecured obligations of the Company;

•	will rank equal in right of payment with all existing and future Senior Debt of the Company;

•

will rank effectively junior in right of payment to any secured Indebtedness of the Company, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	will rank senior in right of payment to any future subordinated Indebtedness of the Company; and

•	will be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

Future Subsidiary Guarantees. We do not have any Subsidiaries, and initially, as with the existing notes, the new notes will not be guaranteed by any Person. Although there currently are no Guarantors, covenants described below may require any Subsidiary we form in the future to guarantee the payment obligations under the notes. See “— Certain Covenants — Additional Subsidiary Guarantees.”

Each guarantee of the notes, if any:

•	will be a general unsecured obligation of the Guarantor;

•	will rank equal in right of payment with all existing and future Senior Debt of that Guarantor;

•

will rank effectively junior in right of payment to any secured Indebtedness of that Guarantor, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

•	will rank senior in right of payment to any future subordinated Indebtedness of that Guarantor.

At March 31, 2013, on an as adjusted basis giving effect to this offering and the application of the net proceeds therefrom, as described under “Use of Proceeds,” the Company would have had:

•	total Senior Debt of $500.0 million, all of which consists of the notes; and

•	no Indebtedness subordinated in right of payment to the notes.

The indenture permits us and the Guarantors to incur additional Indebtedness, including additional Senior Debt.

Future Restricted Subsidiaries of the Company created or acquired by the Company are required to guarantee the notes only under the circumstances described below under the subheading “— Certain Covenants — Additional Subsidiary Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us.

However, under the circumstances described below under the subheading “— Certain Covenants —Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

In May 2012 the Company issued $300,000,000 in aggregate principal amount of its 8.000% notes due 2020, which were subsequently exchanged for the same aggregate principal amount of existing notes in a registered offering, and is issuing an additional $200,000,000 in aggregate principal amount of notes in this offering. The Company may issue additional notes from time to time after this offering. Any offering of additional notes, similar to the issue of new notes offered hereby, is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on June 1, 2020.

Interest on the notes accrues at the rate of 8.000% per annum and is payable semi-annually in arrears on June 1 and December 1, with the next interest payment being due on June 1, 2013. Interest on the notes offered hereby will accrue from December 1, 2012. Interest on overdue principal and interest will accrue at a rate that is 1.0% higher than the then applicable interest rate on the notes. The Company will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee has been appointed as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Future Subsidiary Guarantees

We do not have any Subsidiaries, and initially, as with the existing notes, the new notes will not be guaranteed by any Person. In the future, any Restricted Subsidiary formed or acquired by the Company will be required to guarantee the notes under the circumstances described under “— Certain Covenants —Additional Subsidiary Guarantees.” These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Subsidiary Guarantees from being voided in bankruptcy. See “Risk Factors — A subsidiary guarantee, if any, could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

A Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

(b) such transaction complies with the “Asset Sales” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture and that Guarantor no longer qualifies as a Subsidiary of the Company as a result of such disposition;

(3) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon Legal Defeasance or Covenant Defeasance as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge”;

(5) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing;

(6) at such time as such Guarantor ceases both (x) to guarantee any other Indebtedness of the Company and any Indebtedness of any other Guarantor (except as a result of payment under any such other guarantee) and (y) to be an obligor with respect to any Indebtedness under any Credit Facility; or

(7) upon such Guarantor consolidating with, merging into or transferring all of its properties or assets to the Company or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist.

See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

Except as otherwise described in this section and in the last paragraph of “— Repurchase at the Option of Holders — Change of Control,” the notes will not be redeemable at the Company’s option prior to June 1, 2016. The Company is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

At any time prior to June 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.000% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (including the notes offered hereby and any additional notes, but excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

On and after June 1, 2016, the Company may redeem all or a part of the notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes to be redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2016	104.000%
2017	102.000%
2018 and thereafter	100.000%

Prior to June 1, 2016, the Company may redeem all or part of the notes at a redemption price equal to the sum of:

(1) the principal amount thereof, plus

(2) the Make Whole Premium at the redemption date, plus

accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, subject to the authorized denomination for the notes (or, in the case of notes in global form, the trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection).

No notes of $2,000 or less can be redeemed in part. The Company will mail a notice of optional redemption at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the applicable Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless the Company defaults in the payment of the redemption price.

The notice of redemption with respect to a redemption described in the fourth paragraph under “— Optional Redemption” need not set forth the Make Whole Premium but only the manner of calculation thereof.

Mandatory Redemption

Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act of 1933, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On or before the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

(1) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Company’s ability to repurchase notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company’s financial resources. The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company or otherwise. The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Indebtedness outstanding thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture will provide that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing such Indebtedness to permit the repurchase of notes required by this covenant. If the Company does not obtain the requisite consents or repay all of its other outstanding Indebtedness, the Company will remain prohibited from purchasing notes under those other agreements. The Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption of all notes has been given pursuant to the indenture as described above under the caption “— Optional Redemption” unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% in aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or any Person assuming responsibilities for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c) accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable; and

(d) all other forms of consideration (except cash and Cash Equivalents) received for all Asset Sales since the date of the indenture to the extent that the Fair Market Value of all such other forms of consideration does not exceed in the aggregate 15% of the Adjusted Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries on a consolidated basis at the time each determination is made.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or any Restricted Subsidiary) may apply those Net Proceeds at its option to any combination of the following:

(I) to prepay, repay, redeem or repurchase Senior Debt;

(II) to invest in or acquire Additional Assets; or

(III) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Oil and Gas Business.

The requirement of clause (II) or (III) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 366th day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $20.0 million, the Company will make an offer (the “Asset Sale Offer”) to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, subject to adjustments so that no notes or other pari passu Indebtedness are selected and purchased in an unauthorized denomination. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Company’s ability to repurchase notes in an Asset Sale Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company’s financial resources. The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company or otherwise. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of the applicable lenders to the purchase of notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Company does not obtain a consent or repay the Indebtedness, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) repurchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes or any Subsidiary Guarantee (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) the purchase, repurchase or other acquisition of Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of repurchase or other acquisition, and (c) any payment of principal or interest at the Stated Maturity thereof); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(I) no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(III) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9) and (11) of the next succeeding paragraph) after the issue date of the notes, is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from December 31, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any Capital Stock of Persons engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by the Company after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital to the Company or any of its Restricted Subsidiaries with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, in each case to the extent such amounts have not been included in Consolidated Net Income for any period commencing on or after the date of the indenture.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

(2) the repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such repurchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded from clause III(b) of the first paragraph of this covenant;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(5) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included, (a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests of the Company to employees or directors of the Company or its Affiliates that occur after the date of the indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause III(b) of the first paragraph of this covenant) and (b) the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the date of the indenture;

(6) repurchases of Indebtedness that is subordinated in right of payment to the notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, in connection with any Change of Control Offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the provisions described under “— Repurchase at the Option of Holders — Change of Control”; or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “— Repurchase at the Option of Holders — Asset Sales”;

(7) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary of the Company representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or such Restricted Subsidiary or any other transaction permitted by the indenture;

(8) repurchases of Equity Interests deemed to occur upon the exercise or conversion of stock options, restricted stock, phantom stock, warrants, incentives, rights to acquire Equity Interests or other derivative securities if such Equity Interests represent a portion of the exercise, exchange or conversion price thereof;

(9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock, phantom stock, warrants, incentives, rights to acquire Equity Interests or other derivative securities) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(10) any payments in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the indenture not to exceed $5.0 million in the aggregate after the date of the indenture; or

(11) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in accordance with the definition of that term. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(11), the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, the Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness, the Company may issue Disqualified Stock or a Guarantor may issue preferred securities, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred securities are issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock described in clause (5) or (12) or any preferred securities described in clause (11) below (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $750.0 million and (b) the sum of $300.0 million and 30% of the Company’s Adjusted Consolidated Net Tangible Assets;

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the notes and the related Subsidiary Guarantees and (b) the Exchange Notes issued pursuant to any registration rights agreement and the related Subsidiary Guarantees;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary and related financing costs, and Attributable Debt in respect of sale and leaseback transactions, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $25.0 million and (b) 2.5% of the Company’s Adjusted Consolidated Net Tangible Assets;

(5) the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of the Company, in each case that was permitted by the indenture to be incurred or issued under the indenture (including Indebtedness previously incurred or Disqualified Stock previously issued pursuant to this clause (5));

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12) the incurrence by the Company or its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(13) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(14) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;

(15) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness (other than for money borrowed) in respect of bid, performance, surety, plugging and abandonment or similar bonds issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted by the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(17) the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary of the Company but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an Equity Interest in, such Unrestricted Subsidiary and not as guarantor of such Indebtedness and provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (17) and then outstanding does not exceed $25.0 million; and

(18) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of additional Disqualified Stock, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness and Disqualified Stock incurred or issued under this clause (18) and then outstanding does not exceed the greater of (a) $35.0 million and (b) 3.0% of the Company’s Adjusted Consolidated Net Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock in any manner that complies with this covenant. Any Indebtedness under Credit Facilities outstanding on the date of the indenture shall initially be considered incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of the same class of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets (whether now owned or hereafter acquired), securing Indebtedness, unless the notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be, on a basis senior (to at least the same extent as the notes are senior in right of payment) to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien on any property or assets of the Company or any of its Restricted Subsidiaries created for the benefit of the Holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (including in respect of any Credit Facilities) as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements (or the agreements referred to in this clause (1)), or the Indebtedness to which those agreements (or the agreements referred to in this clause (1)) relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the indenture, as determined by the chief executive officer and chief financial officer of the Company in their reasonable and good faith judgment;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

(5) instruments governing other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the date of the indenture in accordance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially more restrictive, taken as a whole, than the provisions contained in the Credit Agreement and in the indenture as in effect on the date of the indenture, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(6) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(7) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of the Company’s Board of Directors, which limitations are applicable only to the assets or property that are the subject of such agreements;

(12) any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(15) Hedging Contracts permitted from time to time under the indenture;

(16) the issuance of preferred securities by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred securities do not expressly restrict the ability of a Restricted Subsidiary of the Company to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Equity Interests); and

(17) any Permitted Investment.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Company is the survivor); or (y) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to a supplemental indenture;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) either:

(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction immediately after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary of the Company may consolidate with, merge into or dispose of all or part of its properties and assets to the Company, and the Company will not be required to comply with the preceding clause (5) in connection with any such consolidation, merger or disposition.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any consolidation or merger in which the Company is not the surviving entity or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company, in each case, in accordance with the foregoing, the surviving entity formed by such consolidation or into or with which the Company is merged or the entity to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such surviving entity had been named as the Company in the indenture, and thereafter (except in the case of a lease of all or substantially all of the Company’s assets), the Company will be relieved of all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, and payments, awards, grants or issuances of securities pursuant thereto;

(2) transactions between or among any of the Company and its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person;

(4) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5) sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(6) any Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments”;

(7) transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(8) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(9) (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any Restricted Subsidiary of the Company of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Company’s Unrestricted Subsidiaries;

(10) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary;

(11) in the case of contracts providing for the buying, selling or marketing of Hydrocarbons or operating, construction, storage, platform use or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with unrelated third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then the terms are no less favorable than those available from third parties on an arm’s length basis; and

(12) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Company’s Board of Directors or any Company Officer involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

In addition, if the Company or any of its Restricted Subsidiaries purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction), and if the Company or any of its Restricted Subsidiaries sells, conveys or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either (i) an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or (ii) represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary of the Company to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the date of the indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of the Company or any Indebtedness of any Guarantor in excess of the De Minimis Guaranteed Amount, or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under any of the Credit Facilities, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 30 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released at such time as such Guarantor ceases both (x) to guarantee any other Indebtedness of the Company and any Indebtedness of any other Guarantor (except as a result of payment under any such other guarantee) and (y) to be an obligor with respect to any Indebtedness under any Credit Facility.

Each Subsidiary Guarantee shall also be released in accordance with the provisions of the indenture described under “— Future Subsidiary Guarantees.”

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing, in which case the Company will furnish to the trustee, within the time periods specified in the Commission’s rules and regulations, and, upon its prior written request to the Company, to any Holder or Beneficial Owner of notes):

(1) all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

The availability of the foregoing information or reports on the SEC’s website will be deemed to satisfy the foregoing delivery requirements.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, for so long as any notes remain outstanding, if at any time the Company is not filing the reports required by the preceding paragraphs with the Commission, the Company will furnish to the Holders of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Termination

If at any time (a) the notes have an Investment Grade Rating, (b) no Default (other than a Reporting Default) has occurred and is continuing, and (c) the Company has delivered to the trustee an officer’s certificate certifying to the foregoing provisions of this sentence, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption

“— Repurchase at the Option of Holders — Asset Sales” and under the following headings under the caption “—  Certain Covenants”:

•	“— Restricted Payments,”

•	“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“— Transactions with Affiliates,”

•	“— Designation of Restricted and Unrestricted Subsidiaries,” and

•	“— Additional Subsidiary Guarantees.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control,” and the following provisions of the indenture described in:

•	“— Certain Covenants — Liens,”

•	“— Certain Covenants — Merger, Consolidation or Sale of Assets” (other than the financial tests set forth in clause (4) of such covenant),

•	“— Certain Covenants — Reports,” and

•	the covenant respecting payments for consent in the penultimate paragraph under the caption “— Amendment, Supplement and Waiver.”

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on, the notes;

(3) failure by the Company to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” or to consummate a purchase of notes when required pursuant to the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales” and “— Repurchase at the Option of Holders — Change of Control”;

(4) failure by the Company for 180 days after notice from the trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under “— Certain Covenants — Reports”;

(5) failure by the Company for 60 days after notice from the trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture (including the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales” and “— Repurchase at the Option of Holders — Change of Control” to the extent not described in clause (3) above);

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its

Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default (but not any consequential acceleration of the notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(8) any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, except, in each case, by reason of the release of such Subsidiary Guarantee in accordance with the indenture; and

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interests, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived.

The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, notes) any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

The Company is required to deliver to the trustee annually an officers’ certificate regarding compliance with the indenture. Upon any Company Officer becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a written notice specifying such Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, partner, employee, incorporator, manager or shareholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee stating that:

(a) the Company has received a ruling from, or a ruling has been published by, the Internal Revenue Service; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading “— Certain Covenants — Liens” or otherwise;

(6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7) to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(9) to evidence or provide for the acceptance of appointment under the indenture of a successor trustee; or

(10) to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of the “Description of Notes” section of the Company’s Offering Memorandum dated May 15, 2012 relating to the Company’s 8.000% senior notes due 2020 issued on May 18, 2012 in a private offering.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes in the time frame set forth in solicitation documents relating to such consent.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture requiring the approval of the Holders becomes effective, the Company will mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non- callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3) the Company and the Guarantors have paid or caused to be paid all other sums payable by them under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture and the existing notes issued on September 26, 2012 are, and the new notes offered hereby and any Subsidiary Guarantees will be, governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Northern Oil and Gas, Inc., 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

The notes will initially be issued in registered, global form without interest coupons (the “Global Notes”). Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Guarantors, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either event, the Company fails to appoint a successor depositary within 90 days;

(2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an Affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means:

(1) any assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or any of its Restricted Subsidiaries; or

(3) Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of a specified Person means (without duplication), as of the date of determination:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by such Person in a reserve report prepared as of the end of the fiscal year of such Person for which audited financial statements are available and giving effect to applicable Oil and Natural Gas Hedging Contracts in place as of the date of determination (whether positive or negative), as increased by, as of the date of determination, the estimated discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such reserve report, and

(ii) estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and in the case of clauses (i) and (ii) calculated in accordance with SEC guidelines, and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(B) reductions in the estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, and in the case of clauses (A) and (B) calculated in accordance with SEC guidelines;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of such Person and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(c) the Net Working Capital of such Person as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements; and

(d) the greater of:

(i) the net book value of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements, and

(ii) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (provided that such Person shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(2) the sum of:

(a) Minority Interests;

(b) to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited financial statements;

(c) to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above, would be necessary to satisfy fully the obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of the Company will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or a sale and leaseback transaction or mergers, consolidations or otherwise); provided, however, that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $10.0 million;

(2) a transfer of properties between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, products, accounts receivable or other properties or assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6) a disposition of properties or assets that constitutes (or results in by virtue of the consideration received for such disposition) either a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or any of its Restricted Subsidiaries in the ordinary course of business or in exchange for crude oil and natural gas properties owned or held by another Person;

(8) an Asset Swap;

(9) the creation or perfection of a Lien (but not, except to the extent contemplated in clause (10) below, the sale or other disposition of the properties or assets subject to such Lien);

(10) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(11) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the grant in the ordinary course of business of any non-exclusive license or sublicense of patents, trademarks, registrations therefor and other similar intellectual property, including without limitation licenses of seismic data;

(13) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(14) the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves; and

(15) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologist, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million or that is a lender under the Credit Agreement;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or Beneficially Own sufficient Equity Interests in such entity or its general partner, as applicable, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Company Officer” means any person who is authorized by the Board of Directors of the Company to execute documents binding on the Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash items were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) so long as such Person uses successful efforts or a similar method of accounting, the exploration expense of such Person and its Restricted Subsidiaries; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(8) to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary of the Company will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5) any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(6) unrealized losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded;

(7) to the extent deducted in the calculation of Net Income, any non-cash or other charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

(8) income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of February 28, 2012, by and among the Company, as borrower, Royal Bank of Canada, as administrative agent, SunTrust Bank, as syndication agent, Bank of Montreal, KeyBank, N.A. and U.S. Bank National Association, as co-documentation agents, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or secured or unsecured capital market financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the final stated maturity date of the notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (x) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments” or (y) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the notes as is required to be purchased pursuant to the provisions of the indenture. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the indenture.

“Exchange Notes” means the notes issued in an Exchange Offer pursuant to the indenture.

“Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Existing Indebtedness” means the aggregate principal amount of any Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and intercompany Indebtedness) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of transactions involving $25.0 million or more and otherwise by a Company Officer.

“Fitch” means Fitch Ratings, a unit of Fimalac, S.A., or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Contract applicable to such Indebtedness, but if the remaining term of such interest Hedging Contract is less than 12 months, then such interest Hedging Contract shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such option rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as such Person may designate.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions or synergies that have occurred or are reasonably expected to occur, in the reasonable judgment of a Company Officer who serves as principal financial or accounting officer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6) interest income reasonably anticipated by such Person to be received during the applicable four- quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments and accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends on any series of preferred securities of such Person or any of its Restricted Subsidiaries, whether paid or accrued and whether or not in cash, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP. At any time after the date of the indenture, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references in the indenture to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the trustee and the Holders of notes.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as a verb, “guarantee” has a correlative meaning.

“Guarantors “ means each Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of the indenture.

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates;

(3) Oil and Natural Gas Hedging Contracts; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates;

and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons “ means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4) in respect of bankers’ acceptances;

(5) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(6) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7) representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Furthermore, notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(iii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(iv) subject to the parenthetical at the end of the preceding sentence of this definition, any Dollar- Denominated Production Payments or Volumetric Production Payments;

(v) any Disqualified Stock; and

(vi) accounts payable, accrued expenses or other obligations of the Company or any of its Restricted Subsidiaries to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if either Moody’s or S&P ceases to rate the notes for reasons outside of the Company’s control, the equivalent investment grade rating from Fitch.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, advances or extensions of credit (including guarantees or similar arrangements, but excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment (other than an Investment constituting Cash Equivalents).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make Whole Premium” means, with respect to a note at any time, as calculated by the Company, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at June 1, 2016 (such redemption price being set forth in the table appearing under the caption “— Optional Redemption”), plus (ii) any required interest payments due on such note through June 1, 2016 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Minority Interest” means the percentage interest represented by any Capital Stock of a Restricted Subsidiary of the Company that are not owned by the Company or a Restricted Subsidiary of the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person;

(2) any extraordinary, unusual or non-recurring item of gain (or loss), together with any related provision for taxes on such extraordinary, unusual or non-recurring item of gain (or loss); and

(3) any non-cash equity compensation expense.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, severance costs, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale,

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, and

(5) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Working Capital” means, with respect to any specified Person, (a) all current assets of such Person and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of such Person and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties, and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of business in each case as set forth in the consolidated financial statements of such Person prepared in accordance with GAAP (excluding any adjustments made pursuant to Financial Standards Accounting Board (FASB) Accounting Standards Codification (ASC) 815.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any if its Restricted Subsidiaries except as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Obligations ” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties;

(2) the gathering, marketing, treating, processing, storage, distribution, selling and transporting of any production from such interests or properties;

(3) any business relating to exploration for or development, production, treatment, processing, storage, transportation or marketing of, oil, gas and other minerals and products produced in association therewith; and

(4) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Oil and Natural Gas Hedging Contract” means any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, provided that on the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either

(1) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(2) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments of a nature that is or shall have become customary in the Oil and Gas Business, including without limitation investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other restricted Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly traded limited partnerships or limited liability companies.

“Permitted Investments” means:

(1) any Investment in the Company (including without limitation through the purchase of notes) or in a Restricted Subsidiary of the Company;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” including pursuant to clause (7) or (8) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(7) Hedging Contracts;

(8) guarantees of Indebtedness permitted under the covenant contained under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(10) Permitted Business Investments;

(11) Investments that are in existence on the date of the indenture;

(12) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(13) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(14) loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Company or the applicable Restricted Subsidiary and otherwise in compliance with the covenant “— Certain Covenants — Transactions with Affiliates;”

(15) Investments of a Restricted Subsidiary acquired after the date of the indenture or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(16) Investments received as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default; and

(17) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed 10% of the Company’s Adjusted Consolidated Net Tangible Assets;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (17) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing Indebtedness under any Credit Facility that was incurred under clause (1) of the definition of Permitted Debt;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6) Liens on any asset or property acquired, constructed or improved by the Company or any of its Restricted Subsidiaries; provided that (a) such Liens are in favor of the seller of such asset or property, in favor of the Person or Persons developing, constructing, repairing or improving such asset or property, or in favor of the Person or Persons that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 360 days after the acquisition, development, construction, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the greater of (i) the cost of the asset or property so acquired, constructed or improved plus related financing costs and (ii) the Fair Market Value of the asset or property so acquired, constructed or improved, measured at the date of such acquisition, or the date of completion of such construction or improvement, and (d) such Liens are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(7) Liens existing on the date of the indenture other than Liens securing the Credit Facilities;

(8) Liens to secure the performance of leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens in respect of Production Payments and Reserve Sales;

(11) Liens on pipelines or pipeline facilities that arise by operation of law;

(12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Oil and Gas Business;

(13) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(14) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(15) Liens securing Obligations of the Company or the Guarantors under the notes or the Subsidiary Guarantees, as the case may be, and Liens securing other obligations of the Company or the Guarantors under the indenture;

(16) Liens to secure payment and performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries;

(17) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(18) landlords’, operators’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, workers’, construction or like Liens arising by contract or statute in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties, each of which is in respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(19) pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, statutory obligations, regulatory obligations and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation, old age pension or public liability obligations;

(20) any attachment or judgment Lien that does not constitute an Event of Default;

(21) survey exceptions, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations of, or rights of others for, licenses, rights-of-way, roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, sewers, electric lines, telegraph and telephone lines and other similar purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, Liens related to surface leases and surface operations, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(22) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(23) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(24) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(25) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(26) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “— Certain Covenants — Restricted Payments;”

(27) Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(28) Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests, all as ordinarily exist with respect to properties and assets of the Company and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business;

(29) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (29) does not exceed the greater of (a) $15.0 million and (b) 1.5% of the Company’s Adjusted Consolidated Net Tangible Assets; and

(30) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture and incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the Company, provided that:

(1) the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or amount of the Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired (plus all accrued and unpaid interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Stock, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired;

(3) if the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired is contractually subordinated or otherwise junior in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired; and

(4) such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company if the Company is the issuer or other primary obligor on the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired.

Notwithstanding the foregoing, any Indebtedness incurred under Credit Facilities shall be subject to the refinancing provision of the definition of Credit Facilities and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.

“Person ” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Reporting Default” means a Default described in clause (4) under “— Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P ” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Senior Debt” means

(1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

(2) any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b) any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Company’s Obligations under the indenture and on the notes.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2016; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) except as permitted by the “Transactions with Affiliates” covenant, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’

certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operation of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate amount of such Indebtedness or Disqualified Stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, final, temporary and proposed Treasury regulations promulgated under the Code, administrative rulings and judicial decisions, each as in effect and available as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the notes are held as capital assets within the meaning of Section 1221 of the Code and is limited to holders who purchase the notes for cash at the issue price indicated on the cover of this prospectus supplement. This summary does not address U.S. federal estate or gift tax considerations or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	certain former citizens or long-term residents of the United States;

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies, real estate investment trusts or grantor trusts;

•	dealers in securities, currencies or commodities;

•	persons that will own notes through partnerships or other pass-through entities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent set forth below);

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction,” or other integrated or risk reduction transaction.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of the partnership or a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

THIS SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes. The material U.S. federal income tax consequences to “non-U.S. holders” of the notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Qualified Reopening

We intend to treat the new notes as being issued in a “qualified reopening” of the existing notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the new notes will have the same issue date and the same issue price as the existing notes for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

The aggregate purchase price of the notes will include interest accrued at the applicable rate of interest from December 1, 2012, which is referred to herein as “pre-issuance accrued interest.” We intend to take the position that a portion of the June 1, 2013 interest payment equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as an amount payable on the notes. If this position is respected, our payment of such pre-issuance accrued interest will not be treated as taxable interest income to U.S. holders of the notes and the amount of the pre-issuance accrued interest will reduce such U.S. holder’s adjusted tax basis in the notes. You are urged to consult your tax advisors with respect to the tax treatment of the pre-issuance accrued interest associated with the notes.

Amortizable Bond Premium

If a note is purchased at a price in excess of such note’s stated principal amount (excluding any amounts that are treated as pre-issuance accrued interest as described above under “— Pre-Issuance Accrued Interest”), a U.S. holder will have bond premium with respect to the note in an amount equal to such excess. A U.S. holder generally may elect to amortize bond premium using the constant yield method over the remaining term of the note and may offset stated interest income otherwise required to be included in respect of the note during any taxable year by the amortized amount of bond premium for the taxable year. Because the notes may be redeemed by us prior to maturity at a premium, special rules apply that may defer the amount of bond premium that a U.S. holder may amortize until later in the term of the notes. The election to amortize bond premium on the constant yield method, once made, will also apply to all other debt obligations with bond premium that a U.S holder holds at the beginning of or acquires in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder does not elect to amortize the bond premium, the bond premium will decrease the gain or increase the loss such holder would otherwise recognize on the disposition of the note. You are urged to consult your tax advisors with respect to the rules relating to amortizable bond premium and the application to their particular circumstances.

Accrual of Interest

Other than as described above in “— Pre-Issuance Accrued Interest,” interest on the notes will generally be taxed to U.S. holders as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s regular method of accounting for federal income tax purposes.

In certain circumstances, as described under “Description of Notes — Optional Redemption,” and “— Repurchase at the Option of Holders — Change of Control,” we may be obligated to pay amounts on the notes that are in excess of stated interest on the notes. We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments subject to special rules. However, a U.S. holder will recognize additional income or gain if any such additional payment is made. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Disposition of Notes

A U.S. holder who disposes of a note by sale, taxable exchange for other property, or upon retirement of the note, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition, not including any amount attributable to accrued but unpaid interest which will be taxable as interest income as described above, and the U.S. holder’s adjusted tax basis in the note. In general, the U.S. holder’s adjusted tax basis in a note will be equal to the purchase price of the note paid by the U.S. holder, decreased by any bond premium amortized previously and by any pre-issuance accrued interest previously paid to the holder. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. For individuals, long-term capital gains generally are taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its interest income and net gain from the disposition of the notes, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the notes.

Backup Withholding and Information Reporting

Payments of interest and principal on the notes and the proceeds received upon the sale or other disposition (including a redemption) of such notes may be subject to information reporting and backup withholding. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. Payments to a U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	we are notified by the IRS that the U.S. holder is subject to backup withholding because it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

The amount of any reportable payments, including reportable payments of interest made to a U.S. holder that is not exempt and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. holders and to the IRS for each calendar year. The backup withholding tax rate is currently 28%.

A U.S. holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund so long as they timely provide certain information to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations.” Such entities should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

The U.S. federal withholding tax of 30% will not apply to any payment of interest on a note to a non-U.S. holder provided that:

•	such payments are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership;

•

the non-U.S. holder is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in Section 881(c)(3)(A) of the Code; and

•	(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or a successor form)) or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on its behalf and certifies, under penalties of perjury, that it or a financial institution between it and the holder, has received from the holder, a statement, under the penalties of perjury, that the holder is not a U.S. person, and, in certain circumstances, provides a copy of the statement or (c) the non-U.S. holder holds notes through certain foreign intermediaries or certain foreign partnerships that satisfy the requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless it provides the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (b) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, the holder maintains a U.S. permanent establishment to which such interest is attributable), it will be required to pay U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if it were a U.S. holder, except as otherwise provided by applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note generally will be included in the earnings and profits of such foreign corporation if the interest is effectively connected with the conduct by such foreign corporation of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of Notes

Any gain realized upon the sale, exchange, redemption or other disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as interest and may be subject to the rules described above under “Payments of Interest”) generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net basis generally in the same manner as if the holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on the gain, which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

Backup withholding will generally not apply to payments of interest made by us or our paying agents, in their capacities as such, if a non-U.S. holder has provided the required certification that it is not a U.S. person as described above. However, certain information reporting may still apply with respect to payments of interest even if certification is provided.

Payments of the proceeds of a disposition (including a redemption) made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker has certain relationships with the United States. A non-U.S. holder will be subject to backup withholding and information reporting with respect to any payment of the proceeds of a disposition (including a redemption) of a note made to or through the United States office of a broker unless it properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. The backup withholding tax rate is currently 28%.

A non-U.S. holder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against its U.S. federal income tax liability or such holder may claim a refund, provided the required information is furnished timely to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

RBC Capital Markets, LLC is acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes listed below:

Underwriters	Principal Amount
RBC Capital Markets, LLC	$61,225,000
BMO Capital Markets Corp.	20,408,000
Scotia Capital (USA) Inc.	20,408,000
SunTrust Robinson Humphrey, Inc.	20,408,000
KeyBanc Capital Markets Inc.	12,245,000
U.S. Bancorp Investments, Inc.	12,245,000
Capital One Southcoast, Inc.	10,204,000
Canaccord Genuity Inc.	10,204,000
BB&T Capital Markets, a division of BB&T Securities, LLC	6,122,000
BOSC, Inc.	6,122,000
ING Financial Markets LLC	6,122,000
C.K. Cooper & Company	4,082,000
Global Hunter Securities, LLC	4,082,000
Santander Investment Securities Inc.	4,082,000
Macquarie Capital (USA) Inc.	2,041,000

Total	$200,000,000

The underwriters have agreed to purchase all of the notes being sold pursuant to the underwriting agreement if any of the notes are purchased. If the underwriters default, the underwriting agreement may be terminated.

The underwriters have advised us that they propose initially to offer the notes at the price listed on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may from time to time vary the offering price and selling terms. The underwriters may offer and sell through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total).

	Per note	Total
Underwriting discount	2.450%	$4,900,000

Cadence Bank is acting as financial advisors in connection with this offering and will receive a fee of $100,000 for its services. Cadence Bank is not acting as an underwriter in this offering.

We estimate that our total expenses for this offering will be $900,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $10,000 as set forth in the underwriting agreement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, if, as and when issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

We have agreed in the underwriting agreement that for a period of 90 days after the date of this prospectus supplement, neither we nor any of our affiliates, nor any person acting on our or their behalf, will, without the prior written consent of RBC Capital Markets, LLC, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or devise that is designed to, or could be expected to, result in the disposition in the future of) any debt securities of ours similar to the notes.

The trading market for the notes is limited. The notes are not listed on any securities exchange or included on any automated dealer quotation system and we do not plan to apply for such listing or arrange for such inclusion. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws; however, they are not obligated to do so and may discontinue such market-making at any time without providing any notice. Accordingly, no assurance can be given as to the liquidity of any trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes and/or our other debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes (or such other securities) than they are required to purchase in the offering or which they hold in inventory. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the commission received by it because RBC Capital Markets, LLC or its affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes and/or other of our debt securities. As a result, the price of the notes (or such other securities) may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Conflicts of Interest

Because affiliates of each of RBC Capital Markets, LLC, BMO Capital Markets Corp., SunTrust Robinson Humphrey, Inc., KeyBanc Capital Markets Inc., Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc., Capital One Southcoast, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BOSC, Inc., ING Financial Markets LLC and Santander Investment Securities Inc. are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the revolving credit facility, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. Canaccord has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Canaccord will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Canaccord against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Pursuant to Rule 5121, RBC Capital Markets, LLC, BMO Capital Markets Corp., SunTrust Robinson Humphrey, Inc., KeyBanc Capital Markets Inc., Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc., Capital One Southcoast, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BOSC, Inc., ING Financial Markets LLC and Santander Investment Securities Inc. will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of each of the underwriters, except for Canaccord, C.K. Cooper & Company and Global Hunter Securities, LLC, are lenders under our revolving credit facility, and as such are entitled to be repaid with the net proceeds of this offering that are used to repay borrowings under the revolving credit facility and will receive their pro rata portion of such repayment.

Sales Outside of the United States

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of our notes directly or indirectly, or distribute this prospectus supplement or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EC.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

This prospectus supplement and the accompanying prospectus are only being distributed in the United Kingdom to, and are only directed at, (a) investment professionals falling within both Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) and Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “General Promotion Order”), and (b) high net worth companies and other persons falling with both Article 22(2)(a) to (d) of the CIS Promotion Order and Article 49(2)(a) to (d) of the General Promotion Order (all such persons together being referred to as “relevant persons”).

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1o-or-2o-or 3o of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The notes may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in the notes may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations. The notes are not a collective investment within the meaning of the Federal Collective Investment Schemes Act of June 23, 2006 (Bundesgesetz über die kollektiven Kapitalanlagen, KAG). This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the prior written consent of RBC Capital Markets, LLC. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 27 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of the notes on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The notes offered hereby have not been and will not be registered with the Swiss Federal Financial Market Supervisory Authority (FINMA) and have not been and will not be authorized under the Federal Collective Investment Schemes Act of June 23, 2006 (Bundesgesetz über die kollektiven Kapitalanlagen, KAG). The investor protection afforded by the Federal Collective Investment Schemes Act (Bundesgesetz über die kollektiven Kapitalanlagen, KAG) does not extend to the acquirers of the notes.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

LEGAL MATTERS

Certain legal matters regarding the notes will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota. Certain legal matters related to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The financial statements as of December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012, included and incorporated by reference in this Prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are included and incorporated by reference herein. Such financial statements have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Northern Oil and Gas, Inc. as of December 31, 2010, and the related statements of income, stockholders’ equity, and cash flow for the year in the period then ended included in this prospectus supplement have been audited by Mantyla McReynolds LLC, an independent registered public accounting firm as stated in their report (which report expresses an unqualified opinion).

Certain estimates of our oil and gas reserves used herein were based in part upon reports prepared by Ryder Scott Company, L.P., independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act with respect to the new notes offered by this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the new notes offered by this prospectus supplement. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be examined without charge at the public reference facilities of the SEC described below. Statements contained or incorporated by reference in this prospectus supplement concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements, and other information with the SEC. Through our website at www.northernoil.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement or the accompanying prospectus. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except as described below. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC, other than any portions of such documents that are not deemed “filed” under the Exchange Act, in accordance with the Exchange Act and applicable SEC rules:

•

our Annual Report on Form 10-K for the year ended December 31, 2012, including the portions of our definitive Notice and Proxy Statement for our Annual Meeting of Shareholders to be held on May 23, 2013 that are incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	our Current Report on Form 8-K filed on April 2, 2013.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement to the end of the offering of the new notes pursuant to this prospectus supplement and the accompanying prospectus shall also be deemed to be incorporated herein by reference (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and will automatically update information in this prospectus supplement and the accompanying prospectus.

Any statements made in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Northern Oil and Gas, Inc. Attention: Corporate Secretary 315 Manitoba Avenue – Suite 200 Wayzata, MN 55391 952-476-9800

ANNEX A

GLOSSARY OF OIL AND NATURAL GAS TERMS

The terms and abbreviations defined in this section are used throughout this prospectus supplement:

“Bbl.” One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to oil, condensate or NGLs.

“Boe.” A barrel of oil equivalent and a standard convention used to express oil, NGL and natural gas volumes on a comparable oil equivalent basis. Gas equivalents are determined under the relative energy content method by using the ratio of 6.0 Mcf of gas to 1.0 Bbl of oil or NGL.

“Btu or British Thermal Unit.” The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Completion” The process of treating a drilled well followed by the installation of permanent equipment for the production of oil, NGLs, and/or natural gas.

“Conventional play.” An area that is believed to be capable of producing oil, NGLs, and natural gas occurring in discrete accumulations in structural and stratigraphic traps.

“Developed acreage.” Acreage consisting of leased acres spaced or assignable to productive wells. Acreage included in spacing units of infill wells is classified as developed acreage at the time production commences from the initial well in the spacing unit. As such, the addition of an infill well does not have any impact on a company’s amount of developed acreage.

“Development well.” A well drilled within the proved area of a oil, NGL, or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting proved oil, NGL, or natural gas reserves.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Exploratory well.” A well drilled to find and produce oil, NGLs, or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing oil, NGLs, or natural gas in another reservoir, or to extend a known reservoir.

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rock.

“Gross acres or gross wells.” The total acres or wells, as the case may be, in which a working interest is owned. All gross acre figures in this prospectus supplement are approximates and estimated.

“Held by operations.” A provision in an oil and gas lease that extends the stated term of the lease as long as drilling operations are ongoing on the property.

“Held by production.” A provision in an oil and gas lease that extends the stated term of the lease as long as the property produces a minimum quantity of oil, NGLs, and natural gas.

“Hydraulic fracturing.” The technique of improving a well’s production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

“Infill well.” A subsequent well drilled in an established spacing unit to the addition of an already established productive well in the spacing unit. Acreage on which infill wells are drilled is considered developed commencing with the initial productive well established in the spacing unit. As such, the addition of an infill well does not have any impact on a company’s amount of developed acreage.

“MBbl.” One thousand barrels of oil, condensate or NGLs.

“MBoe.” One thousand Boes.

“Mcf.” One thousand cubic feet of natural gas.

“MMBbl.” One million barrels of oil, condensate or NGLs.

“MMBoe.” One million Boes.

“MMBtu.” One million British Thermal Units.

“MMcf.” One million cubic feet of natural gas.

“NGLs.” Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

“Net acres.” The percentage ownership of gross acreage. Net acres are deemed to exist when the sum of fractional ownership working interests in gross acres equals one (e.g., a 10% working interest in a lease covering 640 gross acres is equivalent to 64 net acres). All net acre figures in this prospectus supplement are approximates and estimated.

“Net acres under the bit” or “net acreage under the bit.” The net leased acres on which wells are spud, drilling, drilled, awaiting completion or completing in the spacing unit only, and not yet classified as developed acreage, regardless of whether or not such acreage contains proved reserves. Acreage included in spacing units of infill wells is not considered under the bit because such acreage was already previously classified as developed acreage when the initial well was completed in the subject spacing unit.

“Net well.” A well that is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

“NYMEX.” The New York Mercantile Exchange.

“OPEC.” The Organization of Petroleum Exporting Countries.

“Possible reserves.” The additional reserves which analysis of geoscience and engineering data suggest are less likely to be recoverable than probable reserves.

“Probable reserves.” The additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but which together with proved reserves, are as likely as not to be recovered.

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Proved developed producing reserves (PDPs).” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil, NGLs, and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included in “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

“Proved developed non-producing reserves (PDNPs).” Proved oil, NGLs, and natural gas reserves that are developed behind pipe, shut-in or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future recompletion prior to the start of production.

“Proved reserves.” The quantities of oil, NGLs and natural gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“Proved undeveloped reserves” or “PUDs.” Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for development. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves will not be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

(i) The area of the reservoir considered as proved includes: (A) the area identified by drilling and limited by fluid contacts, if any, and (B) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil, NGLs or natural gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (“LKH”) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (“HKO”) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) the project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions.

“PV-10.” The estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

“Recompletion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of oil, NGLs or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible oil, NGLs and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Standardized measure.” The estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation, calculated in accordance with Accounting Standards Codification (“ASC”) 932, formerly Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”

“Unconventional play.” An area believed to be capable of producing oil, NGLs, and/or natural gas occurring in cumulations that are regionally extensive but require recently developed technologies to achieve profitability. These areas tend to have low permeability and may be closely associated with source rock as this is the case with oil and natural gas shale, tight oil and natural gas sands and coal bed methane.

“Undeveloped acreage.” Leased acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil, NGLs, and natural gas, regardless of whether such acreage contains proved reserves. Undeveloped acreage includes net acres under the bit and net acres held by operations until a productive well is established in the spacing unit.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“West Texas Intermediate” or “WTI.” A light, sweet blend of oil produced from the fields in West Texas.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own oil, NGLs, natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

NORTHERN OIL AND GAS, INC.

BALANCE SHEETS

MARCH 31, 2013 AND DECEMBER 31, 2012

	March 31, 2013 (unaudited)	December 31, 2012
CURRENT ASSETS
Cash and Cash Equivalents	$8,482,166	$13,387,998
Trade Receivables	75,890,491	70,219,669
Advances to Operators	3,137,738	3,109,591
Prepaid Expenses	782,327	592,001
Other Current Assets	209,048	1,115,088
Derivative Instruments	573,873	4,095,197
Deferred Tax Asset	5,061,000	1,695,000

Total Current Assets	94,136,643	94,214,544

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	1,250,775,445	1,159,191,601
Unproved	91,818,469	82,926,384
Other Property and Equipment	3,232,324	3,158,224

Total Property and Equipment	1,345,826,238	1,245,276,209
Less — Accumulated Depreciation and Depletion	188,793,939	162,031,493

Total Property and Equipment, Net	1,157,032,299	1,083,244,716
DERIVATIVE INSTRUMENTS	1,171,612	1,763,008
DEBT ISSUANCE COSTS	11,390,927	11,713,030

TOTAL ASSETS	$1,263,731,481	$1,190,935,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$118,562,082	$95,822,162
Accrued Expenses	1,062,778	2,454,085
Accrued Interest	8,199,330	2,180,416
Derivative Instruments	7,119,763	—

Total Current Liabilities	134,943,953	100,456,663

LONG-TERM LIABILITIES
Revolving Credit Facility	139,000,000	124,000,000
8% Senior Notes Due 2020	300,000,000	300,000,000
Derivative Instruments	6,225,917	2,547,745
Other Noncurrent Liabilities	1,758,894	1,570,630
Deferred Tax Liability	85,141,000	76,175,000

Total Long-Term Liabilities	532,125,811	504,293,375

TOTAL LIABILITIES	667,069,764	604,750,038

COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS’ EQUITY
Preferred Stock, Par Value $.001; 5,000,000 Authorized, No Shares Outstanding	—	—
Common Stock, Par Value $.001; 95,000,000 Authorized, (3/31/2013 — 63,784,732 Shares Outstanding and 12/31/2012 — 63,532,622 Shares Outstanding)	63,784	63,532
Additional Paid-In Capital	466,991,106	465,466,420
Retained Earnings	129,606,827	120,655,308

Total Stockholders’ Equity	596,661,717	586,185,260

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,263,731,481	$1,190,935,298

The accompanying notes are an integral part of these financial statements.

NORTHERN OIL AND GAS, INC.

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
REVENUES
Oil and Gas Sales	$83,171,661	$65,139,396
Loss on Settled Derivatives	(371,283)	(5,335,597)
Unrealized Loss on Derivative Instruments	(14,910,655)	(9,364,913)
Other Revenue	8,359	84,106

Total Revenue	67,898,082	50,522,992

OPERATING EXPENSES
Production Expenses	8,641,210	6,513,348
Production Taxes	7,811,304	6,078,885
General and Administrative Expense	3,988,806	4,681,378
Depletion of Oil and Gas Properties	26,668,171	18,309,500
Depreciation and Amortization	94,275	97,089
Accretion of Discount on Asset Retirement Obligations	30,247	15,632

Total Expenses	47,234,013	35,695,832

INCOME FROM OPERATIONS	20,664,069	14,827,160

OTHER INCOME (EXPENSE)
Interest Expense	(6,108,000)	(196,299)
Other Income	64	400

Total Other Income (Expense)	(6,107,936)	(195,899)

INCOME BEFORE INCOME TAXES	14,556,133	14,631,261
INCOME TAX PROVISION	5,604,614	5,825,350

NET INCOME	$8,951,519	$8,805,911

COMPREHENSIVE INCOME, NET OF TAX
Reclassification of Derivative Instruments Included in Income (Net of Tax of $39,000 for the three months ended March 31, 2012)	—	62,309

Total Other Comprehensive Income	—	62,309

COMPREHENSIVE INCOME	$8,951,519	$8,868,220

Net Income Per Common Share — Basic	$0.14	$0.14

Net Income Per Common Share — Diluted	$0.14	$0.14

Weighted Average Shares Outstanding — Basic	62,857,322	62,239,237

Weighted Average Shares Outstanding — Diluted	63,316,301	62,670,156

The accompanying notes are an integral part of these financial statements.

NORTHERN OIL AND GAS, INC.

STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8,951,519	$8,805,911
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depletion of Oil and Gas Properties	26,668,171	18,309,500
Depreciation and Amortization	94,275	97,089
Amortization of Debt Issuance Costs	506,187	148,687
Accretion of Discount on Asset Retirement Obligations	30,247	15,632
Deferred Income Taxes	5,600,000	5,820,000
Unrealized Loss on Derivative Instruments	14,910,655	9,364,913
Amortization of Deferred Rent	(3,663)	(8,308)
Share — Based Compensation Expense	1,122,274	2,204,927
Changes in Working Capital and Other Items:
Increase in Trade Receivables	(5,670,822)	(9,946,705)
Increase in Prepaid Expenses	(190,326)	(508,724)
Increase in Other Current Assets	(1,960)	(72,196)
(Decrease) Increase in Accounts Payable	(287,231)	3,400,776
Increase in Accrued Interest	6,018,914	260,350
(Decrease) Increase in Accrued Expenses	(1,391,307)	721,580

Net Cash Provided By Operating Activities	56,356,933	38,613,432

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Oil and Gas Properties and Development Capital Expenditures	(76,884,714)	(144,975,919)
Proceeds from Sale of Oil and Gas Properties	908,000	—
Purchases of Other Property and Equipment	(74,100)	(130,971)

Net Cash Used For Investing Activities	(76,050,814)	(145,106,890)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances on Revolving Credit Facility	22,000,000	262,600,000
Repayments on Revolving Credit Facility	(7,000,000)	(155,000,000)
Debt Issuance Costs Paid	(184,084)	(2,396,056)
Repurchase of Common Stock	(27,867)	(1,173,315)
Proceeds from Exercise of Stock Options	—	18,130

Net Cash Provided by Financing Activities	14,788,049	104,048,759

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,905,832)	(2,444,699)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	13,387,998	6,279,587

CASH AND CASH EQUIVALENTS — END OF PERIOD	$8,482,166	$3,834,888

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$772,651	$750,624

Cash Paid During the Period for Income Taxes	$13,614	$5,350

Non-Cash Financing and Investing Activities:
Oil and Natural Gas Properties Included in Accounts Payable	$114,803,264	$107,354,582

Payment of Compensation through Issuance of Common Stock	$1,552,805	$5,763,921

Capitalized Asset Retirement Obligations	$161,680	$140,937

Non-Cash Compensation Capitalized on Oil and Gas Properties	$430,531	$3,558,994

The accompanying notes are an integral part of these financial statements.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2013

(Unaudited)

NOTE 1    ORGANIZATION AND NATURE OF BUSINESS

Northern Oil and Gas, Inc. (the “Company,” “Northern,” “our” and words of similar import), a Minnesota corporation, is an independent energy company engaged in the acquisition, exploration, exploitation, development and production of crude oil and natural gas properties. The Company’s common stock trades on the NYSE MKT market under the symbol “NOG”.

Northern’s principal business is crude oil and natural gas exploration, development, and production with operations in North Dakota and Montana that primarily target the Bakken and Three Forks formations in the Williston Basin of the United States. The Company acquires leasehold interests that comprise of non-operated working interests in wells and in drilling projects within its area of operations. As of March 31, 2013, approximately 53% of Northern’s 181,823 total net acres were developed.

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES

The financial information included herein is unaudited, except for the balance sheet as of December 31, 2012, which has been derived from the Company’s audited financial statements for the year ended December 31, 2012. However, such information includes all adjustments (consisting of normal recurring adjustments and change in accounting principles), which are in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year.

Certain information, accounting policies, and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted in this Form 10-Q pursuant to certain rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2012, which were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Use of Estimates

The preparation of financial statements under GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to proved crude oil and natural gas reserve volumes, future development costs, estimates relating to certain crude oil and natural gas revenues and expenses, fair value of derivative instruments, and deferred income taxes. Actual results may differ from those estimates.

Cash and Cash Equivalents

Northern considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents. Cash equivalents consist primarily of interest-bearing bank accounts and money market funds. The Company’s cash positions represent assets held in checking and money market accounts. These assets are generally available on a daily or weekly basis and are highly liquid in nature. Due to the balances being greater than $250,000, the Company does not have FDIC coverage on the entire amount of bank deposits. The Company believes this risk is minimal. In addition, the Company is subject to Security Investor Protection Corporation (SIPC) protection on a vast majority of its financial assets.

Accounts Receivable

Accounts receivable are carried on a gross basis, with no discounting. The Company regularly reviews all aged accounts receivable for collectability and establishes an allowance as necessary for individual customer balances.

The allowance for doubtful accounts at March 31, 2013 and December 31, 2012 was $250,000 and $0, respectively.

Advances to Operators

The Company participates in the drilling of crude oil and natural gas wells with other working interest partners. Due to the capital intensive nature of crude oil and natural gas drilling activities, the working interest partner responsible for conducting the drilling operations may request advance payments from other working interest partners for their share of the costs. The Company expects such advances to be applied by working interest partners against joint interest billings for its share of drilling operations within 90 days from when the advance is paid.

Other Property and Equipment

Property and equipment that are not crude oil and natural gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three to fifteen years. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Long-lived assets, other than crude oil and natural gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable. The Company has not recognized any impairment losses on non-crude oil and natural gas long-lived assets. Depreciation expense was $94,275 and $97,089 for the three months ended March 31, 2013 and 2012, respectively.

Full Cost Method

Northern follows the full cost method of accounting for crude oil and natural gas operations whereby all costs related to the exploration and development of crude oil and natural gas properties are initially capitalized into a single cost center (“full cost pool”). Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities. Internal costs that are capitalized are directly attributable to acquisition, exploration and development activities and do not include costs related to the production, general corporate overhead or similar activities. Costs associated with production and general corporate activities are expensed in the period incurred. Capitalized costs are summarized as follows for the three months ended March 31, 2013 and 2012, respectively.

	Three Months Ended March 31,
	2013	2012
Capitalized Certain Payroll and Other Internal Costs	$640,896	$4,204,439
Capitalized Interest Costs	1,385,158	1,010,974

Total	$2,026,054	$5,215,413

As of March 31, 2013, the Company held leasehold interests in the Williston Basin on acreage located in North Dakota and Montana targeting the Bakken and Three Forks formations.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool. There were no property sales in the three months ended March 31, 2013 and 2012.

Capitalized costs associated with impaired properties and capitalized cost related to properties having proved reserves, plus the estimated future development costs and asset retirement costs, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion and full cost ceiling calculations. For the three months ended March 31, 2013 and 2012, the Company transferred into the full cost pool costs related to expired leases of $3.9 million and $1.9 million, respectively.

Capitalized costs of crude oil and natural gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved crude oil and natural gas reserves plus the cost of unproved properties (adjusted for related income tax effects). Should capitalized costs exceed this ceiling, impairment is recognized. The present value of estimated future net cash flows is computed by applying the 12-month average price of crude oil and natural gas to estimated future production of proved crude oil and natural gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions. Such present value of proved reserves’ future net cash flows excludes future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet. Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense. As of March 31, 2013, the Company has not realized any impairment of its properties.

Asset Retirement Obligations

Asset retirement obligation is included in other noncurrent liabilities and relates to future costs associated with the plugging and abandonment of crude oil and natural gas wells, removal of equipment and facilities from leased acreage and returning the land to its original condition. Estimates are based on estimated remaining lives of those wells based on reserve estimates, external estimates to plug and abandon the wells in the future, inflation, credit adjusted discount rates and federal and state regulatory requirements. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

Debt Issuance Costs

At March 31, 2013, the Company had capitalized debt issuance costs of $5.9 million in connection with the revolving credit facility and $8.8 million in connection with the “8% Senior Notes Due 2020” (see Note 4). These debt issuance costs are being amortized over the term of the related financing using the straight-line method, which approximates the effective interest method.

The amortization of debt issuance costs for the three months ended March 31, 2013 and 2012 was $506,187 and $148,687, respectively.

Revenue Recognition

The Company recognizes crude oil and natural gas revenues from its interests in producing wells when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable. The Company uses the sales method of accounting for natural gas balancing of natural gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation. As of March 31, 2013 and December 31, 2012, the Company’s natural gas production was in balance, meaning its cumulative portion of natural gas production taken and sold from wells in which it has an interest equaled its entitled interest in natural gas production from those wells.

Concentrations of Market and Credit Risk

The future results of the Company’s crude oil and natural gas operations will be affected by the market prices of crude oil and natural gas. The availability of a ready market for crude oil and natural gas products in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of crude oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of crude oil, natural gas and liquid products, the regulatory environment, the economic environment, and other regional and political events, none of which can be predicted with certainty.

The Company operates in the exploration, development and production sector of the crude oil and natural gas industry. The Company’s receivables include amounts due from purchasers of its crude oil and natural gas production. While certain of these customers are affected by periodic downturns in the economy in general or in their specific segment of the crude oil or natural gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations over the long-term. Trade receivables are generally not collateralized.

The Company manages and controls market and counterparty credit risk. In the normal course of business, collateral is not required for financial instruments with credit risk. Financial instruments which potentially subject the Company to credit risk consist principally of temporary cash balances and derivative financial instruments. The Company maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed the federally insured limits. The Company has not experienced any significant losses from such investments. The Company attempts to limit the amount of credit exposure to any one financial institution or company. The Company believes the credit quality of its customers is generally high. In the normal course of business, letters of credit or parent guarantees may be required for counterparties which management perceives to have a higher credit risk.

Stock-Based Compensation

The Company records expense associated with the fair value of stock-based compensation. For fully vested stock and restricted stock grants the Company calculates the stock based compensation expense based upon estimated fair value on the date of grant. For stock options, the Company uses the Black-Scholes option valuation model to calculate stock based compensation at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

Stock Issuance

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable.

Income Taxes

Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized. No valuation allowance has been recorded as of March 31, 2013 and December 31, 2012.

Net Income Per Common Share

Basic earnings per share (“EPS”) are computed by dividing net income (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted EPS is computed by dividing net income by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include stock options and restricted stock. The number of potential common shares outstanding relating to stock options and restricted stock is computed using the treasury stock method.

The reconciliation of the denominators used to calculate basic EPS and diluted EPS for the three months ended March 31, 2013 and 2012 are as follows:

	Three Months Ended March 31,
	2013	2012
Weighted average common shares outstanding – basic	62,857,322	62,239,237
Plus: Potentially dilutive common shares
Stock options and restricted stock	458,979	430,919

Weighted average common shares outstanding – diluted	63,316,301	62,670,156

Restricted stock excluded from EPS due to the anti-dilutive effect	13,633	9,632

As of March 31, 2013 and 2012, potentially dilutive shares from stock options were 251,963 and 258,963, respectively.

Derivative Instruments and Price Risk Management

The Company uses derivative instruments to manage market risks resulting from fluctuations in the prices of crude oil. The Company enters into derivative contracts, including price swaps, caps and floors, which require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of crude oil without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected production from existing wells. The Company has, and may continue to use exchange traded futures contracts and option contracts to hedge the delivery price of crude oil at a future date.

On November 1, 2009, due to the volatility of price differentials in the Williston Basin, the Company de-designated all derivatives that were previously classified as cash flow hedges and in addition, the Company has elected not to designate any subsequent derivative contracts as accounting hedges. As such, all derivative positions are carried at their fair value on the balance sheet and are marked-to-market at the end of each period. Any realized gains and losses are recorded to gain (loss) on settled derivatives and unrealized gains or losses are recorded to gain (loss) on mark-to-market of derivative instruments on the statements of comprehensive income rather than as a component of accumulated other comprehensive income (loss) or other income (expense). See Note 12 for a description of the derivative contracts which the Company has entered into.

Prior to November 1, 2009, the Company, at the inception of a derivative contract, designated the derivative as a cash flow hedge. For all derivatives designated as cash flow hedges, the Company formally documented the relationship between the derivative contract and the hedged items, as well as the risk management objective for entering into the derivative contract. To be designated as a cash flow hedge transaction, the relationship between the derivative and the hedged items must be highly effective in achieving the offset of changes in cash flows attributable to the risk both at the inception of the derivative and on an ongoing basis. The Company historically measured hedge effectiveness on a quarterly basis and hedge accounting would be discontinued prospectively if it determined that the derivative was no longer effective in offsetting changes in the cash flows of the hedged item. Gains and losses deferred in accumulated other comprehensive income (loss) related to cash flow hedge derivatives that become ineffective remain unchanged until the related production was delivered. If the Company determined that it was probable that a hedged forecasted transaction would not occur, deferred gains or losses on the derivative were recognized in earnings immediately.

Derivatives, historically, were recorded on the balance sheet at fair value and changes in the fair value of derivatives were recorded each period in current earnings or other comprehensive income (loss), depending on whether a derivative was designated as part of a hedge transaction and, if it was, depending on the type of hedge transaction. The Company’s derivatives historically consisted primarily of cash flow hedge transactions in which the Company was hedging the variability of cash flows related to a forecasted transaction. Period to period changes in the fair value of derivative instruments designated as cash flow hedges were reported in accumulated other comprehensive income (loss) and reclassified to earnings in the periods in which the hedged item impacts earnings. The ineffective portion of the cash flow hedges were reflected in current period earnings as gain or loss from derivatives. Gains and losses on derivative instruments that did not qualify for hedge accounting were included in income or loss from derivatives in the period in which they occur. The resulting cash flows from derivatives were reported as cash flows from operating activities.

Impairment

Long-lived assets to be held and used are required to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Crude oil and natural gas properties accounted for using the full cost method of accounting (which the Company uses) are excluded from this requirement but continue to be subject to the full cost method’s impairment rules. There was no impairment identified as of March 31, 2013 and December 31, 2012.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

Recently Adopted

Balance Sheet Offsetting — In December 2011, the FASB issued Balance Sheet (Topic 210)  — Disclosures about Offsetting Assets and Liabilities (ASU No. 2011-11), which requires disclosures regarding netting arrangements in agreements underlying derivatives, certain financial instruments and related collateral amounts, and the extent to which an entity’s financial statement presentation policies related to netting arrangements impact amounts recorded to the financial statements. In January 2013, the FASB issued Balance Sheet (Topic 210) — Clarifying the Scope of Disclosures about

Offsetting Assets and Liabilities (ASU No. 2013-01) to clarify the specific instruments that should be considered in these disclosures. These disclosure requirements do not affect the presentation of amounts in the consolidated balance sheets, and were effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual reporting periods.

NOTE 3    CRUDE OIL AND NATURAL GAS PROPERTIES

The value of the Company’s crude oil and natural gas properties consists of all acreage acquisition costs (including cash expenditures and the value of stock consideration), drilling costs and other associated capitalized costs. Acquisitions are accounted for as purchases and, accordingly, the results of operations are included in the accompanying statements of income and comprehensive income from the closing date of the acquisition. Purchase prices are allocated to acquired assets based on their estimated fair value at the time of the acquisition. In the past, acquisitions have been funded with internal cash flow, bank borrowings and the issuance of equity securities. Purchases of properties and development capital expenditures that were in accounts payable and not yet paid in cash at March 31, 2013 and December 31, 2012 were approximately $114.8 million and $91.8 million, respectively.

Acquisitions

For the three months ended March 31, 2013, the Company acquired approximately 6,022 net mineral acres, for an average cost of approximately $1,087 per net acre, in its key prospect areas in the form of effective leases.

For the three months ended March 31, 2012, the Company acquired approximately 10,278 net mineral acres, for an average cost of approximately $1,672 per net acre, in its key prospect areas in the form of effective leases.

Unproved Properties

Unproved properties not being amortized comprise approximately 66,000 net acres and 63,000 net acres of undeveloped leasehold interests at March 31, 2013 and December 31, 2012, respectively. The Company believes that the majority of its unproved costs will become subject to depletion within the next five years by proving up reserves relating to the acreage through exploration and development activities, by impairing the acreage that will expire before the Company can explore or develop it further or by determining that further exploration and development activity will not occur. The timing by which all other properties will become subject to depletion will be dependent upon the timing of future drilling activities and delineation of its reserves.

Excluded costs for unproved properties are accumulated by year. Costs are reflected in the full cost pool as the drilling costs are incurred or as costs are evaluated and deemed impaired. The Company anticipates these excluded costs will be included in the depletion computation over the next five years. The Company is unable to predict the future impact on depletion rates.

All properties that are not classified as proved properties are considered unproved properties and, thus, the costs associated with such properties are not subject to depletion. Once a property is classified as proved, all associated acreage and drilling costs are subject to depletion. At March 31, 2013 and December 31, 2012, the amounts of capitalized costs excluded from depletion were $91.8 million and $82.9 million, respectively.

The Company historically has acquired its properties by purchasing individual or small groups of leases directly from mineral owners or from landmen or lease brokers, which leases historically have not been subject to specified drilling projects, and by purchasing lease packages in identified project areas controlled by specific operators. The Company generally participates in drilling activities on a heads up basis by electing whether to participate in each well on a well-by-well basis at the time wells are proposed for drilling, with the exception of the defined drilling projects with Slawson described below.

As of March 31, 2013, the Company was participating in three defined drilling projects with Slawson, with participation interests ranging between 4.5% and 50%, covering an aggregate of approximately 19,597 net acres of leasehold interests held by the Company. The areas cover the Windsor project area (4.5% participation interest), which includes approximately 2,172 net acres held by the Company, primarily located in Mountrail and surrounding counties of North Dakota. The South West Big Sky project (20% participation interest) includes approximately 5,470 total net acres held by the Company in Richland County, Montana. The Lambert project (50% participation interest) includes approximately 11,955 net acres held by the Company in Richland County, Montana.

NOTE 4    REVOLVING CREDIT FACILITY AND LONG TERM DEBT

Revolving Credit Facility

In February 2012, the Company entered into an amended and restated credit agreement providing for a revolving credit facility (the “Revolving Credit Facility”), which replaced its previous revolving credit facility with a syndicated facility. The Revolving Credit Facility, which is secured by substantially all of the Company’s assets, provides for a commitment equal to the lesser of the facility amount or the borrowing base. At March 31, 2013, the facility amount was $750 million, the borrowing base was $400 million and there was a $139 million outstanding balance, leaving $261 million of borrowing capacity available under the facility. Under the terms of the Revolving Credit Facility, the Company is limited to $500 million of permitted additional indebtedness, as defined, provided that the borrowing base will be reduced by 25% of the stated amount of any such permitted additional indebtedness. The $300 million in Notes described below is “permitted additional indebtedness” as defined in the Revolving Credit Facility.

The Revolving Credit Facility matures on January 1, 2017 and provides for a borrowing base subject to redetermination semi-annually each April and October and for event-driven unscheduled redeterminations. Borrowings under the Revolving Credit Facility can either be at the Alternate Base Rate (as defined) plus a spread ranging from 0.75% to 1.75% or LIBOR borrowings at the Adjusted LIBOR Rate (as defined) plus a spread ranging from 1.75% to 2.75%. The applicable spread is dependent upon amount of borrowings relative to the borrowing base. The Company may elect, from time to time, to convert all or any part of its LIBOR loans to base rate loans or to convert all or any of the base rate loans to LIBOR loans. A commitment fee is paid on the undrawn balance based on an annual rate of either 0.375% or 0.50%. At March 31, 2013, the commitment fee was 0.375% and the interest rate margin was 2.0% on LIBOR loans and 1.0% on base rate loans.

The Revolving Credit Facility contains negative covenants that limit the Company’s ability, among other things, to pay any cash dividends, incur additional indebtedness, sell assets, enter into certain hedging contracts, change the nature of its business or operations, merge, consolidate, or make investments. In addition, the Company is required to maintain a ratio of debt to EBITDAX (as defined in the credit agreement) of no greater than 4.0 to 1.0, maintain a ratio of EBITDAX to interest expense (as defined in the credit agreement) of not less that 3.0 to 1.0 and a current ratio (as defined in the credit agreement) of no less than 1.0 to 1.0. The Company was in compliance with its covenants under the Revolving Credit Facility at March 31, 2013.

All of the Company’s obligations under the Revolving Credit Facility are secured by a first priority security interest in any and all assets of the Company.

8% Senior Notes Due 2020

On May 18, 2012, the Company issued $300 million aggregate principal amount of 8.000% senior unsecured notes due June 1, 2020 (the “Notes”). Interest is payable on the Notes semi-annually in arrears on each of June 1 and December 1. The Company currently does not have any subsidiaries and, as a result, the Notes are not currently guaranteed. Any subsidiaries the Company forms in the future may be required to unconditionally guarantee, jointly and severally, payment obligation under the Notes on a senior unsecured basis. The issuance of these Notes resulted in net proceeds to the Company of approximately $291.2 million, which are in use to fund the Company’s exploration, development and acquisition program and for general corporate purposes (including repayment of borrowings that were outstanding under the Revolving Credit Facility at the time the Notes were issued).

At any time prior to June 1, 2015, the Company may redeem up to 35% of the Notes at a redemption price of 108% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings, so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption. Prior to June 1, 2016, the Company may redeem some or all of the Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. On and after June 1, 2016, the Company may redeem some or all of the Notes at redemption prices (expressed as percentages of principal amount) equal to 104% for the twelve-month period beginning on June 1, 2016, 102% for the twelve-month period beginning June 1, 2017 and 100% beginning on June 1, 2018, plus accrued and unpaid interest to the redemption date.

On May 18, 2012, in connection with the issuance of the Notes, the Company entered into an Indenture (the “Indenture”), by and among the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Indenture restricts the Company’s ability to: (i) incur additional debt or enter into sale and leaseback transactions; (ii) pay distributions on, redeem or, repurchase equity interests; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of such covenants will terminate and the Company and its subsidiaries (if any) will cease to be subject to such covenants.

The Indenture contains customary events of default, including:

•	default in any payment of interest on any Note when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any Note when due;

•	failure by the Company to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and certain of its subsidiaries, if any, in the aggregate principal amount of $25 million or more;

•

certain events of bankruptcy, insolvency or reorganization of the Company or a significant subsidiary or group of restricted subsidiaries that, taken together, would constitute a significant subsidiary;

•

failure by the Company or any significant subsidiary or group of restricted subsidiaries that, taken together, would constitute a significant subsidiary to pay certain final judgments aggregating in excess of $25 million within 60 days; and

•	any guarantee of the Notes by a guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

NOTE 5    COMMON AND PREFERRED STOCK

The Company’s Articles of Incorporation authorize the issuance of up to 100,000,000 shares. The shares are classified in two classes, consisting of 95,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. The board of directors is authorized to establish one or more series of preferred stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series. The Company has neither designated nor issued any shares of preferred stock.

Common Stock

The following is a schedule of changes in the number of shares of common stock during the three months ended March 31, 2013 and the year ended December 31, 2012:

	Three Months Ended March 31, 2013	Year Ended December 31, 2012
Beginning balance	63,532,622	63,330,421
Stock based compensation	14,343	—
Stock options exercised	—	10,500
Restricted stock grants (Note 6)	273,851	890,379
Other Surrenders	(36,084)	(698,678)

Ending balance	63,784,732	63,532,622

2013 Activity

The Company’s Chief Executive Officer receives shares of common stock as compensation in lieu of any cash base salary. For the three months ended March 31, 2013, the Company issued 14,343 shares valued at $206,250 to the Chief Executive Officer as compensation in lieu of any cash base salary.

In the three months ended March 31, 2013, 1,632 shares of common stock were surrendered by certain employees of the Company to cover tax obligations in connection with their restricted stock awards. The total value of these shares was approximately $28,000, which was based on the market price on the date the shares were surrendered.

In the three months ended March 31, 2013, 34,452 shares of common stock were surrendered by an employee who terminated employment with the Company in connection with his restricted stock awards.

Stock Repurchase Program

In May 2011, the Company’s board of directors approved a stock repurchase program to acquire up to $150 million of the Company’s outstanding common stock. The stock repurchase program will allow the Company to repurchase its shares from time to time in the open market, block transactions and in negotiated transactions. The Company has not made any repurchases under this program to date.

Shelf Registration

In May 2010, the Company filed a shelf registration with the Securities and Exchange Commission to potentially offer securities which include debt securities or common stock. The securities will be offered at prices and on terms to be determined at the time of sale.

NOTE 6    STOCK OPTIONS/STOCK-BASED COMPENSATION AND WARRANTS

On April 26, 2011, the board of directors approved an amendment and restatement of the Northern Oil and Gas, Inc. 2009 Equity Incentive Plan (the “Plan”), which was subsequently approved at the 2011 annual meeting of shareholders. An additional 1,000,000 shares were authorized for grant under the Plan, resulting in an aggregate of 4,000,000 shares authorized for past and future grants under the Plan. The Plan is intended to provide a means whereby the Company may be able, by granting equity awards, to attract, retain and motivate capable and loyal employees, non-employee directors, consultants and advisors of the Company, for the benefit of the Company and its shareholders.

Restricted Stock Awards

During the three months ended March 31, 2013, the Company issued 273,851 restricted shares of common stock as compensation to officers, employees, and directors of the Company. Unvested restricted shares vest over various terms with all restricted shares vesting no later than February 2017. As of March 31, 2013, there was approximately $9.1 million of total unrecognized compensation expense related to unvested restricted stock. This compensation expense will be recognized over the remaining vesting period of the grants. The Company has assumed a zero percent forfeiture rate for restricted stock due to the small number of officers, employees and directors that have received restricted stock awards.

The following table reflects the outstanding restricted stock awards and activity related thereto for the three months ended March 31, 2013:

	Three Months Ended March 31, 2013
	Number of Shares	Weighted- Average Price
Restricted Stock Awards:
Restricted Shares Outstanding at the Beginning of Period	777,437	$18.93
Shares Granted	273,851	15.51
Shares Forfeited	(34,452)	17.04
Lapse of Restrictions	(110,145)	19.89

Restricted Shares Outstanding at March 31, 2013	906,691	$17.85

Stock Option Awards

On November 1, 2007, the board of directors granted options to purchase 560,000 shares of the Company’s common stock under the Company’s 2006 Incentive Stock Option Plan. The Company granted options to purchase 500,000 shares of the Company’s common stock, to members of the board and options to purchase 60,000 shares of the Company’s common stock to one employee pursuant to an employment agreement. These options were granted at a price of $5.18 per share and the optionees were fully vested on the grant date. As of March 31, 2013, options to purchase a total of 251,963 shares remain outstanding but unexercised. The board of directors determined that no future grants will be made pursuant to the 2006 Incentive Stock Option Plan. All future stock compensation will be issued under the 2009 Equity Incentive Plan.

The Company used the Black-Scholes option valuation model to calculate stock-based compensation at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate. The total fair value of the options is recognized as compensation over the vesting period. There have been no stock options granted in the three months ended March 31, 2013 under the 2006 Stock Option Plan or the 2009 Equity Incentive Plan.

Currently Outstanding Options

•	No options were forfeited in the three months ended March 31, 2013.

•	No options expired during the three months ended March 31, 2013.

•	Options covering 251,963 shares are exercisable and outstanding at March 31, 2013.

•

There is no further compensation expense that will be recognized in future periods relative to any options that had been granted as of March 31, 2013, because the Company recognized the entire fair value of such compensation upon vesting of the options.

•	There were no unvested options at March 31, 2013.

NOTE 7    RELATED PARTY TRANSACTIONS

Carter Stewart, a former director of the Company (until August 2011), owned a 25% interest in Gallatin Resources, LLC (“Gallatin”). Legal counsel for Gallatin informed the Company that Mr. Stewart did not have the power to control Gallatin because each member of Gallatin has the right to vote on matters in proportion to their respective membership interest in the company and company matters are determined by a vote of the holders of a majority of membership interests. Further, Mr. Stewart was neither an officer nor a director of Gallatin. As such, Mr. Stewart did not have the ability to individually control company decisions for Gallatin. In 2012, the Company paid Gallatin a total of approximately $500 related to previously acquired leasehold interests. There were no payments to related parties for the three months ended March 31, 2013.

All transactions involving related parties were approved by the Company’s board of directors or Audit Committee.

NOTE 8    COMMITMENTS & CONTINGENCIES

Litigation

The Company is engaged in proceedings incidental to the normal course of business. Due to their nature, such legal proceedings involve inherent uncertainties, including but not limited to, court rulings, negotiations between affected parties and governmental intervention. Based upon the information available to the Company and discussions with legal counsel, it is the Company’s opinion that the outcome of the various legal actions and claims that are incidental to its business will not have a material impact on the financial position, results of operations or cash flows. Such matters, however, are subject to many uncertainties, and the outcome of any matter is not predictable with assurance.

The Company is party to a quiet title action in North Dakota that relates to its interest in certain crude oil and natural gas leases. In the event the action results in a final judgment that is adverse to the Company, the Company would be required to reverse approximately $1.4 million in revenue (net of accrued taxes) that has been accrued since the second quarter of 2008 based on the Company’s purported interest in the crude oil and natural gas leases at issue, $0.1 million of which relates to the three month period ended March 31, 2013. The Company fully maintains the validity of its interest in the crude oil and natural gas leases, and is vigorously defending such interest.

NOTE 9    INCOME TAXES

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The income tax provision for the three months ended March 31, 2013 and 2012 consists of the following:

	Three Months Ended March 31,
	2013	2012
Current Income Taxes	$4,614	$5,350
Deferred Income Taxes
Federal	5,095,000	5,120,000
State	505,000	700,000

Total Provision	$5,604,614	$5,825,350

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards.

The Company has no liabilities for unrecognized tax benefits.

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the three months ended March 31, 2013 and 2012, the Company did not recognize any interest or penalties in its statements of comprehensive income, nor did it have any interest or penalties accrued in its balance sheet at March 31, 2013 and December 31, 2012 relating to unrecognized benefits.

The tax years 2012, 2011, 2010 and 2009 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject.

NOTE 10    FAIR VALUE

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets of liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following schedule summarizes the valuation of financial instruments measured at fair value on a recurring basis in the balance sheet as of March 31, 2013 and December 31, 2012.

	Fair Value Measurements at March 31, 2013 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity Derivatives — Current Asset (crude oil swaps and collars)	$—	$573,873	$—
Commodity Derivatives — Current Liability (crude oil swaps and collars)	—	(7,119,763)	—
Commodity Derivatives — Non-Current Asset (crude oil swaps and collars)	—	1,171,612	—
Commodity Derivatives — Non-Current Liability (crude oil swaps and collars)		(6,225,917)	—

Total	$—	$(11,600,195)	$—

	Fair Value Measurements at December 31, 2012 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity Derivatives — Current Asset (crude oil swaps and collars)	$—	$4,095,197	$—
Commodity Derivatives — Non-Current Asset (crude oil swaps and collars)	—	1,763,008	—
Commodity Derivatives — Non-Current Liability (crude oil swaps and collars)	—	(2,547,745)	—

Total	$—	$3,310,460	$—

Level 2 assets and liabilities consist of derivative assets and liabilities (see Note 12), the Revolving Credit Facility (see Note 4) and the Senior Notes (see Note 4). The fair value of the Company’s derivative financial instruments is determined based upon future prices, volatility and time to maturity, among other things. Counterparty statements are utilized to determine the value of the commodity derivative instruments and are reviewed and corroborated using various methodologies and significant observable inputs. The Company’s and the counterparties’ nonperformance risk is evaluated. The fair value of all derivative contracts is reflected on the balance sheet. The current derivative asset and liability amounts represent the fair values expected to be settled in the subsequent year. The book value of the Revolving Credit Facility approximates fair value because of its floating rate structure. The fair value of our 8% senior notes is based on an end of period market quote.

The Company’s long-term debt is not measured at fair value on the balance sheets and the fair value is being provided for disclosure purposes. At March 31, 2013, the Company had $300 million of senior unsecured notes and $139 million under the Revolving Credit Facility outstanding with a fair value of $314.6 million and $139 million, respectively. At December 31, 2012, the Company had $300 million of senior unsecured notes and $124 million under the Revolving Credit Facility outstanding with a fair value of $310.5 million and $124 million, respectively. The estimated fair value of debt was based upon quoted market prices and, where such prices were not available, other observable inputs regarding interest rates available to the Company at the end of each respective period.

Though the Company believes the methods used to estimate fair value are consistent with those used by other market participants, the use of other methods or assumptions could result in a different estimate of fair value. There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the three month period ended March 31, 2013.

NOTE 11    FINANCIAL INSTRUMENTS

The Company’s non-derivative financial instruments include cash and cash equivalents and credit facility and are not measured at fair value on the balance sheets. The carrying amount of these non-derivative financial instruments approximate their fair values (see Note 10).

The Company’s accounts receivable relate to crude oil and natural gas sold to various industry companies. Credit terms, typical of industry standards, are of a short-term nature and the Company does not require collateral. Management believes the Company’s accounts receivable at March 31, 2013 and December 31, 2012 do not represent significant credit risks as they are dispersed across many counterparties. The Company has recorded an allowance for doubtful accounts of $250,000 and $0 at March 31, 2013 and December 31, 2012. As of March 31, 2013, outstanding derivative contracts with commercial banks participating in the Company’s revolving credit facility represent all of the Company’s crude oil volumes hedged. These commercial banks have investment-grade ratings from Moody’s and Standard & Poor and are lenders under the Company’s credit facility and management believes this does not represent a significant credit risk.

NOTE 12    DERIVATIVE INSTRUMENTS AND PRICE RISK MANAGEMENT

The Company utilizes commodity swap contracts and costless collars (purchased put options and written call options) to (i) reduce the effects of volatility in price changes on the crude oil commodities it produces and sells, (ii) reduce commodity price risk and (iii) provide a base level of cash flow in order to assure it can execute at least a portion of its capital spending.

On November 1, 2009, due to the volatility of price differentials in the Williston Basin, the Company de-designated all derivatives that were previously classified as cash flow hedges and, in addition, the Company has elected not to designate any subsequent derivative contracts as cash flow hedges. Beginning on November 1, 2009, all derivative positions are carried at their fair value on the balance sheet and are marked-to-market at the end of each period. Any realized gains and losses are recorded to loss on settled derivatives and unrealized gains or losses are recorded to loss on mark-to-market of derivative instruments on the statement of comprehensive income rather than as a component of other comprehensive income (loss) or other income (expense).

The Company has master netting agreements on individual crude oil contracts with certain counterparties and therefore the current asset and liability are netted on the balance sheet and the non-current asset and liability are netted on the balance sheet for contracts with these counterparties.

Crude Oil Derivative Contracts Cash-flow Not Designated as Hedges

The Company had a realized loss on settled derivatives of $371,283 and $5,335,597 for three months ended March 31, 2013 and 2012, respectively. The Company had an unrealized loss on mark-to-market of derivative instruments of $14,910,655 and $9,364,913 for three months ended March 31, 2013 and 2012, respectively.

The following table reflects open commodity swap contracts as of March 31, 2013, the associated volumes and the corresponding fixed price.

Settlement Period	Oil (Barrels)	Fixed Price
Swaps-Crude Oil
04/01/13 — 12/31/14	420,000	$91.65
04/01/13 — 12/31/13	270,000	89.50
04/01/13 — 12/31/13	180,000	91.10
04/01/13 — 12/31/13	90,000	94.50
07/01/13 — 12/31/13	60,000	102.30
01/01/14 — 06/30/14	300,000	89.50
01/01/14 — 06/30/14	240,000	90.00
07/01/14 — 12/31/14	120,000	90.00
01/01/14 — 12/31/14	120,000	91.35
01/01/14 — 12/31/14	120,000	90.00
01/01/14 — 12/31/14	240,000	90.15
01/01/14 — 12/31/14	240,000	91.00
01/01/14 — 06/30/14	240,000	100.00
07/01/14 — 12/31/14	120,000	90.00
07/01/14 — 12/31/14	120,000	93.50
07/01/14 — 12/31/14	30,000	90.58
01/01/15 — 06/30/15	60,000	90.50
04/01/13 — 12/31/13	90,000	94.50
07/01/13 — 12/31/14	363,750	88.55
07/01/13 — 12 /31/14	363,750	88.60
01/01/15 — 12/31/15	60,000	90.75
01/01/15 — 12/31/15	60,000	90.25
01/01/15 — 06/30/15	180,000	88.55
01/01/14 — 12/31/14	120,000	93.00
07/01/13 — 12/31/14	363,750	88.40
07/01/13 — 12/31/14	363,750	88.50

As of March 31, 2013, the Company had a total volume on open commodity swaps of 4,935,000 barrels at a weighted average price of approximately $90.70.

In addition to the open commodity swap contracts the Company has entered into costless collars. The costless collars are used to establish floor and ceiling prices on anticipated crude oil production. There were no premiums paid or received by the Company related to the costless collar agreements. The following table reflects open costless collar agreements as of March 31, 2013.

Term	Oil (Barrels)	Floor/Ceiling Price	Basis
Costless Collars — Crude Oil
04/01/13 — 12/31/13	106,107	$90.00/$103.50	NYMEX
04/01/13 — 12/31/13	98,303	$90.00/$106.50	NYMEX
04/01/13 — 12/31/13	160,910	$90.00/$110.00	NYMEX
04/01/13 — 12/31/13	129,488	$95.00/$107.00	NYMEX
04/01/13 — 12/31/13	360,000	$95.00/$110.70	NYMEX
04/01/13 — 12/31/13	546,911	$85.00/$98.00	NYMEX
04/01/13 — 12/31/13	90,000	$90.25/$97.95	NYMEX
07/01/13 — 12/31/13	96,000	$95.00/$106.90	NYMEX
01/01/14 — 12/31/14	240,000	$90.00/$99.05	NYMEX
04/01/13 — 12/31/14	45,000	$93.00/$100.00	NYMEX

The following table sets forth the amounts, on a gross basis, and classification of the Company’s outstanding derivative financial instruments at March 31, 2013 and December 31, 2012, respectively. Certain amounts may be presented on a net basis on the financial statements when such amounts are with the same counterparty and subject to a master netting arrangement:

Type of Contract	Balance Sheet Location	March 31, 2013 Estimated Fair Value	December 31, 2012 Estimated Fair Value
Derivative Assets:
Swap Contracts	Current assets/liabilities	$1,030,720	$680,647
Swap Contracts	Non-current assets	1,206,420	1,977,722
Costless Collars	Current assets/liabilities	3,848,880	11,769,415
Costless Collars	Non-current assets/liabilities	1,294,853	5,629,996

Total Derivative Assets		$7,380,873	$20,057,780

Derivative Liabilities:
Swap Contracts	Current assets/liabilities	$(8,192,051)	$(2,037,070)
Swap Contracts	Non-current assets/liabilities	(6,734,508)	(3,170,945)
Costless Collars	Current assets/liabilities	(3,233,439)	(6,317,795)
Costless Collars	Non-current liabilities	(821,070)	(5,221,510)

Total Derivative Liabilities		$(18,981,068)	$(16,747,320)

The following disclosures are applicable to the Company’s financial statements, as of March 31, 2013 and 2012, respectively:

Derivative Type	Location of Loss for Effective and Ineffective Portion of Derivative In Income	Amount of Loss Reclassified from AOCI into Income
		Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

Commodity — Cash Flow	Loss on Settled Derivatives	$—	$101,309

The use of derivative transactions involves the risk that the counterparties will be unable to meet the financial terms of such transactions. When the Company has netting arrangements with its counter parties that provide for offsetting payables against receivables from separate derivative instruments these assets and liabilities are netted on the balance sheet. The tables presented below provide reconciliation between the gross assets and liabilities and the amounts reflected on the balance sheet. The amounts presented exclude derivative settlement receivables and payables as of the balance sheet dates.

	Estimated Fair Value at March 31, 2013
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets Presented in the Balance Sheet
Offsetting of Derivative Assets:
Current assets	$4,879,600	$(4,305,727)	$573,873
Non-current assets	2,501,273	(1,329,661)	1,171,612

Total Derivative Assets	$7,380,873	$(5,635,388)	$1,745,485

Offsetting of Derivative Liabilities:
Current liabilities	$(11,425,490)	$4,305,727	$(7,119,763)
Non-current liabilities	(7,555,578)	1,329,661	(6,225,917)

Total Derivative Liabilities	$(18,981,068)	$5,635,388	$(13,345,680)

	Estimated Fair Value at December 31, 2012
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets Presented in the Balance Sheet
Offsetting of Derivative Assets:
Current assets	$12,450,062	$(8,354,865)	$4,095,197
Non-current assets	7,607,719	(5,844,711)	1,763,008

Total Derivative Assets	$20,057,781	$(14,199,576)	$5,858,205

Offsetting of Derivative Liabilities:
Current liabilities	$(8,354,865)	$8,354,865	$—
Non-current liabilities	(8,392,456)	5,844,711	(2,547,745)

Total Derivative Liabilities	$(16,747,321)	$14,199,576	$(2,547,745)

NOTE 13    SUBSEQUENT EVENTS

In connection with preparing the unaudited financial statements for the three months ended March 31, 2013, the Company has evaluated subsequent events for potential recognition and disclosure through May 7, 2013 (the date of filing for the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013) and determined that there were no subsequent events which required recognition or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Northern Oil and Gas, Inc.:

We have audited the accompanying balance sheets of Northern Oil and Gas, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2012 and 2011 financial statements referred to above present fairly, in all material respects, the financial position of Northern Oil and Gas, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 1, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Northern Oil and Gas, Inc.:

We have audited the accompanying statements of income, stockholders’ equity, and cash flows of Northern Oil and Gas, Inc. (the Company) for the year ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Company’s operations and its cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Mantyla McReynolds LLC

Mantyla McReynolds LLC

Salt Lake City, Utah

March 4, 2011

NORTHERN OIL AND GAS, INC.

BALANCE SHEETS

	December 31,
	2012	2011
CURRENT ASSETS
Cash and Cash Equivalents	$13,387,998	$6,279,587
Trade Receivables	70,219,669	51,418,830
Advances to Operators	3,109,591	17,530,474
Prepaid Expenses	592,001	486,421
Other Current Assets	1,115,088	317,460
Derivative Instruments	4,095,197	—
Deferred Tax Asset	1,695,000	4,472,000

Total Current Assets	94,214,544	80,504,772

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	1,159,191,601	566,195,321
Unproved	82,926,384	137,784,903
Other Property and Equipment	3,158,224	2,988,641

Total Property and Equipment	1,245,276,209	706,968,865
Less — Accumulated Depreciation and Depletion	162,031,493	63,265,919

Total Property and Equipment, Net	1,083,244,716	643,702,946
DERIVATIVE INSTRUMENTS	1,763,008	—
DEBT ISSUANCE COSTS	11,713,030	1,386,201

TOTAL ASSETS	$1,190,935,298	$725,593,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$95,822,162	$110,133,286
Accrued Expenses	2,454,085	65,443
Accrued Interest	2,180,416	98,798
Derivative Instruments	—	9,363,068

Total Current Liabilities	100,456,663	119,660,595

LONG-TERM LIABILITIES
Revolving Credit Facility	124,000,000	69,900,000
8% Senior Notes Due 2020	300,000,000	—
Derivative Instruments	2,547,745	2,574,903
Other Noncurrent Liabilities	1,570,630	959,366
Deferred Tax Liability	76,175,000	35,929,000

Total Long-Term Liabilities	504,293,375	109,363,269

TOTAL LIABILITIES	604,750,038	229,023,864

COMMITMENTS AND CONTINGENCIES (NOTE 9)
STOCKHOLDERS’ EQUITY
Preferred Stock, Par Value $.001; 5,000,000 Authorized, No Shares Outstanding	—	—
Common Stock, Par Value $.001; 95,000,000 Authorized (12/31/2012 —63,532,622
Shares Outstanding and 12/31/2011 — 63,330,421 Shares Outstanding)	63,532	63,330
Additional Paid-In Capital	465,466,420	448,198,350
Retained Earnings	120,655,308	48,370,684
Accumulated Other Comprehensive Loss	—	(62,309)

Total Stockholders’ Equity	586,185,260	496,570,055

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,190,935,298	$725,593,919

The accompanying notes are an integral part of these financial statements.

NORTHERN OIL AND GAS, INC.

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	Year Ended December 31,
	2012	2011	2010
REVENUES
Oil and Gas Sales	$296,637,857	$159,439,508	$59,488,284
Loss on Settled Derivatives	(391,420)	(13,407,878)	(469,607)
Unrealized Gain (Loss) on Derivative Instruments	15,147,122	3,072,229	(14,545,477)
Other Revenue	179,331	285,234	85,900

Total Revenues	311,572,890	149,389,093	44,559,100

OPERATING EXPENSES
Production Expenses	32,382,310	13,043,633	3,288,482
Production Taxes	28,485,594	14,300,720	5,477,975
General and Administrative Expense	22,645,315	13,624,892	7,204,442
Depletion of Oil and Gas Properties	98,427,159	40,815,426	16,884,563
Depreciation and Amortization	409,888	298,137	176,595
Accretion of Discount on Asset Retirement Obligations	86,193	56,055	21,755

Total Expenses	182,436,459	82,138,863	33,053,812

INCOME FROM OPERATIONS	129,136,431	67,250,230	11,505,288

OTHER INCOME (EXPENSE)
Other Income	23,611	—	—
Interest Expense	(13,874,909)	(585,982)	(583,376)
Interest Income	1,263	567,452	472,912
Gain (Loss) on Available for Sale Securities	—	215,092	(58,524)

Total Other Income (Expense)	(13,850,035)	196,562	(168,988)

INCOME BEFORE INCOME TAXES	115,286,396	67,446,792	11,336,300
INCOME TAX PROVISION	43,001,772	26,835,300	4,419,000

NET INCOME	$72,284,624	$40,611,492	$6,917,300

OTHER COMPREHENSIVE INCOME, NET OF TAX
Unrealized Gains on Marketable Securities (Net of Tax of $109,000 and $349,000 for the years ended December 31, 2011 and 2010, respectively)	—	173,846	553,135
Reclassification of Derivative Instruments Included in Income (Net of Tax of $39,000, $448,000 and $446,000 for the years ended December 31, 2012, 2011and 2010, respectively)	62,309	709,776	711,554

Total Other Comprehensive Income	62,309	883,622	1,264,689

COMPREHENSIVE INCOME	$72,346,933	$41,495,114	$8,181,989

Net Income Per Common Share — Basic	$1.16	$0.66	$0.14

Net Income Per Common Share — Diluted	$1.15	$0.65	$0.14

Weighted Average Shares Outstanding — Basic	62,485,836	61,789,289	50,387,203

Weighted Average Shares Outstanding — Diluted	62,869,079	62,195,340	50,778,245

The accompanying notes are an integral part of these financial statements.

NORTHERN OIL AND GAS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$72,284,624	$40,611,492	$6,917,300
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depletion of Oil and Gas Properties	98,427,159	40,815,426	16,884,563
Depreciation and Amortization	409,888	298,137	176,595
Amortization of Debt Issuance Costs	1,527,194	430,760	455,302
Accretion of Discount on Asset Retirement Obligations	86,193	56,055	21,755
Deferred Income Taxes	42,984,000	26,833,000	4,419,000
Net (Gain) Loss on Sale of Available for Sale Securities	—	(215,092)	58,524
Unrealized (Gain) Loss on Derivative Instruments	(15,147,122)	(3,072,229)	14,545,477
Gain on Sale of Other Property and Equipment	(23,611)	—	—
Amortization of Deferred Rent	(33,230)	(19,795)	(18,573)
Share — Based Compensation Expense	12,381,757	6,164,324	3,566,133
Changes in Working Capital and Other Items:
Increase in Trade Receivables	(18,800,839)	(29,385,183)	(15,008,636)
Increase in Prepaid Expenses	(105,580)	(140,726)	(202,089)
Decrease (Increase) in Other Current Assets	110,372	158,507	(274,653)
(Decrease) Increase in Accounts Payable	(63,025)	2,486,667	42,080,670
Increase (Decrease) in Accrued Interest	2,081,618	98,798	(50,630)
Increase (Decrease) in Accrued Expenses	2,407,216	29,385	(263,518)

Net Cash Provided by Operating Activities	198,526,614	85,149,526	73,307,220

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Oil and Gas Properties and Development Capital Expenditures	(531,954,977)	(341,363,955)	(180,400,555)
Advances to Operators	—	(4,304,824)	(11,771,616)
Proceeds from Sale of Oil and Gas Properties	—	5,027,162	297,877
Proceeds from Sale of Available for Sale Securities	—	58,606,328	34,699,651
Proceeds from Sale of Other Property and Equipment	39,000	—	—
Purchase of Available for Sale Securities	—	(18,381,690)	(48,679,264)
Purchases of Other Property and Equipment	(256,445)	(450,822)	(2,039,543)

Net Cash Used for Investing Activities	(532,172,422)	(300,867,801)	(207,893,450)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances on Revolving Credit Facility	475,600,000	79,900,000	5,300,000
Repayments on Revolving Credit Facility	(421,500,000)	(10,000,000)	(5,300,000)
Issuances of 8% Senior Notes Due 2020	300,000,000	—	—
Payments on Line of Credit	—	—	(834,492)
Decrease in Subordinated Notes, net	—	—	(500,000)
Debt Issuance Costs Paid	(11,854,023)	(449,837)	(395,355)
Repurchase of Common Stock	(1,546,148)	(1,081,132)	—
Proceeds from Exercise of Warrants	—	1,500,000	—
Proceeds from the Issuance of Common Stock — Net of Issuance Costs	—	—	282,193,406
Proceeds from Exercise of Stock Options	54,390	18,130	—

Net Cash Provided by Financing Activities	340,754,219	69,887,161	280,463,559

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,108,411	(145,831,114)	145,877,329
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	6,279,587	152,110,701	6,233,372

CASH AND CASH EQUIVALENTS — END OF PERIOD	$13,387,998	$6,279,587	$152,110,701

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$15,579,140	$286,710	$169,232

Cash Paid During the Period for Income Taxes	$8,772	$—	$—

Non-Cash Financing and Investing Activities:
Purchase of Oil and Gas Properties through Issuance of Common Stock	$—	$—	$12,679,422

Payment of Compensation through Issuance of Common Stock	$18,760,030	$19,278,461	$8,733,215

Capitalized Asset Retirement Obligations	$539,727	$401,241	$232,258

Non-Cash Compensation Capitalized in Oil and Gas Properties	$6,378,273	$13,114,137	$5,167,082

The accompanying notes are an integral part of these financial statements.

NORTHERN OIL AND GAS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance — December 31, 2009	43,911,044	$43,912	$124,884,266	$(2,210,620)	$841,892	$123,559,450

Issuance of Common Stock	18,218,380	18,217	299,841,519	—	—	299,859,736
Share Based Compensation	—	—	4,439,101	—	—	4,439,101
Net Change in Cash Flow Hedge Derivatives	—	—	—	711,554	—	711,554
Net Change in Unrealized Gain(Loss) on Short-term Investments	—	—	—	553,135	—	553,135
Cost of Capital Raises	—	—	(692,794)	—	—	(692,794)
Income Tax Provision for Share Based Compensation	—	—	12,000	—	—	12,000
Net Income	—	—	—	—	6,917,300	6,917,300

Balance — December 31, 2010	62,129,424	$62,129	$428,484,092	$(945,931)	$7,759,192	$435,359,482

Net Issuance of Common Stock	1,200,997	1,201	4,770,710	—	—	4,771,911
Share Based Compensation	—	—	14,943,548	—	—	14,943,548
Net Change in Cash Flow Hedge Derivatives	—	—	—	709,776	—	709,776
Net Change in Unrealized Gain(Loss) on Short-term Investments	—	—	—	173,846	—	173,846
Net Income	—	—	—	—	40,611,492	40,611,492

Balance — December 31, 2011	63,330,421	$63,330	$448,198,350	$(62,309)	$48,370,684	$496,570,055

Net Issuance of Common Stock	202,201	202	(1,491,960)	—	—	(1,491,758)
Share Based Compensation	—	—	18,760,030	—	—	18,760,030
Net Change in Cash Flow Hedge Derivatives	—	—	—	62,309	—	62,309
Net Income	—	—	—	—	72,284,624	72,284,624

Balance — December 31, 2012	63,532,622	$63,532	$465,466,420	$—	$120,655,308	$586,185,260

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012

NOTE 1    ORGANIZATION AND NATURE OF BUSINESS

Northern Oil and Gas, Inc. (the “Company,” “Northern,” “our” and words of similar import), a Minnesota corporation, is an independent energy company engaged in the acquisition, exploration, exploitation, development and production of crude oil and natural gas properties. The Company’s common stock trades on the NYSE MKT market under the symbol “NOG”.

Northern’s principal business is crude oil and natural gas exploration, development, and production with operations in North Dakota and Montana that primarily target the Bakken and Three Forks formations in the Williston Basin of the United States. The Company acquires leasehold interests that comprise of non-operated working interests in wells and in drilling projects within its area of operations. As of December 31, 2012, approximately 50% of Northern’s 179,131 total net acres were developed. As of December 31, 2011, approximately 31% of Northern’s 168,843 total net acres were developed.

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In connection with preparing the financial statements for the year ended December 31, 2012, the Company has evaluated subsequent events for potential recognition and disclosure through March 1, 2013 (the date of filing for the Company’s Annual Report on Form 10-K for the year ended December 31, 2012) and determined that there were no subsequent events which required recognition or disclosure in the financial statements.

Use of Estimates

The preparation of financial statements under GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to proved crude oil and natural gas reserve volumes, future development costs, estimates relating to certain crude oil and natural gas revenues and expenses, fair value of derivative instruments, and deferred income taxes. Actual results may differ from those estimates.

Cash and Cash Equivalents

Northern considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents. Cash equivalents consist primarily of interest-bearing bank accounts and money market funds. The Company’s cash positions represent assets held in checking and money market accounts. These assets are generally available on a daily or weekly basis and are highly liquid in nature. Due to the balances being greater than $250,000, the Company does not have FDIC coverage on the entire amount of bank deposits. The Company believes this risk is minimal. In addition, the Company is subject to Security Investor Protection Corporation (SIPC) protection on a vast majority of its financial assets.

Accounts Receivable

Accounts receivable are carried on a gross basis, with no discounting. The Company regularly reviews all aged accounts receivable for collectability and establishes an allowance as necessary for individual customer balances. No allowance for doubtful accounts was recorded for the years ended December 31, 2012 and 2011.

Advances to Operators

The Company participates in the drilling of crude oil and natural gas wells with other working interest partners. Due to the capital intensive nature of crude oil and natural gas drilling activities, the working interest partner responsible for conducting the drilling operations may request advance payments from other working interest partners for their share of the costs. The Company expects such advances to be applied by working interest partners against joint interest billings for its share of drilling operations within 90 days from when the advance is paid.

Other Property and Equipment

Property and equipment that are not crude oil and natural gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three to fifteen years. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Long-lived assets, other than crude oil and natural gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable. Northern has not recognized any impairment losses on non-crude oil and natural gas long-lived assets. Depreciation expense was $409,888, $298,137, and $176,595 for the years ended December 31, 2012, 2011, and 2010, respectively.

Full Cost Method

Northern follows the full cost method of accounting for crude oil and natural gas operations whereby all costs related to the exploration and development of crude oil and natural gas properties are initially capitalized into a single cost center (“full cost pool”). Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities. Internal costs that are capitalized are directly attributable to acquisition, exploration and development activities and do not include costs related to the production, general corporate overhead or similar activities. Costs associated with production and general corporate activities are expensed in the period incurred. Capitalized costs are summarized as follows for the years ended December 31, 2012, 2011, and 2010:

	Year Ended December 31,
	2012	2011	2010
Capitalized Certain Payroll and Other Internal Costs	$8,477,678	$16,952,995	$6,559,741
Capitalized Interest Costs	5,929,473	405,984	59,711

Total	$14,407,151	$17,358,979	$6,619,452

As of December 31, 2012, the Company held leasehold interests in the Williston Basin on acreage located in North Dakota and Montana targeting the Bakken and Three Forks formations.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool. In the years ended December 31, 2012, 2011, and 2010, the Company sold acreage and interests in producing properties for $908,000, $5.0 million and $298,000, respectively. The proceeds for these sales were applied to reduce the capitalized costs of crude oil and natural gas properties.

Capitalized costs associated with impaired properties and capitalized cost related to properties having proved reserves, plus the estimated future development costs and asset retirement costs, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion and full cost ceiling calculations. For the years ended December 31, 2012, 2011, and 2010, the Company transferred into the full cost pool costs related to expired leases of $7.1 million, $9.0 million, and $1.6 million, respectively.

Capitalized costs of crude oil and natural gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved crude oil and natural gas reserves plus the cost of unproved properties (adjusted for related income tax effects). Should capitalized costs exceed this ceiling, impairment is recognized. The present value of estimated future net cash flows is computed by applying the 12-month average price of crude oil and natural gas to estimated future production of proved crude oil and natural gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions. Such present value of proved reserves’ future net cash flows excludes future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet. Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense. As of December 31, 2012, the Company has not realized any impairment of its properties.

Asset Retirement Obligations

Asset retirement obligation is included in other noncurrent liabilities and relates to future costs associated with the plugging and abandonment of crude oil and natural gas wells, removal of equipment and facilities from leased acreage and returning the land to its original condition. Estimates are based on estimated remaining lives of those wells based on reserve estimates, external estimates to plug and abandon the wells in the future, inflation, credit adjusted discount rates and federal and state regulatory requirements. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

Debt Issuance Costs

At December 31, 2012, the Company has capitalized debt issuance costs of $5.8 million in connection with the revolving credit facility and $8.8 million in connection with the senior unsecured notes (see Note 5). These debt issuance costs are being amortized over the term of the related financing using the straight-line method, which approximates the effective interest method.

The amortization of debt issuance costs for the years ended December 31, 2012, 2011 and 2010 was $1,527,194, $430,760 and $455,302, respectively.

Revenue Recognition

The Company recognizes crude oil and natural gas revenues from its interests in producing wells when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable. Northern uses the sales method of accounting for natural gas balancing of natural gas production and would recognize a liability if the existing proved reserves were not adequate to cover any imbalance situation. As of December 31, 2012, 2011 and 2010, the Company’s natural gas production was in balance, meaning its cumulative portion of natural gas production taken and sold from wells in which it has an interest equaled its entitled interest in natural gas production from those wells.

Concentrations of Market and Credit Risk

The future results of the Company’s crude oil and natural gas operations will be affected by the market prices of crude oil and natural gas. The availability of a ready market for crude oil and natural gas products in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of crude oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of crude oil, natural gas and liquid products, the regulatory environment, the economic environment, and other regional and political events, none of which can be predicted with certainty.

The Company operates in the exploration, development and production sector of the crude oil and natural gas industry. The Company’s receivables include amounts due from purchasers of its crude oil and natural gas production. While certain of these customers are affected by periodic downturns in the economy in general or in their specific segment of the crude oil or natural gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations over the long-term. Trade receivables are generally not collateralized.

The Company manages and controls market and counterparty credit risk. In the normal course of business, collateral is not required for financial instruments with credit risk. Financial instruments which potentially subject the Company to credit risk consist principally of temporary cash balances and derivative financial instruments. The Company maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed the federally insured limits. The Company has not experienced any significant losses from such investments. The Company attempts to limit the amount of credit exposure to any one financial institution or company. The Company believes the credit quality of its customers is generally high. In the normal course of business, letters of credit or parent guarantees may be required for counterparties which management perceives to have a higher credit risk.

Stock-Based Compensation

The Company records expense associated with the fair value of stock-based compensation. For fully vested stock and restricted stock grants the Company calculates the stock based compensation expense based upon estimated fair value on the date of grant. For stock options, the Company uses the Black-Scholes option valuation model to calculate stock based compensation at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

Stock Issuance

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable.

Income Taxes

Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized. No valuation allowance has been recorded as of December 31, 2012 and 2011.

Net Income Per Common Share

Basic earnings per share (“EPS”) are computed by dividing net income (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted EPS is computed by dividing net income by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include stock options and warrants and restricted stock. The number of potential common shares outstanding relating to stock options and warrants and restricted stock is computed using the treasury stock method.

The reconciliation of the denominators used to calculate basic EPS and diluted EPS for the years ended December 31, 2012, 2011 and 2010 are as follows:

	Year Ended December 31,
	2012	2011	2010
Weighted average common shares outstanding – basic	62,485,836	61,789,289	50,387,203
Plus: Potentially dilutive common shares
Stock options, warrants, and restricted stock	383,243	406,051	391,042

Weighted average common shares outstanding – diluted	62,869,079	62,195,340	50,778,245

Restricted stock excluded from EPS due to the anti-dilutive effect	18,348	29,876	—

As of December 31, 2012, 2011 and 2010, potentially dilutive shares from stock options were 251,963, 262,463 and 265,293, respectively. These options are all exercisable at December 31, 2012, 2011 and 2010, at an exercise price of $5.18.

The Company also has potentially dilutive shares from restricted stock grants outstanding of 777,437, 1,216,992 and 1,135,622, at December 31, 2012, 2011, and 2010, respectively.

In addition, as of December 31, 2010, there were 300,000 warrants that were issued in conjunction with the February 2009 revolving credit facility with CIT that remained outstanding and exercisable. The warrants were exercised at a price of $5.00 per share in January 2011.

Derivative Instruments and Price Risk Management

The Company uses derivative instruments to manage market risks resulting from fluctuations in the prices of crude oil. The Company enters into derivative contracts, including price swaps, caps and floors, which require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of crude oil without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected production from existing wells. The Company has, and may continue to use exchange traded futures contracts and option contracts to hedge the delivery price of crude oil at a future date.

On November 1, 2009, due to the volatility of price differentials in the Williston Basin, the Company de-designated all derivatives that were previously classified as cash flow hedges and in addition, the Company has elected not to designate any subsequent derivative contracts as accounting hedges. As such, all derivative positions are carried at their fair value on the balance sheet and are marked-to-market at the end of each period. Any realized gains and losses are recorded to gain (loss) on settled derivatives and unrealized mark-to-market gains or losses are recorded to unrealized gain (loss) on derivative instruments on the statements of income and comprehensive income rather than as a component of accumulated other comprehensive income (loss) or other income (expense). See Note 15 for a description of the derivative contracts which the Company has entered into.

Prior to November 1, 2009, the Company, at the inception of a derivative contract, designated the derivative as a cash flow hedge. For all derivatives designated as cash flow hedges, the Company formally documented the relationship between the derivative contract and the hedged items, as well as the risk management objective for entering into the derivative contract. To be designated as a cash flow hedge transaction, the relationship between the derivative and the hedged items must be highly effective in achieving the offset of changes in cash flows attributable to the risk both at the inception of the derivative and on an ongoing basis. The Company historically measured hedge effectiveness on a quarterly basis and hedge accounting would be discontinued prospectively if it determined that the derivative was no longer effective in offsetting changes in the cash flows of the hedged item. Gains and losses deferred in accumulated other comprehensive income (loss) related to cash flow hedge derivatives that become ineffective remain unchanged until the related production was delivered. If the Company determines that it was probable that a hedged forecasted transaction would not occur, deferred gains or losses on the derivative were recognized in earnings immediately.

Derivatives, historically, were recorded on the balance sheet at fair value and changes in the fair value of derivatives were recorded each period in current earnings or other comprehensive income (loss), depending on whether a derivative was designated as part of a hedge transaction and, if it was, depending on the type of hedge transaction. The Company’s derivatives historically consisted primarily of cash flow hedge transactions in which the Company was hedging the variability of cash flows related to a forecasted transaction. Period to period changes in the fair value of derivative instruments designated as cash flow hedges were reported in accumulated other comprehensive income (loss) and reclassified to earnings in the periods in which the hedged item impacts earnings. The ineffective portion of the cash flow hedges were reflected in current period earnings as gain or loss from derivatives. Gains and losses on derivative instruments that did not qualify for hedge accounting were included in income or loss from derivatives in the period in which they occur. The resulting cash flows from derivatives were reported as cash flows from operating activities.

Impairment

Long-lived assets to be held and used are required to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Crude oil and natural gas properties accounted for using the full cost method of accounting (which the Company uses) are excluded from this requirement but continue to be subject to the full cost method’s impairment rules. There was no impairment identified at December 31, 2012, 2011, and 2010.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

Recently Adopted

Fair Value Measurement — In May 2011, the FASB issued Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU No. 2011-04), which provides clarifications regarding existing fair value measurement principles and disclosure requirements, and also specific new guidance for items such as measurement of instruments classified within stockholders’ equity. These requirements were effective for interim and annual periods beginning after December 15, 2011. The Company implemented the accounting and disclosure guidance effective January 1, 2012, and the implementation did not have a material impact on its financial statements. For required fair value measurement disclosures, see Note 13.

Comprehensive Income — In June 2011, the FASB issued Comprehensive Income (Topic 220) — Presentation of Comprehensive Income (ASU No. 2011-05), which requires the presentation of the components of net income, the components of OCI and total comprehensive income in either a single continuous financial statement of comprehensive income or in two separate, but consecutive financial statements of net income and comprehensive income. These updates do not affect the items reported in OCI or the guidance for reclassifying such items to net income. These requirements were effective for interim and annual periods beginning after December 15, 2011. The Company implemented the financial statement presentation guidance effective January 1, 2012.

Recently Issued

Balance Sheet Offsetting — In December 2011, the FASB issued Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities (ASU No. 2011-11), which requires disclosures regarding netting arrangements in agreements underlying derivatives, certain financial instruments and related collateral amounts, and the extent to which an entity’s financial statement presentation policies related to netting arrangements impact amounts recorded to the financial statements. These disclosure requirements do not affect the presentation of amounts in the balance sheets, and are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual reporting periods. The Company does not expect the implementation of this disclosure guidance to have a material impact on its financial statements.

NOTE 3    SHORT-TERM INVESTMENTS

All United States Treasuries that were included in short-term investments were considered available-for-sale and were carried at fair value. The short-term investments were considered current assets due to their maturity term or the company’s ability and intent to use them to fund current operations. The unrealized gains and losses related to these securities were included in accumulated other comprehensive income (loss). The realized gains and losses related to these securities are included in other income in the statements of comprehensive income.

The Company held no short-term investments at December 31, 2012 and 2011.

For the year ended December 31, 2011, the Company realized gains of $215,092 on the sale of short-term investments. For the year ended December 31, 2010, the Company realized losses of $58,524 on the sale of short-term investments.

NOTE 4    CRUDE OIL AND NATURAL GAS PROPERTIES

The value of the Company’s crude oil and natural gas properties consists of all acreage acquisition costs (including cash expenditures and the value of stock consideration), drilling costs and other associated capitalized costs. Acquisitions are accounted for as purchases and, accordingly, the results of operations are included in the accompanying statements of income and comprehensive income from the closing date of the acquisition. Purchase prices are allocated to acquired assets based on their estimated fair value at the time of the acquisition. In the past, acquisitions have been funded with internal cash flow, bank borrowings and the issuance of equity securities. Purchases of properties and development capital expenditures that were in accounts payable and not yet paid in cash at December 31, 2012 and 2011 were approximately $92 million and $106 million, respectively.

Certain acquisitions in 2010 were purchased using the services of, or purchased from, parties considered to be related to the Company or the Company’s Chief Executive Officer, Michael L. Reger (see Note 7). Subsequent to 2010, no acquisition transactions have been purchased using the services of, or purchased from, parties considered to be related to the Company or the Company’s Chief Executive Officer. All transactions involving related parties were approved by the Company’s board of directors or audit committee.

2012 Acquisitions

During 2012, the Company acquired approximately 17,590 net acres, for an average cost of approximately $1,788 per net acre, in its key prospect areas in the form of effective leases, and earned an additional 6,450 net acres through farm-in arrangements.

2011 Acquisitions

During 2011, the Company acquired approximately 43,239 net acres, for an average cost of approximately $1,832 per net acre, in its key prospect areas in the form of effective leases.

2010 Acquisitions

During 2010, the Company acquired approximately 56,858 net acres, for an average cost of approximately $1,043 per net acre, in its key prospect areas in the form of effective leases.

During 2010, the Company acquired acreage using common stock for a portion of the acquisition cost. A summary of the significant transactions is as follows:

Date	Net Acres Acquired	Common Stock Issued	Fair Value of Common Stock Issued	Cash Consideration	Total Consideration
June 2010	3,498	382,645	$5,360,856	$741,464	$6,102,320
July 2010	3,352	444,186	$6,529,534	—	$6,529,534

In December of 2010, the Company acquired a 50% working interest from Slawson Exploration Company, Inc. (“Slawson”) in approximately 14,538 net acres in Richland County, Montana for approximately $1.7 million in cash. That acquisition accounted for approximately 12.8% of the total number of net acres the Company acquired during 2010. No other acquisition involved more than 10% of the total acreage the Company acquired during the year.

Divestitures

In April 2011, the Company sold its interest in the Anvil project for $5.0 million. As of the date of sale, the Company’s cost basis in the Anvil project was $1.8 million. The Company sold its interest in the project along with Slawson, who also desired to sell its entire interest in the project. Slawson had drilled and completed one well in the project area prior to the divestiture – the Mayhem #1-19H well – and the Company retained its interest in that wellbore in connection with the divestiture. The proceeds from the sale were applied to reduce the capitalized costs of crude oil and natural gas properties. In the fourth quarter of 2012, the Company sold its interest in certain North Dakota and Montana properties covering 835 net acres for $0.9 million in consideration.

From time-to-time the Company may also trade leasehold interests with operators to balance working interests in spacing units to facilitate and encourage a more expedited development of the Company’s acreage.

Unproved Properties

Unproved properties not being amortized comprise approximately 63,000 net acres and 117,000 net acres of undeveloped leasehold interests at December 31, 2012 and 2011, respectively. The Company believes that the majority of its unproved costs will become subject to depletion within the next five years by proving up reserves relating to the acreage through exploration and development activities, by impairing the acreage that will expire before the Company can explore or develop it further or by determining that further exploration and development activity will not occur. The timing by which all other properties will become subject to depletion will be dependent upon the timing of future drilling activities and delineation of its reserves.

Excluded costs for unproved properties are accumulated by year. Costs are reflected in the full cost pool as the properties are proved or as costs are evaluated and deemed impaired. The Company anticipates these excluded costs will be included in the depletion computation over the next five years. The Company is unable to predict the future impact on depletion rates. The following is a summary of capitalized costs excluded from depletion at December 31, 2012 by year incurred.

	Year Ended December 31,
	2012	2011	2010	Prior Years
Property Acquisition	18,629,120	$33,133,410	$16,868,094	$14,103,615
Development	193,017	—	—	—

Total	18,822,137	$33,133,410	$16,868,094	$14,103,615

All properties that are not classified as proved properties are considered unproved properties and, thus, the costs associated with such properties are not subject to depletion. Once a property is classified as proved, all associated acreage and drilling costs are subject to depletion.

The Company historically has acquired its properties by purchasing individual or small groups of leases directly from mineral owners or from landmen or lease brokers, which leases historically have not been subject to specified drilling projects, and by purchasing lease packages in identified project areas controlled by specific operators. The Company generally participates in drilling activities by electing whether to participate in each well on a well-by-well basis at the time wells are proposed for drilling, with the exception of the defined drilling projects with Slawson described below.

As of December 31, 2012, the Company was participating in three defined drilling projects with Slawson, with participation interests ranging between 4.5% and 50%, covering an aggregate of approximately 19,467 net acres of leasehold interests held by the Company. The areas cover the Windsor project area (4.5% participation interest), which includes approximately 2,063 net acres held by the Company, primarily located in Mountrail and surrounding counties of North Dakota. The South West Big Sky project (20% participation interest) includes approximately 5,449 total net acres held by the Company in Richland County, Montana. The Lambert project (50% participation interest) includes approximately 11,955 net acres held by the Company in Richland County, Montana.

NOTE 5    REVOLVING CREDIT FACILITY AND LONG TERM DEBT

Revolving Credit Facility

As of December 31, 2011, the Company maintained a $500 million revolving credit facility that was secured by substantially all of its assets with a maturity of May 26, 2014. The Company had $69.9 million of borrowings under that revolving credit facility at December 31, 2011. At December 31, 2011, the Company had a borrowing base of $150 million, subject to a $120 million aggregate maximum credit amount that provided $50.1 million of additional borrowing capacity under that facility.

In February 2012, the Company entered into an amended and restated credit agreement providing for a revolving credit facility (the “Revolving Credit Facility”), which replaced its previous revolving credit facility with a syndicated facility. The Revolving Credit Facility, which is secured by substantially all of the Company’s assets, provides for a commitment equal to the lesser of the facility amount or the borrowing base. At December 31, 2012, the facility amount was $750 million, the borrowing base was $350 million and there was a $124 million outstanding balance, leaving $226 million of borrowing capacity available under the facility. Under the terms of the Revolving Credit Facility, the Company is limited to $500 million of permitted additional indebtedness, as defined, provided that the borrowing base will be reduced by 25% of the stated amount of any such permitted additional indebtedness. The $300 million in Notes described below is “permitted additional indebtedness” as defined in the Revolving Credit Facility.

The Revolving Credit Facility matures on January 1, 2017 and provides for a borrowing base subject to redetermination semi-annually each April and October and for event-driven unscheduled redeterminations. Borrowings under the Revolving Credit Facility can either be at the Alternate Base Rate (as defined) plus a spread ranging from 0.75% to 1.75% or LIBOR borrowings at the Adjusted LIBOR Rate (as defined) plus a spread ranging from 1.75% to 2.75%. The applicable spread is dependent upon amount of borrowings relative to the borrowing base. The Company may elect, from time to time, to convert all or any part of its LIBOR loans to base rate loans or to convert all or any of the base rate loans to LIBOR loans. A commitment fee is paid on the undrawn balance based on an annual rate of either 0.375% or 0.50%. At December 31, 2012, the commitment fee was 0.375% and the interest rate margin was 2.0% on LIBOR loans and 1.0% on base rate loans.

The Revolving Credit Facility contains negative covenants that limit the Company’s ability, among other things, to pay any cash dividends, incur additional indebtedness, sell assets, enter into certain hedging contracts, change the nature of its business or operations, merge, consolidate, or make investments. In addition, the Company is required to maintain a ratio of debt to EBITDAX (as defined in the credit agreement) of no greater than 4.0 to 1.0, maintain a ratio of EBITDAX to interest expense (as defined in the credit agreement) of not less that 3.0 to 1.0 and a current ratio (as defined in the credit agreement) of no less than 1.0 to 1.0. The Company was in compliance with its covenants under the Revolving Credit Facility at December 31, 2012.

All of the Company’s obligations under the Revolving Credit Facility are secured by a first priority security interest in any and all assets of the Company.

8.000% Senior Notes Due 2020

On May 18, 2012, the Company issued $300 million aggregate principal amount of 8.000% senior unsecured notes due June 1, 2020 (the “Notes”). Interest is payable on the Notes semi-annually in arrears on each of June 1 and December 1, commencing December 1, 2012. The Company currently does not have any subsidiaries and, as a result, the Notes will not be guaranteed initially. Any subsidiaries the Company forms in the future may be required to unconditionally guarantee, jointly and severally, payment obligation under the Notes on a senior unsecured basis. The issuance of these Notes resulted in net proceeds to the Company of approximately $291.2 million, which are in use to fund the Company’s exploration, development and acquisition program and for general corporate purposes (including repayment of borrowings that were outstanding under the Revolving Credit Facility at the time the Notes were issued).

At any time prior to June 1, 2015, the Company may redeem up to 35% of the Notes at a redemption price of 108% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings, so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption. Prior to June 1, 2016, the Company may redeem some or all of the Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. On and after June 1, 2016, the Company may redeem some or all of the Notes at redemption prices (expressed as percentages of principal amount) equal to 104% for the twelve-month period beginning on June 1, 2016, 102% for the twelve-month period beginning June 1, 2017 and 100% beginning on June 1, 2018, plus accrued and unpaid interest to the redemption date.

On May 18, 2012, in connection with the issuance of the Notes, the Company entered into an Indenture (the “Indenture”), by and among the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Indenture restricts the Company’s ability to: (i) incur additional debt or enter into sale and leaseback transactions; (ii) pay distributions on, redeem or, repurchase equity interests; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of such covenants will terminate and the Company and its subsidiaries (if any) will cease to be subject to such covenants.

The Indenture contains customary events of default, including:

•	default in any payment of interest on any Note when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any Note when due;

•	failure by the Company to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and certain of its subsidiaries, if any, in the aggregate principal amount of $25 million or more;

•

certain events of bankruptcy, insolvency or reorganization of the Company or a significant subsidiary or group of restricted subsidiaries that, taken together, would constitute a significant subsidiary;

•

failure by the Company or any significant subsidiary or group of restricted subsidiaries that, taken together, would constitute a significant subsidiary to pay certain final judgments aggregating in excess of $25 million within 60 days; and

•	any guarantee of the Notes by a guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

NOTE 6    COMMON AND PREFERRED STOCK

The Company’s Articles of Incorporation authorize the issuance of up to 100,000,000 shares. The shares are classified in two classes, consisting of 95,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. The board of directors is authorized to establish one or more series of preferred stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series. The Company has neither designated nor issued any shares of preferred stock.

Common Stock

The following is a schedule of changes in the number of shares of common stock since the beginning of 2010:

	Year Ended December 31,
	2012	2011	2010
Beginning Balance	63,330,421	62,129,424	43,911,044
Public Offerings	—	—	16,042,500
Stock Based Compensation	53,140	161,628	213,075
Stock Options Exercised	10,500	3,500	22,314
Restricted Stock Grants (Note 8)	837,239	786,263	1,058,000
Warrants Exercised	—	300,000	—
Issued for Acreage Purchases/Acquisitions	—	—	882,491
Other Surrenders	(698,678)	(50,394)	—

Ending Balance	63,532,622	63,330,421	62,129,424

2012 Activity

In 2012, a director of the Company exercised an aggregate of 10,500 stock options granted in 2007.

In 2012, the Company issued 53,140 shares of common stock in aggregate to executives and employees of the Company as compensation for their services. The shares were fully vested on the date of the grant. The fair value of the stock issued was approximately $1.3 million. The value of the stock was between $19.34 and $24.89 per share, the market value of the shares of common stock on the date the stock was issued. The Company expensed approximately $0.5 million in share-based compensation related to these fully vested shares in the year ended December 31, 2012. The remainder of fair value was capitalized into the full cost pool.

In 2012, 70,128 shares of common stock were surrendered by certain employees of the Company to cover tax obligations in connection with their restricted stock awards. The total value of these shares was approximately $1.5 million, which was based on the market price on the date the shares were surrendered.

In 2012, 628,550 shares of common stock were surrendered by certain employees who terminated employment with the Company in connection with their restricted stock awards.

2011 Activity

In January 2011, CIT exercised the 300,000 warrants that were issued as part of a prior revolving credit facility. Total proceeds to the Company from the exercise of these warrants were $1.5 million.

In 2011, the Company issued 161,628 shares of common stock in aggregate to executives, employees and directors of the Company as compensation for their services. The shares were fully vested on the date of the grant. The fair value of the stock issued was approximately $4.3 million. The value of the stock was between $17.81 and $27.98 per share, the market value of the shares of common stock on the date the stock was issued. The Company expensed approximately $1.4 million in share-based compensation related to these fully vested shares in the year ended December 31, 2011. The remainder of fair value was capitalized into the full cost pool.

In October 2011, a director of the Company exercised 3,500 stock options granted to him in 2007.

In 2011, 50,394 shares of common stock were surrendered by certain employees of the Company to cover tax obligations in connection with their restricted stock awards. The total value of these shares was approximately $1.1 million, which was based on the market price on the date the shares were surrendered.

2010 Activity

In 2010, the Company issued 213,075 shares of common stock in aggregate to executives and employees of the Company as compensation for their services. The shares were fully vested on the date of the grant. The fair value of the stock issued was approximately $4.3 million. The value of the stock was between $12.32 and $22.85 per share, the market value of the shares of common stock on the date the stock was issued. The Company expensed approximately $1.7 million in share-based compensation related to these fully vested shares in the year ended December 31, 2010. The remainder of fair value was capitalized into the full cost pool.

In April 2010, the Company entered into an underwriting agreement to sell 5,750,000 shares of common stock at a price of $15.00 less an underwriting discount of $0.60 per share for total net proceeds of approximately $82.8 million, after deducting underwriters’ discounts. The Company incurred costs of $300,000 related to this offering. These costs were netted against the proceeds of the offering through additional paid-in capital.

In November 2010, the Company entered into an underwriting agreement to sell 10,292,500 shares of common stock at a price of $20.25 less an underwriting discount of $0.81 per share for total net proceeds of approximately $200.1 million, after deducting underwriters’ discounts. The Company incurred costs of $392,795 related to this offering. These costs were netted against the proceeds of the offering through additional paid-in capital.

During 2010, the Company acquired leasehold interest using common stock for a portion of the acquisition cost. A summary of these transactions is as follows:

Date	Common Stock Issued	Fair Value of Common Stock Issued
March 2010	10,287	$99,475
June 2010	382,645	5,360,856
June 2010	14,167	238,006
July 2010	444,186	6,529,534
July 2010	31,206	451,551

Stock Repurchase Program

In May 2011, the Company’s board of directors approved a stock repurchase program to acquire up to $150 million of the Company’s outstanding common stock. The stock repurchase program will allow the Company to repurchase its shares from time to time in the open market, block transactions and in negotiated transactions. The Company has not made any repurchases under this program to date.

Shelf Registration

In May 2010, the Company filed a shelf registration with the Securities and Exchange Commission to potentially offer securities which include debt securities or common stock. The securities will be offered at prices and on terms to be determined at the time of sale.

NOTE 7    RELATED PARTY TRANSACTIONS

Carter Stewart, a former director of the Company (until August 2011), owned a 25% interest in Gallatin Resources, LLC (“Gallatin”). Legal counsel for Gallatin informed the Company that Mr. Stewart did not have the power to control Gallatin because each member of Gallatin has the right to vote on matters in proportion to their respective membership interest in the company and company matters are determined by a vote of the holders of a majority of membership interests. Further, Mr. Stewart was neither an officer nor a director of Gallatin. As such, Mr. Stewart did not have the ability to individually control company decisions for Gallatin. In 2010, the Company paid Gallatin a total of $15,822 related to previously acquired leasehold interests. In 2011, the Company paid Gallatin a total of approximately $6,500 related to previously acquired leasehold interests. In 2012, the Company paid Gallatin a total of approximately $500 related to previously acquired leasehold interests.

The Company had a securities account with Morgan Stanley Smith Barney that was managed by Kathleen Gilbertson, a financial advisor with that firm who is the sister of the Company’s former president and director, Ryan Gilbertson. The Company closed this account in August 2011.

All transactions involving related parties were approved by the Company’s board of directors or Audit Committee.

NOTE 8    STOCK OPTIONS/STOCK-BASED COMPENSATION AND WARRANTS

On April 26, 2011, the board of directors approved an amendment and restatement of the Northern Oil and Gas, Inc. 2009 Equity Incentive Plan (the “Plan”), which was approved at the annual meeting of shareholders. An additional 1,000,000 shares were authorized for grant under the Plan, resulting in an aggregate of 4,000,000 shares authorized for past and future grants under the Plan. The Plan is intended to provide a means whereby the Company may be able, by granting equity awards, to attract, retain and motivate capable and loyal employees, non-employee directors, consultants and advisors of the Company, for the benefit of the Company and its shareholders.

Restricted Stock Awards

During the years ended December 31, 2012, 2011 and 2010, the Company issued 837,239, 786,263 and 1,058,000, respectively, restricted shares of common stock as compensation to officers, employees, and directors of the Company. The restricted shares vest over various terms with all restricted shares vesting no later than June 1, 2016. As of December 31, 2012, there was approximately $6.8 million of total unrecognized compensation expense related to unvested restricted stock. This compensation expense will be recognized over the remaining vesting period of the grants. The Company has assumed a zero percent forfeiture rate for restricted stock.

The following table reflects the outstanding restricted stock awards and activity related thereto for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010
	Number of Shares	Weighted- Average Price	Number of Shares	Weighted- Average Price	Number of Shares	Weighted- Average Price
Restricted Stock Awards:
Restricted Shares Outstanding at the Beginning of the Year	1,216,992	$19.87	1,135,622	$13.28	325,330	$9.01
Shares Granted	837,239	19.91	786,263	27.11	1,058,000	14.08
Shares Forfeited	(628,550)	19.08	—	—	—	—
Lapse of Restrictions	(648,244)	21.83	(704,893)	17.32	(247,708)	11.11

Restricted Shares Outstanding at the End of the Year	777,437	$18.93	1,216,992	$19.87	1,135,622	$13.28

Stock Option Awards

On November 1, 2007, the board of directors granted options to purchase 560,000 shares of the Company’s common stock under the Company’s 2006 Incentive Stock Option Plan. The Company granted options to purchase 500,000 shares of the Company’s common stock to members of the board and options to purchase 60,000 shares of the Company’s common stock to one employee pursuant to an employment agreement. These options were granted at a price of $5.18 per share and the optionees were fully vested on the grant date. As of December 31, 2012, options to purchase a total of 251,963 shares of the Company’s common stock remain outstanding but unexercised. The board of directors determined that no future grants will be made pursuant to the 2006 Incentive Stock Option Plan. All future stock compensation will be issued under the 2009 Equity Incentive Plan.

The Company uses the Black-Scholes option valuation model to calculate stock-based compensation at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. The Company used the simplified method to determine the expected term of the options due to the lack of sufficient historical data. Changes in these assumptions can materially affect the fair value estimate. The total fair value of the options is recognized as compensation over the vesting period. There have been no stock options granted in 2012, 2011, 2010, and 2009 under the 2006 Incentive Stock Option Plan or the 2009 Equity Incentive Plan. All exercises of options during 2012, 2011 and 2010 related to 2007 grants.

Changes in stock options for the years ended December 31, 2012, 2011, and 2010 were as follows:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (in Years)	Intrinsic Value
2012:
Beginning Balance	262,463	$—	—	—
Granted	—	—	—	—
Exercised	10,500	5.18	—	—
Forfeited	—	—	—	—
Outstanding at December 31	251,963	5.18	4.8	2,933,000
Exercisable	251,963	5.18	4.8	2,933,000
Ending Vested	251,963	5.18	4.8	2,933,000

Weighted Average Fair Value of Options Granted During Year		$—

2011:
Beginning Balance	265,963	$—	—	—
Granted	—	—	—	—
Exercised	3,500	5.18	—	—
Forfeited	—	—	—	—
Outstanding at December 31	262,463	5.18	5.8	4,934,000
Exercisable	262,463	5.18	5.8	4,934,000
Ending Vested	262,463	5.18	5.8	4,934,000

Weighted Average Fair Value of Options Granted During Year		$—

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (in Years)	Intrinsic Value
2010:
Beginning Balance	300,000	$—	—	—
Granted	—	—	—	—
Exercised	22,314	5.18	—	—
Forfeited	11,723	5.18	—	—
Outstanding at December 31	265,963	5.18	6.8	5,859,000
Exercisable	265,963	5.18	6.8	5,859,000
Ending Vested	265,963	5.18	6.8	5,859,000

Weighted Average Fair Value of Options Granted During Year		$—

Currently Outstanding Options

•	No options expired during the years ended December 31, 2012, 2011, and 2010.

•

The Company recorded no compensation expense related to these options for the years ended December 31, 2012, 2011, and 2010. All of the compensation expense was reported in 2008 when the options vested. There is no further compensation expense that will be recognized in future years, relating to all options that have been granted as of December 31, 2012, because the Company recognized the entire fair value of such compensation upon vesting of the options.

•	There were no unvested options at December 31, 2012, 2011, and 2010.

Warrants Granted February 2009

On February 27, 2009, in conjunction with the closing of a prior revolving credit facility, the Company issued CIT warrants to purchase a total of 300,000 shares of common stock exercisable at $5.00 per share. The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. The fair value of the warrants is included in debt issuance costs and is being amortized over the term of the facility. CIT exercised the warrants in January 2011.

NOTE 9    COMMITMENTS & CONTINGENCIES

Litigation

The Company is engaged in proceedings incidental to the normal course of business. Due to their nature, such legal proceedings involve inherent uncertainties, including but not limited to, court rulings, negotiations between affected parties and governmental intervention. Based upon the information available to the Company and discussions with legal counsel, it is the Company’s opinion that the outcome of the various legal actions and claims that are incidental to its business will not have a material impact on the financial position, results of operations or cash flows. Such matters, however, are subject to many uncertainties, and the outcome of any matter is not predictable with assurance.

The Company is party to a quiet title action in North Dakota that relates to its interest in certain crude oil and natural gas leases. In the event the action results in a final judgment that is adverse to the Company, the Company would be required to reverse approximately $1.3 million in revenue (net of accrued taxes) that has been accrued since the second quarter of 2008 based on the Company’s purported interest in the crude oil and natural gas leases at issue, $0.2 million of which relates to the year ended December 31, 2012. The Company fully maintains the validity of its interest in the crude oil and natural gas leases, and is vigorously defending such interest.

NOTE 10    ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations associated with the future plugging and abandonment of proved properties and related facilities. Initially, the fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred and a corresponding increase in the carrying amount of the related long lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. The Company has no assets that are legally restricted for purposes of settling asset retirement obligations. No settlements of asset retirement obligations have occurred during the periods presented.

The following table summarizes the company’s asset retirement obligation transactions recorded during the year ended December 31, 2012 and 2011.

	Year Ended December 31
	2012	2011
Beginning Asset Retirement Obligation	$916,622	$459,326
Liabilities Incurred for New Wells Placed in Production	539,727	401,241
Accretion of Discount on Asset Retirement Obligations	86,193	56,055

Ending Asset Retirement Obligation	$1,542,542	$916,622

NOTE 11    INCOME TAXES

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The income tax provision for the year ended December 31, 2012, 2011, and 2010 consists of the following:

	2012	2011	2010
Current Income Taxes	$17,772	$2,300	$—
Deferred Income Taxes
Federal	39,850,000	22,982,000	3,625,000
State	3,134,000	3,851,000	794,000

Total Expense	$43,001,772	$26,835,300	$4,419,000

The following is a reconciliation of the reported amount of income tax expense for the years ended December 31, 2012, 2011, and 2010 to the amount of income tax expenses that would result from applying the statutory rate to pretax income.

Reconciliation of reported amount of income tax expense:

	2012	2011	2010
Income Before Taxes and NOL	$115,286,396	$67,446,792	$11,336,300
Federal Statutory Rate	X 35%	X 35%	X 34%

Taxes Computed at Federal Statutory Rates	40,350,000	23,606,000	3,854,000
State Taxes, Net of Federal Taxes	2,086,772	2,408,300	524,000
Executive Compensation Deductibility Limits	523,000	617,000	—
Other	42,000	204,000	41,000

Reported Provision	$43,001,772	$26,835,300	$4,419,000

At December 31, 2012, 2011 and 2010, the Company has a net operating loss carryforward for Federal income tax purposes of $519.3 million, $220.2 million and $62.1 million, respectively. If unutilized, the federal net operating losses will expire in 2027-2032.

The components of the Company’s deferred tax asset (liability) were as follows:

	Year Ended December 31
	2012	2011
Deferred Tax Assets
Current:
Share Based Compensation	$2,384,000	$866,000
Accrued Interest	751,000	—
Derivative Liability	—	3,629,000
Other	201,000	34,000

Total Current	3,336,000	4,529,000

Non-Current:
Net Operating Loss Carryforwards (NOLs)	194,473,000	84,714,000
Derivative Liability	295,000	998,000
Other	65,000	58,000

Total Non-Current	194,833,000	85,770,000

Total Deferred Tax Asset	$198,169,000	$90,299,000

Deferred Tax Liabilities
Current:
Derivative Asset	(1,538,000)
Other	(103,000)	(57,000)

Total Current	$(1,641,000)	$(57,000)

Non-Current:
Crude Oil and Natural Gas Properties and Other Property	(271,008,000)	(121,699,000)

Total Non-Current	(271,008,000)	(121,699,000)

Total Deferred Tax Liability	(272,649,000)	(121,756,000)

Total Net Deferred Tax Liability	$(74,480,000)	$(31,457,000)

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards.

The Company has no liabilities for unrecognized tax benefits.

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the years ended December 31, 2012, 2011 and 2010, the Company did not recognize any interest or penalties in its statements of comprehensive income, nor did it have any interest or penalties accrued in its balance sheet at December 31, 2012 and 2011 relating to unrecognized benefits.

The tax years 2012, 2011, and 2010 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject.

NOTE 12    OPERATING LEASES

Vehicles

The Company leases vehicles under noncancelable operating leases. Total lease expense under the agreements was approximately $48,000, $63,000 and $58,000 for the years ended December 31, 2012, 2011, and 2010, respectively.

Minimum future lease payments under these vehicle leases are as follows:

Year Ended December 31,	Amount
2013	$20,000
2014	9,000

Total	$29,000

Building

Effective November 2011, the Company extended their original operating lease agreement on 3,044 square feet of office space and added an additional 1,609 square feet of office space, for a total of 4,653 square feet. The two leases require initial gross monthly lease payments of $18,612. The monthly payments increase by 4% on each anniversary date. The leases expire in November 2015. The Company also has annual and month to month lease agreements related to storage and parking spaces. Total rent expense under the agreements was approximately $217,000, $150,000 and $148,000 for the years ended December 31, 2012, 2011, and 2010, respectively.

The Company has prepaid the last three months rent in the amount of $53,553. Minimum future lease payments under the building leases are as follows:

Year Ended December 31,	Amount
2013	$245,000
2014	242,000
2015	177,000

Total	$664,000

The Company received $91,320 of landlord incentives under the original lease agreement and an additional $58,620 under the lease for the additional 1,609 square feet. The Company has recorded a deferred rent liability for these amounts that are being amortized over the term of the leases.

NOTE 13    FAIR VALUE

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets of liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following schedule summarizes the valuation of financial instruments measured at fair value on a recurring basis in the balance sheet as of December 31, 2012 and 2011.

	Fair Value Measurements at December 31, 2012 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity Derivatives — Current Asset (crude oil swaps and collars)	$—	$4,095,197	$—
Commodity Derivatives — Non-Current Asset (crude oil swaps and collars)	—	1,763,008	—
Commodity Derivatives — Non-Current Liability (crude oil swaps and collars	—	(2,547,745)	—

Total	$—	$3,310,460	$—

	Fair Value Measurements at December 31, 2011 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity Derivatives — Current Liability (crude oil swaps and collars)	$—	$(9,363,068)	$—
Commodity Derivatives — Non-Current Liability (crude oil swaps and collars)	—	(2,574,903)	—

Total	$—	$(11,937,971)	$—

Level 2 assets and liabilities consist of derivative assets and liabilities (see Note 15), the Revolving Credit Facility (see Note 5) and the Senior Notes (see Note 4). The fair value of the Company’s derivative financial instruments is determined based upon future prices, volatility and time to maturity, among other things. Counterparty statements are utilized to determine the value of the commodity derivative instruments and are reviewed and corroborated using various methodologies and significant observable inputs. The Company’s and the counterparties’ nonperformance risk is evaluated. The fair value of all derivative contracts is reflected on the balance sheet. The current derivative asset and liability amounts represent the fair values expected to be settled in the subsequent year. The book value of the Revolving Credit Facility approximates fair value because of its floating rate structure. The fair value of our 8% senior notes is based on an end of period market quote.

The Company’s long-term debt is not measured at fair value on the balance sheets and the fair value is being provided for disclosure purposes. At December 31, 2012, the Company had $300 million of senior unsecured notes and $124 million under the Revolving Credit Facility outstanding with a fair value of $310.5 million and $124 million, respectively. At December 31, 2011, the Company had $69.9 million outstanding under a revolving credit facility. The estimated fair value of debt was based upon quoted market prices and, where such prices were not available, other observable inputs regarding interest rates available to the Company at the end of each respective period.

Though the Company believes the methods used to estimate fair value are consistent with those used by other market participants, the use of other methods or assumptions could result in a different estimate of fair value. There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the years ended December 31, 2012 and 2011.

NOTE 14    FINANCIAL INSTRUMENTS

The Company’s non-derivative financial instruments include cash and cash equivalents, accounts receivable and accounts payable and are not measured at fair value on the balance sheets. The carrying amount of these non-derivative financial instruments approximates their fair values.

The Company’s accounts receivable relate to crude oil and natural gas sold to various industry companies. Credit terms, typical of industry standards, are of a short-term nature and the Company does not require collateral. Management believes the Company’s accounts receivable at December 31, 2012 and 2011 do not represent significant credit risks as they are dispersed across many counterparties. The Company has determined that no allowance for doubtful accounts is necessary at December 31, 2012 and 2011. As of December 31, 2012, outstanding derivative contracts with commercial banks participating in the Revolving Credit Facility represent all of the Company’s crude oil volumes hedged. These commercial banks have investment-grade ratings from Moody’s and Standard & Poor and are lenders under the Revolving Credit Facility and management believes this does not represent a significant credit risk.

NOTE 15    DERIVATIVE INSTRUMENTS AND PRICE RISK MANAGEMENT

The Company utilizes commodity swap contracts and costless collars (purchased put options and written call options) to (i) reduce the effects of volatility in price changes on the crude oil commodities it produces and sells, (ii) reduce commodity price risk and (iii) provide a base level of cash flow in order to assure it can execute at least a portion of its capital spending.

On November 1, 2009, due to the volatility of price differentials in the Williston Basin, the Company de-designated all derivatives that were previously classified as cash flow hedges and, in addition, the Company has elected not to designate any subsequent derivative contracts as cash flow hedges. Beginning on November 1, 2009, all derivative positions are carried at their fair value on the balance sheet and are marked-to-market at the end of each period. Any realized gains and losses are recorded to loss on settled derivatives and unrealized gains or losses are recorded to unrealized gain (loss) on derivative instruments on the statements of comprehensive income rather than as a component of other comprehensive income (loss) or other income (expense).

The Company has master netting agreements on individual crude oil contracts with certain counterparties and therefore the current asset and liability are netted on the balance sheet and the non-current asset and liability are netted on the balance sheet for contracts with these counterparties.

Crude Oil Derivative Contracts Cash-flow Hedge

Prior to November 1, 2009, all derivative positions that qualified for hedge accounting were designated on the date the Company entered into the contract as a hedge against the variability in cash flows associated with the forecasted sale of future crude oil production. The cash flow hedges were valued at the end of each period and adjustments to the fair value of the contract prior to settlement were recorded on the statement of stockholders’ equity as other comprehensive income. Upon settlement, the gain (loss) on the cash flow hedge was recorded as an increase or decrease in revenue on the statements of comprehensive income. The Company reports average crude oil and natural gas prices and revenues including the net results of hedging activities.

The net mark-to-market loss on the Company’s remaining swaps that qualified for cash flow hedge accounting at the date the decision was made to discontinue hedge accounting totaled approximately $101,000 as of December 31, 2011. The Company has recorded that amount as accumulated other comprehensive income in stockholders’ equity and the entire amount was amortized into revenues as the original forecasted hedged crude oil production occurred in the first quarter of 2012.

Crude Oil Derivative Contracts Cash-flow Not Designated as Hedges

The Company had a realized loss on settled derivatives of $391,420, $13,407,878 and $469,607 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company had an unrealized gain (loss) on derivative instruments of $15,147,122, $3,072,229 and ($14,545,477) for the years ended December 31, 2012, 2011 and 2010, respectively.

The following table reflects open commodity swap contracts as of December 31, 2012, the associated volumes and the corresponding fixed price.

Settlement Period	Oil (Barrels)	Fixed Price
Swaps — Crude Oil
01/01/13 – 12/31/14	480,000	$91.65
01/01/13 – 12/31/13	300,000	89.50
01/01/13 – 12/31/13	240,000	91.10
01/01/13 – 12/31/13	120,000	94.50
07/01/13 – 12/31/13	60,000	102.30
01/01/14 – 06/30/14	300,000	89.50
01/01/14 – 06/30/14	240,000	90.00
07/01/14 – 12/31/14	120,000	90.00
01/01/14 – 12/31/14	120,000	91.35
01/01/14 – 12/31/14	120,000	90.00
01/01/14 – 12/31/14	240,000	90.15
01/01/14 – 12/31/14	240,000	91.00
01/01/14 – 06/30/14	240,000	100.00
07/01/14 – 12/31/14	120,000	90.00
07/01/14 – 12/31/14	120,000	93.50
07/01/14 – 12/31/14	30,000	90.58

As of December 31, 2012, the Company had a total volume on open commodity swaps of 3,090,000 barrels at a weighted average price of approximately $91.72.

The following table reflects the weighted average price of open commodity derivative contracts as of December 31, 2012, by year with associated volumes.

Weighted Average Price Of Open Commodity Swap Contracts
Year	Volumes (Bbl)	Weighted Average Price
2013	960,000	$91.86
2014	2,130,000	91.65

In addition to the open commodity swap contracts the Company has entered into costless collars. The costless collars are used to establish floor and ceiling prices on anticipated crude oil production. There were no premiums paid or received by the Company related to the costless collar agreements. The following table reflects open costless collar agreements as of December 31, 2012.

Term	Oil (Barrels)	Floor/Ceiling Price	Basis
Costless Collars — Crude Oil
01/01/13 – 12/31/13	149,515	$90.00/$103.50	NYMEX
01/01/13 – 12/31/13	139,791	$90.00/$106.50	NYMEX
01/01/13 – 12/31/13	224,900	$90.00/$110.00	NYMEX
01/01/13 – 12/31/13	182,269	$95.00/$107.00	NYMEX
01/01/13 – 12/31/13	480,000	$95.00/$110.70	NYMEX
01/01/13 – 12/31/13	760,794	$85.00/$98.00	NYMEX
01/01/13 – 12/31/13	120,000	$90.25/$97.95	NYMEX
07/01/13 – 12/31/13	96,000	$95.00/$106.90	NYMEX
01/01/14 – 12/31/14	240,000	$90.00/$99.05	NYMEX

The following table sets forth the amounts, on a gross basis, and classification of the Company’s outstanding derivative financial instruments at December 31, 2012 and 2011, respectively. Certain amounts may be presented on a net basis on the consolidated financial statements when such amounts are with the same counterparty and subject to a master netting arrangement:

		December 31, Estimated Fair Value
Type of Crude Oil Contract	Balance Sheet Location	2012	2011
Derivative Assets:
Swap Contracts	Current assets/liabilities	$680,647	$285,126
Swap Contracts	Non-current assets	1,977,722	—
Costless Collars	Current assets/liabilities	11,769,415	1,932,884
Costless Collars	Non-current asset/liabilities	5,629,996	8,766,484

Total Derivative Assets		$20,057,780	$10,984,494

Derivative Liabilities:
Swap Contracts	Current assets/liabilities	$(2,037,070)	$(8,383,588)
Swap Contracts	Non-current assets	(3,170,945)	—
Costless Collars	Current assets/liabilities	(6,317,795)	(3,197,490)
Costless Collars	Non-current assets/liabilities	(5,221,510)	(11,341,387)

Total Derivative Liabilities		$(16,747,320)	$(22,922,465)

The following disclosures are applicable to the Company’s financial statements, as of December 31, 2012, 2011 and 2010:

Derivative Type	Location of Loss for Effective and Ineffective Portion of Derivative in Income	Amount of Loss Reclassified from AOCI into Income
		Year Ended December 31
		2012	2011	2010
Commodity – Cash Flow	Loss on Settled Derivatives	$101,309	$1,157,775	$1,157,554

The use of derivative transactions involves the risk that the counterparties will be unable to meet the financial terms of such transactions. In some instances, the Company has netting arrangements with its counterparties that provide for offsetting payables against receivables from separate derivative instruments.

NOTE 16    EARNINGS PER SHARE

The following is a reconciliation of the numerator and denominator used to calculate basic earnings per share and diluted earnings per share for the years ended December 31, 2012, 2011, and 2010:

	2012			2011			2010
	Net Income	Shares	Per Share	Net Income	Shares	Per Share	Net Income	Shares	Per Share
Basic EPS	$72,284,624	62,485,836	$1.16	$40,611,492	61,789,289	$0.66	$6,917,300	50,387,203	$0.14
Dilutive Effect of Options	—	383,243	(0.01)	—	406,051	(0.01)	—	391,042

Diluted EPS	$72,284,624	62,869,079	$1.15	$40,611,492	62,195,340	$0.65	$6,917,300	50,778,245	$0.14

For the year ended December 31, 2012 and 2011 restricted stock of 18,348 and 29,876 shares of common stock were excluded from EPS due to the anti-dilutive effect.

NOTE 17    EMPLOYEE BENEFIT PLANS

In 2009, the Company adopted a defined contribution 401(k) plan for substantially all of its employees. The plan provides for Company matching of employee contributions to the plan, at the Company’s discretion. During 2012, 2011 and 2010, the Company provided a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum allowable amount. The Company contributed approximately $189,000, $103,000 and $80,000 to the 401(k) plan for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 18    SEVERANCE ARRANGEMENTS

The Company’s former president, Ryan Gilbertson, resigned effective October 1, 2012. In connection with his resignation, the Company and Mr. Gilbertson entered into a separation and release agreement and a consulting agreement (collectively, the “New Agreements”), which terminate and supersede his prior employment agreement with the Company (except for certain surviving provisions). Pursuant to the New Agreements, Mr. Gilbertson’s outstanding and unvested restricted stock awards will continue to vest on their original vesting schedules, so long as Mr. Gilbertson does not terminate the consulting agreement and the Company does not terminate the consulting agreement for cause (as defined). In addition, pursuant to the New Agreements the Company will (i) provide Mr. Gilbertson with a prorated portion of his 2012 year-end bonus (based on predetermined performance metrics and as determined by the Company’s compensation committee following the end of 2012), (ii) buy out the lease and transfer title to Mr. Gilbertson on his Company-leased vehicle, and (iii) reimburse Mr. Gilbertson for continuation coverage pursuant to COBRA on the Company’s health plans for up to 18 months.

In connection with the New Agreements, the Company concluded the unvested restricted stock awards were modified in connection with the change in Mr. Gilbertson’s employment status and service requirements. Because the Company expects Mr. Gilbertson’s awards will vest under the modified conditions but his period of active service in substance has concluded, $4.3 million of share based compensation costs was reflected in general and administrative expense during the third quarter of 2012 related to the modified awards. Additionally, the cash expenses estimated for Mr. Gilbertson’s prorated 2012 bonus, Company-leased vehicle and continuation coverage pursuant to COBRA was estimated at approximately $0.6 million and was reflected in general and administrative expense during the third quarter of 2012.

On October 16, 2012, the Company terminated the employment of its Chief Operating Officer, James R. Sankovitz. Mr. Sankovitz’s termination was “not for cause” under his existing employment agreement with the Company, and as a result he is entitled to certain severance benefits which includes a single lump-sum payment of one times his $325,000 base salary. In addition, the Company agreed to buy out the lease and transfer title to Mr. Sankovitz on his Company-leased vehicle, and reimburse Mr. Sankovitz for continuation coverage pursuant to COBRA on the Company’s health plans for up to 18 months.

SUPPLEMENTAL OIL AND GAS INFORMATION

(UNAUDITED)

Oil and Natural Gas Exploration and Production Activities

Oil and gas sales reflect the market prices of net production sold or transferred with appropriate adjustments for royalties, net profits interest, and other contractual provisions. Production expenses include lifting costs incurred to operate and maintain productive wells and related equipment including such costs as operating labor, repairs and maintenance, materials, supplies and fuel consumed. Production taxes include production and severance taxes. Depletion of crude oil and natural gas properties relates to capitalized costs incurred in acquisition, exploration, and development activities. Results of operations do not include interest expense and general corporate amounts. The results of operations for the company’s crude oil and natural gas production activities are provided in the Company’s related statements of income.

Costs Incurred and Capitalized Costs

The costs incurred in crude oil and natural gas acquisition, exploration and development activities are highlighted in the table below.

	Year Ended December 31,
	2012	2011	2010
Costs Incurred for the Year:
Proved Property Acquisition	$24,791,828	$53,497,199	$2,236,167
Unproved Property Acquisition	27,304,425	57,867,660	72,308,719
Development	485,392,505	302,594,511	123,933,003

Total	$537,488,758	$413,959,370	$198,477,889

Excluded costs for unproved properties are accumulated by year. Costs are reflected in the full cost pool as the drilling costs are incurred or as costs are evaluated and deemed impaired. The Company anticipates these excluded costs will be included in the depletion computation over the next five years. The Company is unable to predict the future impact on depletion rates. The following is a summary of capitalized costs excluded from depletion at December 31, 2012 by year incurred.

	Year Ended December 31,
	2012	2011	2010	Prior Years
Property Acquisition	$18,629,120	$33,133,410	$16,868,094	$14,103,615
Development	193,017	—	—	—

Total	$18,822,137	$33,133,410	$16,868,094	$14,103,615

Oil and Natural Gas Reserves and Related Financial Data

Information with respect to the Company’s crude oil and natural gas producing activities is presented in the following tables. Reserve quantities, as well as certain information regarding future production and discounted cash flows, were determined by Ryder Scott Company, independent petroleum consultants based on information provided by the Company.

Oil and Natural Gas Reserve Data

The following tables present the Company’s independent petroleum consultants’ estimates of its proved crude oil and natural gas reserves. The Company emphasizes that reserves are approximations and are expected to change as additional information becomes available. Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

	Natural Gas (MCF)	Oil (BBLS)
Proved Developed and Undeveloped Reserves at December 31, 2009	1,760,923	5,815,579

Revisions of Previous Estimates	625,103	514,899
Extensions, Discoveries and Other Additions	8,298,347	8,513,064
Production	(234,411)	(849,845)

Proved Developed and Undeveloped Reserves at December 31, 2010	10,449,962	13,993,697

Revisions of Previous Estimates	(940,065)	924,434
Extensions, Discoveries and Other Additions	20,959,474	28,750,826
Production	(800,207)	(1,791,979)

Proved Developed and Undeveloped Reserves at December 31, 2011	29,669,164	41,876,978

Revisions of Previous Estimates	(1,410,547)	812,371
Extensions, Discoveries and Other Additions	14,788,384	21,490,244
Production	(1,768,872)	(3,465,312)
Proved Developed and Undeveloped Reserves at December 31, 2012	41,278,129	60,714,281

Proved Developed Reserves:
December 31, 2009	727,237	2,247,718

December 31, 2010	3,513,427	5,840,745

December 31, 2011	8,452,653	14,338,576

December 31, 2012	17,350,166	27,345,824

Proved Undeveloped Reserves
December 31, 2009	1,033,686	3,567,861

December 31, 2010	6,936,535	8,152,952

December 31, 2011	21,216,511	27,538,402

December 31, 2012	23,927,963	33,368,457

Proved reserves are estimated quantities of crude oil and natural gas, which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are included for reserves for which there is a high degree of confidence in their recoverability and they are scheduled to be drilled within the next five years.

Standardized Measure of Discounted Future Net Cash Inflows and Changes Therein

The following table presents a standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating proved crude oil and natural gas were prepared in accordance with the provisions of ASC 932-235-555 (formerly SFAS 69). Future cash inflows were computed by applying average prices of crude oil and natural gas for the last 12 months to estimated future production. Future production and development costs were computed by estimating the expenditures to be incurred in developing and producing the proved crude oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. Future income tax expenses were calculated by applying appropriate year end tax rates to future pretax cash flows relating to proved crude oil and natural gas reserves, less the tax basis of properties involved and tax credits and loss carry forwards relating to crude oil and natural gas producing activities. Future net cash flows are discounted at the rate of 10% annually to derive the standardized measure of discounted future cash flows. Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of the Company’s crude oil and natural gas reserves.

	Year Ended December 31,
	2012	2011	2010
Future Cash Inflows	$5,353,167,000	$3,959,403,500	$1,038,703,438
Future Production Costs	(1,436,711,062)	(925,165,656)	(271,843,571)
Future Development Costs	(846,363,500)	(624,607,500)	(161,853,922)
Future Income Tax Expense	(817,296,323)	(740,132,743)	(199,197,425)

Future Net Cash Inflows	$2,252,796,115	$1,669,497,601	$405,808,520

10% Annual Discount for Estimated Timing of Cash Flows	(1,211,441,321)	(830,800,217)	(195,195,729)

Standardized Measure of Discounted Future Net Cash Flows	$1,041,354,794	$838,697,384	$210,612,791

The twelve month average prices were adjusted to reflect applicable transportation and quality differentials on a well-by-well basis to arrive at realized sales prices used to estimate the Company’s reserves. The price of other liquids is included in natural gas. The prices for the Company’s reserve estimates were as follows:

	Natural Gas MCF	Oil Bbl
December 31, 2012	$4.78	$84.92

December 31, 2011	$6.18	$90.17

December 31, 2010	$5.04	$70.46

Changes in the Standardized Measure of Discounted Future Net Cash Flows at 10% per annum follow:

	Year Ended December 31,
	2012	2011	2010
Beginning of Period	$838,697,384	$210,612,791	$67,806,561
Sales of Oil and Natural Gas Produced, Net of Production Costs	(235,769,953)	(132,095,155)	(50,721,827)
Extensions and Discoveries	455,623,034	756,304,288	185,403,280
Previously Estimated Development Cost Incurred During the Period	193,669,706	23,941,194	3,350,016
Net Change of Prices and Production Costs	(179,505,191)	140,217,589	88,564,348
Change in Future Development Costs	(112,995,358)	(11,285,152)	(3,003,304)
Revisions of Quantity and Timing Estimates	15,687,427	13,491,953	(3,237,346)
Accretion of Discount	110,133,321	29,551,146	8,781,249
Change in Income Taxes	16,584,302	(177,737,162)	(84,898,666)
Purchase of Reserves in Place		—	—
Other	(60,769,878)	(14,304,107)	(1,431,520)

End of Period	$1,041,354,794	$838,697,384	$210,612,791

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Quarterly data for the years end December 31, 2012, 2011, and 2010 is as follows:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2012
Total Revenues	$50,522,992	$119,207,601	$60,095,613	81,746,684
Unrealized (Loss) Gain on Derivative Instruments	(9,364,913)	49,799,311	(22,308,470)	(2,978,806)
Expenses(1)	35,695,832	44,013,801	54,376,314	48,350,512
Income (Loss) from Operations	14,827,160	75,193,800	5,719,299	33,396,172
Other Income (Expense)	(195,899)	(2,727,404)	(5,205,716)	(5,721,016)
Income Tax Provision (Benefit)	5,825,350	28,840,000	213,422	8,123,000
Net Income (Loss)	8,805,911	43,626,396	300,161	19,552,156
Net Income (Loss) Per Common Share — Basic	(0.14)	0.70	—	0.31
Net Income (Loss) Per Common Share — Diluted	(0.14)	0.70	—	0.31

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2011
Total Revenues	$2,526,749	$50,826,098	$69,050,038	$26,986,208
Unrealized (Loss) Gain on Derivative Instruments	(21,278,629)	20,848,232	27,105,400	(23,605,774)
Expenses	14,859,331	17,103,690	23,079,016	27,096,826
Income (Loss) from Operations	(12,332,582)	33,722,408	45,971,022	(110,618)
Other Income (Expense)	767,040	(229,508)	(180,800)	(160,170)
Income Tax Provision (Benefit)	(4,507,700)	13,060,000	17,173,000	1,110,000
Net Income (Loss)	(7,057,842)	20,432,900	28,617,222	(1,380,788)
Net Income (Loss) Per Common Share — Basic	(0.11)	0.33	0.46	(0.02)
Net Income (Loss) Per Common Share — Diluted	(0.11)	0.33	0.46	(0.02)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2010
Total Revenues	$7,221,514	$16,231,773	$9,883,821	$11,221,992
Unrealized (Loss) Gain on Derivative Instruments	(900,816)	303,919	(6,449,577)	(7,499,003)
Expenses	4,596,936	6,133,565	8,159,485	14,163,826
Income (Loss) from Operations	2,624,578	10,098,208	1,724,336	(2,941,834)
Other Income (Expense)	(87,948)	(144,342)	(117,110)	180,412
Income Tax Provision (Benefit)	977,000	3,833,000	620,000	(1,011,000)
Net Income (Loss)	1,559,630	6,120,866	987,226	(1,750,422)
Net Income (Loss) Per Common Share — Basic	0.04	0.12	0.02	(0.03)
Net Income (Loss) Per Common Share — Diluted	0.04	0.12	0.02	(0.03)

(1)	General and administrative expenses include $5.5 million and $0.6 million in severance expenses in connection with the departures of our president and our chief operating officer in the third and fourth quarters of 2012, respectively.

PROSPECTUS

Northern Oil and Gas, Inc.

$200,000,000

8.000% Senior Notes due 2020

We may offer from time to time up to $200,000,000 aggregate principal amount of 8.000% senior notes due 2020 of Northern Oil and Gas, Inc., which we refer to in this prospectus as the “notes,” for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future time. We will provide specific terms of any offering of the notes in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference in this prospectus, carefully before you invest.

See the “Risk Factors” section in any prospectus supplement hereto, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2012 (which is incorporated herein by reference), to read about factors you should consider before purchasing the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell the notes on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of notes. If any agents, dealers or underwriters are involved in the sale of any notes, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of notes also will be set forth in the applicable prospectus supplement.

The date of this prospectus is May 8, 2013.

Prospectus

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf process, over time, we may sell the notes described in this prospectus or in any applicable prospectus supplement in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the notes we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated below under the heading “Where You Can Find More Information.”

Each time we sell notes, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the documents incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

When we refer to “our company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Northern Oil and Gas, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the notes offered by this prospectus and any accompanying prospectus supplement. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus and any accompanying prospectus supplement are part of that registration statement. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the notes we are offering pursuant to this prospectus and any accompanying prospectus supplement, you should refer to the registration statement and its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and website referred to above.

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The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering is complete:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	our Current Report on Form 8-K filed on April 2, 2013.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Northern Oil and Gas, Inc.

Attention: Corporate Secretary

315 Manitoba Avenue — Suite 200

Wayzata, MN 55391

952-476-9800

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in these documents, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and natural gas prices; our ability to raise or access capital; general economic or industry conditions, nationally and/or in the communities in which our company conducts business; changes in the interest rate environment; legislation or regulatory requirements; conditions of the securities markets; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products and prices.

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We have based any forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements in the “Risk Factors” sections of any accompanying prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2012 and other sections of this prospectus, any accompanying prospectus supplement and documents incorporated by reference herein and therein that describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

THE COMPANY

We are an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties, primarily in the Bakken and Three Forks formations within the Williston Basin in North Dakota and Montana. We believe the location, size and concentration of our acreage position in one of North America’s leading unconventional oil-resource plays will provide drilling and development opportunities that result in significant long-term value. Our primary focus is oil exploration and production through non-operated working interests in wells drilled and completed in spacing units that include our acreage. As a non-operator, we are able to diversify our investment exposure by participating in a large number of gross wells, as well as entering into more project areas by partnering with numerous experienced operating partners. In addition, because we can elect to participate on a well-by-well basis, we believe we have increased flexibility in the timing and amount of our capital expenditures because we are not burdened with various contractual development agreements or a large operating support staff. Further, we are able to avoid exploratory costs incurred by many oil and gas producers.

Northern Oil and Gas, Inc. is a Minnesota corporation. Our corporate offices are located at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota, and our phone number is (952) 476-9800. Our website address is www.northernoil.com. Our periodic reports and other information filed with or furnished to the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale by us of the notes to which this prospectus relates will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating the ratios of earnings to fixed charges, “earnings” consist of net income, plus fixed charges, plus net losses attributable to non-controlling interest. “Fixed charges” consist of interest expensed

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and capitalized, amortized expenses related to indebtedness and an estimate of interest expense within rental expense. The ratios were calculated by dividing the sum of “earnings” by the sum of “fixed charges.”

	Years Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	50.7x	4.1x	18.2x	67.6x	6.5x	2.8x

DESCRIPTION OF NOTES

We may issue from time to time, in one or more offerings, up to $200,000,000 aggregate principal amount of our 8.000% senior notes due 2020. The notes will be issued under an indenture, dated as of May 18, 2012, between our company and Wilmington Trust, National Association, as trustee. We will set forth in the applicable prospectus supplement a full description of the notes and terms of the offering, including the public offering price and amount and uses of the net proceeds to us.

PLAN OF DISTRIBUTION

We may sell the offered notes (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; (d) through a combination of any of these methods of sale; or (e) as otherwise described in the applicable prospectus supplement. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the notes and certain other matters will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements as of December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2010 included in the Company’s Form 10-K and incorporated by reference in this Prospectus have been audited by Mantyla McReynolds LLC, an independent registered public accounting firm as stated in their report. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of our oil and gas reserves included or incorporated by reference herein were based in part upon reports prepared by Ryder Scott Company, L.P., independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

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$200,000,000

8.000% Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

RBC Capital Markets

BMO Capital Markets

SunTrust Robinson Humphrey

Senior Co-Managers

CAPITAL ONE SOUTHCOAST

KEYBANC CAPITAL MARKETS

SCOTIABANK

US BANCORP

Co-Managers

BB&T CAPITAL MARKETS

BOSC, INC.

CANACCORD GENUITY

C.K. COOPER & COMPANY

GLOBAL HUNTER SECURITIES

ING

MACQUARIE CAPITAL

SANTANDER

May 8, 2013